Exhibit 99.1

This document is important and requires your immediate attention.  If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.  No securities regulatory authority in Canada or the United States has expressed an opinion about, or passed upon the fairness or merits of, the transactions described in this document, the securities offered pursuant to such transaction or the adequacy of the information contained in this document and it is an offence to claim otherwise.

Notice of Meeting and
Information Circular
for the
Special Meeting of Shareholders of
Ashton Mining of Canada Inc.
to be held on
January 15, 2007

Dated December 18, 2006

Notice of Special Meeting of Shareholders

Notice is hereby given that a Special Meeting (the “Meeting”) of holders (the “Shareholders”) of common shares (“Common Shares”) of Ashton Mining of Canada Inc. (“Ashton”) will be held on Monday, January 15, 2007 at 11:00 a.m. (Vancouver time) in the Connaught Room of the Metropolitan Hotel, 645 Howe Street, Vancouver, British Columbia, for the following purposes:

1.                                       to consider and, if thought advisable, to approve, with or without variation, a resolution of the Shareholders (the “Amalgamation Resolution”), the full text of which resolution is provided in Appendix “A” to the Information Circular that accompanies this Notice (the “Information Circular”), authorizing and approving by special resolution and by “minority approval” the amalgamation (the “Amalgamation”) of Ashton and 4370937 Canada Inc. (“Newco”), a wholly-owned subsidiary of Stornoway Diamond Corporation (“Stornoway”), upon the terms and conditions set forth in the amalgamation agreement entered into as of December 18, 2006 among Ashton, Newco and Stornoway, a copy of which is attached as Appendix “B” to the Information Circular (the “Amalgamation Agreement”); and

2.                                       to transact such other business as may be properly brought before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Friday, December 8, 2006 as the record date for determining the Shareholders who are eligible to receive a notice of and vote at the Meeting.

Shareholders may attend the Meeting in person or be represented by proxy.  Registered Shareholders who are unable to attend the Meeting or any adjournment thereof in person are requested to complete, date and sign the enclosed form of proxy and return it for use at the Meeting or any adjournment thereof to Ashton’s registrar and transfer agent, Computershare Investor Services Inc., Attn: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 not later than 5:00 p.m. (Eastern Standard Time), on Thursday, January 11, 2007, or if the Meeting is adjourned, not less than 48 hours (excluding Saturdays and holidays) before the time for holding the adjourned Meeting.

Unregistered beneficial Shareholders whose Common Shares are registered in the name of a broker, investment dealer, bank, trust company or other intermediary (an “Intermediary”) are asked to take particular note of the information that appears in the Information Circular under the heading “Voting of Shares Beneficially Owned by Unregistered Shareholders”.  As explained therein, these Shareholders are asked to complete the voting instruction form provided to them and to return the form by mail or facsimile to their Intermediary in accordance with the instructions provided on the form.  Alternatively, where the voting instruction form so indicates, unregistered beneficial Shareholders may also exercise their votes by telephone or through the internet.

2

Pursuant to Section 190 of the Canada Business Corporations Act (the “CBCA”), a Registered Shareholder may dissent in respect of the Amalgamation Resolution.  If the Amalgamation is completed, a dissenting Registered Shareholder who has complied with the procedures set forth in the CBCA will be entitled to be paid the fair value of his or her Common Shares.  The dissent rights are described in the Information Circular, a summary of the dissent procedure is provided in Appendix “C” to the Information Circular and the text of Section 190 of the CBCA is replicated in Appendix “D” to the Information Circular.  A Registered Shareholder who fails to adhere strictly to the requirements of Section 190 of the CBCA may compromise or lose the right to dissent.

Dated at North Vancouver, British Columbia, December 18, 2006.

BY ORDER OF THE BOARD OF
DIRECTORS

(Signed) “Michael J. Hardin”

Michael J. Hardin
General Counsel and Corporate Secretary

TABLE OF CONTENTS

NOTICE TO UNITED STATES SECURITYHOLDERS	4	Certain United States Federal Income Tax Considerations	35
FORWARD-LOOKING STATEMENTS	4	RISK FACTORS RELATING TO THE AMALGAMATION	38
CURRENCY AND EXCHANGE RATE INFORMATION	5	INFORMATION RELATING TO ASHTON	39
INFORMATION CONCERNING STORNOWAY	5	Incorporation	39
INFORMATION CONCERNING CONTACT	5	Documents Incorporated by Reference	40
SUMMARY	6	Recent Developments	41
Date, Time and Place of Meeting	6	Description of the Business	41
Record Date	6	Directors and Officers	42
Purpose of the Meeting	6	Description of Share Capital	44
Consideration Available under the Amalgamation	6	Stock Options and Warrants	44
Details of the Amalgamation Agreement	6	Price Range and Trading Volume of Common Shares	45
Procedures for Making Consideration Election and Receiving		Effect of the Amalgamation on Markets and Listings	45
Payment	7	Previous Distributions	46
Acceptance by Book-Based Transfer in Canada	8	Dividends	46
Background to the Amalgamation	9	Executive Compensation	46
Shareholder Approval and other Legal Matters	9	Executive Employment Contracts	47
Valuation Matters	9	Risk Factors	48
Rights of Dissenting Shareholders	10	Material Contracts	50
Establishment and Deliberations of the Independent Review		Legal Proceedings	50
Committee	10	Expert	50
Valuation and Fairness Opinion	10	Auditors, Transfer Agents and Registrars	50
Recommendation of the Independent Committee	10	INFORMATION CONCERNING STORNOWAY, NEWCO
Recommendation of the Board of Directors	10	AND CONTACT	51
Canadian Federal Income Tax Considerations	11	Name, Address and Incorporation	51
United States Federal Income Tax Considerations	11	Intercorporate Relationships	51
Risk Factors	11	General Description of Stornoway’s Business	51
GLOSSARY OF TERMS	12	Documents Incorporated by Reference	52
GENERAL PROXY INFORMATION	16	Exploration Update – Stornoway’s Advanced Properties	54
Solicitation of Proxies	16	Description of Capital Structure	57
Appointment and Revocation of Proxies by Registered		Price Range and Trading Volumes of Stornoway Shares	57
Shareholders	16	Bridge Loan Facility	58
Voting of Proxies Submitted by Registered Shareholders	16	Principal Holders of Voting Securities	58
Voting of Shares Beneficially Owned by Beneficial		Options to Purchase Stornoway Securities	59
Shareholders	17	Consolidated Capitalization	59
VOTING SECURITIES AND PRINCIPAL HOLDERS		Directors and Officers	60
THEREOF	18	Risks Relating to Stornoway	61
THE AMALGAMATION	18	Material Contracts	64
Consideration Available under the Amalgamation	18	Legal Proceedings	65
Details of the Amalgamation Agreement	18	Experts	65
Allocation of Maximum Cash Consideration	19	Auditors, Transfer Agents and Registrars	65
Procedures for Making Consideration Election and Receiving		Dividends	66
Payment	22	Newco	66
Acceptance by Book-Based Transfer in Canada	23	INTEREST OF INFORMED PERSONS IN MATERIAL	66
Treatment of Ashton Options and Ashton Warrants	23	TRANSACTIONS
Background to the Amalgamation	23	INTEREST OF CERTAIN PERSONS OR COMPANIES IN	66
Shareholder Approval and other Legal Matters	25	MATTERS TO BE ACTED UPON
Valuation Matters	25	LEGAL MATTERS	66
Judicial Developments	26	OTHER MATERIAL FACTS	66
Interests of Certain Persons in the Amalgamation	26	ADDITIONAL INFORMATION	67
Rights of Dissenting Shareholders	26	APPROVAL OF BOARD	68
Establishment and Deliberations of the Independent		CONSENT OF SPROTT SECURITIES INC.	69
Review Committee	27	CONSENT OF AUDITORS	70
Valuation and Fairness Opinion	28	APPENDIX “A” AMALGAMATION RESOLUTION
Recommendation of the Independent Committee	30	APPENDIX “B” AMALGAMATION AGREEMENT
Recommendation of the Board of Directors	30	APPENDIX “C” SUMMARY OF PROCEDURE TO EXERCISE
Lost Certificates	31	DISSENT RIGHT
Delivery Requirements	32	APPENDIX “D” SECTION 190 OF THE CBCA
Prescription Period	32	APPENDIX “E” COMPARISON OF CBCA AND BCBCA
Pro Forma Consolidated Financial Statements of		APPENDIX “F” PRO FORMA CONSOLIDATED FINANCIAL
Stornoway	32	STATEMENTS OF STORNOWAY
Certain Canadian Federal Income Tax Considerations	32	APPENDIX “G” VALUATION AND FAIRNESS OPINION

FREQUENTLY ASKED QUESTIONS

What is the purpose of the Meeting?

The purpose of the Meeting is to consider the proposed Amalgamation under which, if the Amalgamation Resolution is approved, Ashton will amalgamate with Newco to form Amalco, a wholly-owned subsidiary of Stornoway.

What will be requested from me for the Meeting?

You will be requested to consider, and, if thought advisable to, approve the Amalgamation Resolution.  If you are not attending the Meeting in person, you should submit a form of proxy.  You should also submit your election of the form of consideration you wish to receive if the Amalgamation is completed.  Details are provided below.

What will I receive in exchange for my Common Shares if the Amalgamation is completed?

Subject to the terms of the Amalgamation Agreement, you may choose either of the following:

1.               Cash Consideration Election - You will receive $1.25 in cash for each Common Share, subject to the pro ration of Maximum Cash Consideration.  Approximately $13.6 million is available for pro ration to Shareholders making the Cash Consideration Election.  If pro ration is applicable, you will receive a combination of cash and Stornoway Shares; or

2.               Share Consideration Election - You will receive one Stornoway Share and $0.01 for each Common Share.

If all Shareholders validly make the Cash Consideration Election, as a result of the pro ration, you would receive approximately $0.59 and 0.53 of a Stornoway Share for each Common Share.

If you fail to make a valid consideration election before the Election Deadline of 5:00 p.m. (Eastern Standard Time) on Thursday, January 11, 2007, you will be deemed to have made the Share Consideration Election and will receive one Stornoway Share and $0.01 for each Common Share.

If you make the Cash Consideration Election and a pro ration of cash and Stornoway Shares is the result, no fractional Stornoway Shares will be issued.  The number of Stornoway Shares to which you will be entitled will be rounded up or down, as necessary.

How do I make the Cash Consideration Election or Share Consideration Election?

In the Consideration Election and Transmittal Form, you are asked to indicate whether you wish to make the Cash Consideration Election or the Share Consideration Election by checking the appropriate box on the form.  The Consideration Election and Transmittal Form, together with your Share Certificate and all other required documents must be received by the Depositary by 5:00 p.m. (Eastern Standard Time) on Thursday, January 11, 2007 if you wish to make the Cash Consideration Election.

If you are a Beneficial Shareholder and hold your Common Shares through an Intermediary, you should provide your Intermediary with instructions as to your election and complete the documentation provided to you by your Intermediary, if any, by the deadline specified by your Intermediary.

How do I exercise my vote on the Amalgamation Resolution?

You can exercise your right to vote on the Amalgamation Resolution by either attending the Meeting in person or by completing and submitting the form of proxy included with the Information Circular.  If you are a Beneficial Shareholder whose Common Shares are registered in the name of an Intermediary, you should complete the voting instruction form provided by your Intermediary, and submit the completed voting instruction form as instructed by your Intermediary.

Did the Independent Committee retain a financial advisor?

Yes, the Independent Committee and the Board of Directors retained Sprott Securities as an independent financial advisor in connection with the Amalgamation.

Has a valuation been obtained?

Yes, Sprott Securities has conducted a valuation of both the Common Shares and the non-cash consideration to be received by Shareholders under the Amalgamation.  A copy of the Valuation and Fairness Opinion is attached to this Information Circular as Appendix “G”.

Has a fairness opinion been obtained?

Yes, Sprott Securities has provided an opinion to the Board of Directors concluding that the consideration to be received by Shareholders under the Amalgamation is fair from a financial point of view to Shareholders, other than Stornoway and its associates and affiliates.  A copy of the Valuation and Fairness Opinion is attached to this Information Circular as Appendix “G”.

Has the Board of Directors recommended to Shareholders how to vote on the Amalgamation Resolution?

Yes, the Board of Directors has recommended that Shareholders vote in favour of the Amalgamation Resolution.  The reasons for this recommendation, which include the recommendation of the Independent Committee and the conclusion of the Valuation and Fairness Opinion from Sprott Securities, are set forth in the Information Circular under the heading “The Amalgamation – Recommendation of the Board of Directors”.

As a United States Shareholder, will I be treated differently?

No.  You have the same voting rights and consideration alternatives as other Shareholders.  However, U.S. Shareholders may have different tax consequences from Canadian Shareholders.

Do I have dissent rights in connection with the Amalgamation and how do I exercise these rights?

Registered Shareholders may dissent in respect of the Amalgamation.  Shareholders who wish to dissent must strictly comply with the statutory requirements for exercising their dissent rights.  For Beneficial Shareholders, this includes, as an initial step, that you instruct your Intermediary to register your Common Shares in your name.

To exercise your dissent rights, you must deliver to Ashton a written notice of objection to the Amalgamation Resolution, such documentation to be received by Ashton at or before the Meeting.  If you are considering exercising your right of dissent, you should specifically refer to the summary of this right contained in Appendix “C” to this Information Circular and the text of Section 190 of the CBCA contained in Appendix “D” to this Information Circular.

Ashton recommends that if you are seeking to exercise such right to dissent, you should obtain your own legal advice as to the manner of exercising such right and the implications for you as a Shareholder.

What are the significant conditions to the closing of the Amalgamation?

Completion of the Amalgamation is subject to the approval of the shareholders of Ashton and Newco, including the approval of the Shareholders by both special resolution and “minority approval”, and confirmation that no material adverse effect has occurred with respect to either Ashton or Stornoway.  If the Amalgamation Resolution is approved, it is expected that the Effective Date of the Amalgamation will be on or about January 16, 2007.

Can Stornoway vote the Common Shares it acquired in the Take-Over Bid?

Yes.  For the purposes of determining “minority approval” of the Amalgamation Resolution, Stornoway is entitled to vote the Common Shares acquired by it pursuant to the Take-Over Bid.  Stornoway has indicated that it intends to vote these Common Shares (75.6% of the Common Shares) in favour of the Amalgamation Resolution.  Therefore, the Amalgamation Resolution is expected to be approved.

How will I receive payment for the consideration I have elected under the Amalgamation?

The Depositary will mail you a cheque in respect of the cash portion of the consideration you are entitled to receive under the Amalgamation, without interest, and a share certificate representing the Stornoway Shares to which you are entitled unless you have indicated in the Consideration Election and Transmittal Form that you wish to pick up the consideration, in which case the consideration will be made available at the offices of the Depositary for pick-up.

If the Amalgamation is not completed, your surrendered Share Certificate will be returned to you by the Depositary.

What if I have lost my Share Certificates representing my Common Shares?

The registered holder of the certificates should immediately contact the Depositary, Computershare Investor Services Inc., toll free at 1-800-564-6253 (North America) or 1-514-982-7555 (Overseas), regarding the issuance of replacement share certificates, in order that you may receive the consideration you are entitled to under the Amalgamation as promptly as possible following the Effective Date.

How will Canadian residents be taxed for Canadian income tax purposes?

In general, if you hold Common Shares as capital property, you will realize a taxable gain or loss at the time you receive cash consideration under the Amalgamation.  Similarly, the disposition of Common Shares pursuant to the exercise of a right of dissent will be a taxable transaction.  Your receipt of Stornoway Shares will generally be on a tax-deferred rollover basis.  See the discussion under “The Amalgamation – Certain Canadian Federal Income Tax Considerations” in the Information Circular.

The tax consequences of such transactions will depend upon each Shareholder’s particular circumstances and Shareholders should consult with their own tax advisors.

Who can I call with questions about the Amalgamation, for more information or to request additional copies of the Information Circular?

Please telephone Ariel Bowers, Investor Relations, at 604-983-7750.  Alternatively, you can communicate with us by e-mail at contact@ashton.ca or by facsimile to 604-987-7107.

NOTICE TO UNITED STATES SECURITYHOLDERS

This solicitation is made with respect to securities of a Canadian foreign private issuer in accordance with Canadian corporate and securities laws.  Therefore, the Information Circular and the documents incorporated by reference herein have been prepared in accordance with disclosure requirements applicable in Canada, which are different from those of the United States.  For example, information concerning the properties and operations of Ashton included and incorporated by reference herein have been prepared in accordance with Canadian disclosure standards, and may not be comparable to corresponding information for United States companies.

In addition, the historical financial information included or incorporated by reference in this Information Circular are presented in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles, which differ from United States generally accepted accounting principles.  Consequently, this information may not be comparable to the financial information of United States companies.

Enforcement by Shareholders of civil liabilities under the United States securities laws may be affected adversely by the fact that Ashton, Newco and Amalco are all organized within Canadian jurisdictions, that all of the directors and officers of Ashton, Newco and Amalco are residents of a country other than the United States, that all of the experts named in the Information Circular are residents of Canada and that a substantial portion of the assets of Ashton, Newco and Amalco and such persons are located outside of the United States.  You may not be able to bring suit against Ashton, Newco or Amalco, or the directors and officers, in a Canadian court for violations of U.S. securities laws.  It may be difficult to compel Ashton, Newco or Amalco and their directors and officers to subject themselves to a U.S. court’s judgment.

FORWARD-LOOKING STATEMENTS

Certain information included in this Information Circular and the pro forma consolidated financial statements of Stornoway herein and in the documents incorporated by reference into this Information Circular, including information relating to Stornoway or Contact, and the future financial or operating performance of Ashton and other statements that express management’s expectations or estimates of future performance, constitute forward-looking statements concerning anticipated developments in operations in future periods, planned exploration activities, the adequacy of financial resources and other events or conditions that may occur in the future.

Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “targeted”, “plans”, “possible” and similar expressions, or statements that events, conditions or results “will”, “may”, “could” or “should” occur or be achieved.  Information concerning the interpretation of drill or other exploration results and mineral resource estimates may also be deemed to be forward-looking statements, as such information constitutes a prediction of the mineralization that may be found to be present if and when a project is actually developed.

Forward-looking statements are statements about the future and are inherently uncertain.  As a result, the actual achievements of Ashton or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, financing opportunities, mineral exploration risks, supplies, infrastructure, weather and inflation, market for and marketability of diamonds, title matters, environmental regulations, permits and licenses, operating hazards and risks, competition for properties, economic conditions, dependence on management and conflicts of interest, as well as those factors discussed in greater detail in Ashton’s annual information form dated March 1, 2006 on file with the Canadian provincial securities regulatory authorities and in the Information Circular under the heading “Information Relating to Ashton – Risk Factors”.  Ashton’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and Ashton does not assume any obligation to revise forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change.  For the reasons set out above, investors should not place undue reliance on forward-looking statements.

There are certain factors related to the business combination of Ashton with Newco and Stornoway that could cause actual results to differ materially from forward-looking statements.  See “Risk Factors Relating to the Amalgamation” and “Information Concerning Stornoway, Newco and Contact – Risks Relating to Stornoway”.  These factors are not intended to represent a complete list of the factors that could affect Ashton and the combined entity.  Additional factors are noted elsewhere in the Information Circular and in the documents incorporated by reference into the Information Circular.

CURRENCY AND EXCHANGE RATE INFORMATION

All references to “$” or “dollars” in this Information Circular refer to Canadian dollars unless otherwise indicated. The noon buying rate of exchange on December 18, 2006 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was CDN$1.1574 per US$1.00.

INFORMATION CONCERNING STORNOWAY

Except as otherwise indicated, the information concerning Stornoway contained in this Information Circular, including information incorporated by reference, has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources.  Although Ashton has no knowledge that would indicate that any statements contained herein concerning Stornoway taken from or based upon such documents and records are untrue or incomplete, neither Ashton nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Stornoway’s financial statements, or for any failure by Stornoway to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Ashton.  Ashton has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Stornoway’s publicly available documents or records or whether there has been any failure by Stornoway to disclose events that may have occurred or may affect the significance or accuracy of any information.  For the purposes of the information contained in this Information Circular, and the documents incorporated by reference herein, Ashton is relying on the representation and warranty provided by Stornoway in the Amalgamation Agreement relating to the accuracy and completeness of the public disclosure record of Stornoway.

INFORMATION CONCERNING CONTACT

Except as otherwise indicated, the information concerning Contact contained in this Information Circular, including information incorporated by reference, has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Although Ashton has no knowledge that would indicate that any statements contained herein concerning Contact taken from or based upon such documents and records are untrue or incomplete, neither Ashton nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Contact’s financial statements, or for any failure by Contact to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Ashton.  Ashton has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Contact’s publicly available documents or records or whether there has been any failure by Contact to disclose events that may have occurred or may affect the significance or accuracy of any information.

SUMMARY

This summary is qualified in its entirety by the more detailed information appearing elsewhere in the Notice of Meeting and this Information Circular, including the Appendices that are incorporated into and form part of this Information Circular.  Capitalized terms used in this Summary are defined in the Glossary of Terms beginning on page 12.

Unless otherwise indicated, the information contained in this Information Circular is as of December 18, 2006.

Date, Time and Place of Meeting

The Meeting will be held in the Connaught Room of the Metropolitan Hotel, 645 Howe Street, Vancouver, British Columbia on Monday, January 15, 2007, at 11:00 a.m. (Vancouver time), unless otherwise adjourned or postponed.

Record Date

The Record Date for the determination of Shareholders entitled to receive notice of and to vote at the Meeting is December 8, 2006.  Only Shareholders of record as of December 8, 2006 are entitled to receive notice of, and vote at, the Meeting.  A person who has acquired Common Shares after December 8, 2006 is entitled to vote at the Meeting upon producing a properly endorsed Share Certificate, or otherwise establishing share ownership, and requesting before the Meeting that the person’s name be included in the list of Shareholders.

Purpose of the Meeting

The purpose of the Meeting is to consider the proposed Amalgamation under which Ashton will amalgamate with Newco to form Amalco and, if thought advisable, to approve the Amalgamation Resolution.

At the Meeting, Shareholders will be asked to consider and to vote on the Amalgamation Resolution approving the Amalgamation substantially on the terms set out in the Amalgamation Agreement.  See “The Amalgamation – Details of the Amalgamation Agreement”.  The full text of the Amalgamation Resolution is attached to this Information Circular as Appendix “A”.

Consideration Available under the Amalgamation

A Shareholder may make the Cash Consideration Election or the Share Consideration Election in respect of the consideration to be received by such Shareholder for his or her Common Shares under the Amalgamation.

1.                                       Cash Consideration Election - You will receive 125 Amalco Redeemable Preferred Shares for each Common Share that will be redeemed for an aggregate of $1.25 in cash, subject to the pro ration of Maximum Cash Consideration.  If pro ration is applicable, you will receive a combination of cash and Stornoway Shares.

2.                                       Share Consideration Election - You will receive one Stornoway Share and one Amalco Redeemable Preferred Share (that will be redeemed for $0.01 in cash) for each Common Share.  See “The Amalgamation – Procedures for Making Consideration Election and Receiving Payment”.

If you fail to make a valid election before the Election Deadline, which is 5:00 p.m. (Eastern Standard Time) on Thursday, January 11, 2007 (unless extended due to an adjournment or postponement of the Meeting), you will be deemed to have made the Share Consideration Election.

Details of the Amalgamation Agreement

If the Amalgamation is approved and the conditions set out in the Amalgamation Agreement are satisfied or waived on the Effective Date, Ashton and Newco will amalgamate and continue as one corporation.  As a result of the Amalgamation, the property of both Ashton and Newco will become the property of Amalco, and Amalco will continue to be liable for the obligations of both Ashton and Newco.  Immediately after the Amalgamation, Amalco will continue to carry on the operations of Ashton and will have the same assets and liabilities.  See “The Amalgamation – Details of the Amalgamation Agreement”.

In accordance with the terms of the Amalgamation Agreement, completion of the Amalgamation is subject to certain conditions.  The conditions include obtaining the necessary Shareholder approvals, confirming that no material adverse effect shall have occurred with respect to either Ashton or Stornoway and that immediately available funds in the amount required for the redemption of the Amalco Redeemable Preferred Shares shall have been provided to the Depositary on or before the Effective Date.  If the Amalgamation Resolution is approved, it is expected that the Effective Date of the Amalgamation will be on or about January 16, 2007.

Under the Amalgamation Agreement, each Shareholder (other than a Dissenting Shareholder or Newco) may choose to receive either Stornoway Shares or cash (subject to pro ration of the Maximum Cash Consideration).  A Shareholder who fails to make a valid election before the Election Deadline will be deemed to have made the Share Consideration Election.  See “The Amalgamation – Details of the Amalgamation Agreement”.

Shareholders who validly make the Cash Consideration Election (“Validly Electing Qualified Registered Shareholders”) will receive 125 Amalco Redeemable Preferred Shares for each Common Share held, which Amalco Redeemable Preferred Shares will be redeemed for an aggregate $1.25 in cash, subject to pro ration of the Maximum Cash Consideration.

Based on Maximum Cash Consideration available of approximately $13.6 million (calculated in accordance with the Amalgamation Agreement), and assuming all Shareholders validly make the Cash Consideration Election, as a result of the pro ration, a Validly Electing Qualified Registered Shareholder will receive approximately $0.59 and 0.53 of a Stornoway Share for each Common Share held.

For those Shareholders who make the Cash Consideration Election, the proportionate amount of cash available will increase if other Shareholders make or are deemed to have made the Share Consideration Election.

Shareholders who validly make the Share Consideration Election or who are deemed to have made the Share Consideration Election by not making a valid Cash Consideration Election before the Election Deadline will receive one Stornoway Share and one Amalco Redeemable Preferred Share (which will subsequently be redeemable for $0.01) for each Common Share held.  There is no limit on the number of Stornoway Shares and the number of Amalco Redeemable Preferred Shares that may be issued in response to the Share Consideration Election.

No fractional Stornoway Shares will be issued pursuant to the Amalgamation.  Where a Shareholder is to receive Stornoway Shares as consideration under the Amalgamation and the aggregate number of Stornoway Shares to be issued to such Shareholder would result in a fraction of a Stornoway Share being issuable, the number of Stornoway Shares to be received by such Shareholder will be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is 0.5 or less) to the nearest whole number.

If the Amalgamation is completed, following redemption of the Amalco Redeemable Preferred Shares, Amalco will become a wholly-owned subsidiary of Stornoway.  The unaudited pro forma consolidated financial statements of Stornoway, after giving effect to the Amalgamation, are set forth in Appendix “F” to this Information Circular.

Following the completion of the Amalgamation, Stornoway intends to delist the Common Shares from the TSX and to cause Amalco to cease to be a reporting issuer under applicable securities Laws.  See “Information Relating to Ashton – Effect of the Amalgamation on Markets and Listings”.

Procedures for Making Consideration Election and Receiving Payment

A Shareholder may make the Cash Consideration Election or the Share Consideration Election in respect of the consideration to be received by such Shareholder for his or her Common Shares under the Amalgamation.

In order to make the Cash Consideration Election, a Shareholder who is a Registered Shareholder (other than Newco and Dissenting Shareholders) must duly and validly complete and execute the Consideration

Election and Transmittal Form (including checking the box “Cash Consideration Election”) and must forward it, together with the Share Certificates representing the Common Shares for which the Cash Consideration Election is being made and all other required documents, to the Depositary for receipt by the Depositary no later than the Election Deadline, which is 5:00 p.m. (Eastern Standard Time) on Thursday, January 11, 2007 (unless extended due to an adjournment or postponement of the Meeting), all in accordance with the terms and instructions specified in the Consideration Election and Transmittal Form.

A Shareholder whose Common Shares are held beneficially and are registered in the name of an Intermediary should contact that Intermediary as soon as possible for instructions and assistance in making the Cash Consideration Election and delivering his or her Common Shares.  Such Intermediary, upon receipt of the election from a Beneficial Shareholder, will make the applicable election on behalf of such Beneficial Shareholder.  Beneficial Shareholders are advised to ensure that their instructions regarding their desire to make the Cash Consideration Election are provided to the Intermediary well in advance of the Meeting, in order that the Intermediary may make the appropriate election on behalf of the Beneficial Shareholder before the Election Deadline.

In order to make the Share Consideration Election, a Shareholder (other than Newco and Dissenting Shareholders) may: (i) similarly deliver the Consideration Election and Transmittal Form (checking the box “Share Consideration Election”) and all other required documents to the Depositary or provide his or her Intermediary with instruction to make the Share Consideration Election, as applicable, prior to the Election Deadline; or (ii) do nothing prior to the Election Deadline.

Any Shareholder (other than Newco and Dissenting Shareholders) who fails to validly make the Cash Consideration Election, including without limitation, failure to deliver the Consideration Election and Transmittal Form to the Depositary for receipt by the Election Deadline (or any extension thereof) as described above or failure by a Beneficial Shareholder to provide his or her Intermediary with proper direction in time to make the election before the Election Deadline, will be deemed to have made the Share Consideration Election.

Provided that a Shareholder has delivered the Consideration Election and Transmittal Form, duly completed and executed in accordance with the instructions on such form or in otherwise acceptable form, together with the Share Certificates and any other document or instrument that is required to be delivered and surrendered, Amalco shall cause the Depositary, promptly thereafter, to send to the Shareholder: (i) a cheque in an amount equal to the proceeds of the redemption of any Amalco Redeemable Preferred Shares issued to that Shareholder, without interest; and, if applicable, (ii) a share certificate representing the Stornoway Shares issued to that Shareholder, unless the Shareholder has given Ashton prior notice that he or she wishes to pick up the consideration that the Shareholder is entitled to receive, in which case it will be made available at the offices of the Depositary for pick-up.  If the Amalgamation is not completed, the Depositary will return the surrendered Share Certificates to the Shareholder.

A Consideration Election and Transmittal Form (printed on blue paper) is enclosed with this Information Circular for use by Shareholders for making the Cash Consideration Election or the Share Consideration Election and for the surrender of Share Certificates.  Instructions for making the Cash Consideration Election or the Share Consideration Election and the surrender of Share Certificates to the Depositary including the addresses of the Depositary are set forth in the Consideration Election and Transmittal Form.  See also “The Amalgamation – Prescription Period”.

Acceptance by Book-Based Transfer in Canada

Shareholders may also make their Cash Consideration Election or Share Consideration Election and deposit their Common Shares in Canada by following the procedures for book-based transfer, provided that a confirmation of the book-based transfer of such Common Shares through the Canadian Depositary for Securities (“CDS”) on-line tendering system into the Depositary’s account at CDS, is received by the Depositary at its office in Toronto, Ontario prior to the Election Deadline.  The Depositary has established an account at CDS for the purpose of the Amalgamation.  Any financial institution that is a participant in CDS may cause CDS to make the Cash Consideration Election or Share Consideration Election and to make a book-based transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with CDS procedures for such election and transfer.

Delivery of Common Shares through using the CDS book-based transfer system will constitute a valid deposit under the Amalgamation.

Shareholders who, through their respective CDS’ participants, utilize the CDSX on-line system to make the Cash Consideration Election or Share Consideration Election and deposit their Common Shares through a book-based transfer of their holdings into the Depositary’s account with CDS will be considered to have validly completed the Consideration Election and Transmittal Form and therefore such instructions received by the Depositary are considered as a valid election and deposit in accordance with the terms of the Amalgamation.

Background to the Amalgamation

On August 10, 2006, Stornoway commenced the Take-Over Bid for all of the issued and outstanding Common Shares.  Upon expiry of the Take-Over Bid on October 16, 2006, following three extensions of the bid, Stornoway acquired a cumulative 71,953,826 Common Shares pursuant to the Take-Over Bid.  These Common Shares represented approximately 75.6% of the outstanding Common Shares.  See “The Amalgamation – Background to the Amalgamation”.

In connection with the Take-Over Bid, Stornoway disclosed its intention to effect a Subsequent Acquisition Transaction to acquire all Common Shares not tendered to the Take-Over Bid.  The purpose of the Meeting is for Shareholders to consider and vote on the Amalgamation Resolution authorizing the Amalgamation to give effect to the Subsequent Acquisition Transaction.

Shareholder Approval and other Legal Matters

While Ashton, Newco and Stornoway have executed the Amalgamation Agreement, the Amalgamation will not become effective until the Shareholders have approved the Amalgamation Resolution in accordance with applicable Law.

The CBCA requires that not less than 66 2/3% of the votes cast by Shareholders present or represented by proxy at the Meeting and entitled to vote must be voted in favour of the Amalgamation Resolution to make the Amalgamation Resolution effective.

In addition, the Amalgamation constitutes a “second step business combination” or “going private transaction” under Rule 61-501 and Regulation Q-27.  Rule 61-501 and Regulation Q-27 require that, in addition to any other required Shareholder approval, in order to complete the Amalgamation, the approval of a majority of the votes cast by “minority” Shareholders must be obtained.  Under applicable Laws, Stornoway may vote the 71,953,826 Common Shares acquired under the Take-Over Bid as part of the “minority”.  The votes attached to these Common Shares are sufficient to approve the Amalgamation Resolution in accordance with the foregoing legal requirements.  Stornoway has advised Ashton that it intends to vote these Common Shares in favour of the Amalgamation Resolution.

To the knowledge of Ashton, after reasonable inquiry, none of the Common Shares will be excluded in determining whether the requisite approval of a majority of the “minority” Shareholders is obtained.

Valuation Matters

Rule 61-501 and Regulation Q-27 provide that, unless an exemption is available, a corporation proposing to carry out a second step business combination or going private transaction must prepare a valuation of the affected securities and also, in certain cases, of any non-cash consideration being offered therefor, and provide a summary of that valuation to the holders of the affected securities.  Stornoway and Ashton are entitled to rely on an exemption from the requirement for a valuation of the Common Shares and Stornoway Shares for the Amalgamation based on similar criteria to that which permit Newco to vote the Common Shares acquired by Stornoway under the Take-Over Bid as part of the “minority”, as discussed above.

Notwithstanding that there are available exemptions from the valuation requirements under Rule 61-501 and Regulation Q-27, the Independent Committee requested that Sprott Securities prepare and provide the Valuation and Fairness Opinion in accordance with the requirements of Rule 61-501 and Regulation Q-27 to enable the Board of Directors, the Independent Committee and Shareholders to make an informed decision with respect to the Amalgamation.  See “Establishment and Deliberations of the Independent Review Committee”.

Rights of Dissenting Shareholders

Under Section 190 of the CBCA, a Registered Shareholder may dissent in respect of the Amalgamation Resolution.  If the Amalgamation is completed, a Dissenting Shareholder who complies with Section 190 is entitled to be paid the fair value of the Common Shares in respect of which he or she dissented, determined as of the close of business on the day before the Amalgamation Resolution is adopted.  In order to dissent, a Registered Shareholder is required to deliver a written notice of objection to the Amalgamation Resolution to Ashton at or before the Meeting and otherwise strictly comply with the provisions of Section 190 of the CBCA.  The dissent right is described in detail under the heading “The Amalgamation – Rights of Dissenting Shareholders”.  The text of Section 190 of the CBCA is set forth in Appendix ”D” to the Information Circular.  Failure to comply strictly with the statutory dissent procedures may result in the loss of any right of dissent.  The loss of the right to dissent by any Shareholder will result in such Shareholder being deemed to have made the Share Consideration Election.  Beneficial Holders of Common Shares registered in the name of an Intermediary who wish to dissent should be aware that only Registered Shareholders are entitled to dissent.  Such Beneficial Shareholders should contact their Intermediary immediately to obtain instructions on how to become a Registered Shareholder.

Establishment and Deliberations of the Independent Review Committee

On November 10, 2006, the Board of Directors established the Independent Committee to review and evaluate any proposed Subsequent Acquisition Transaction, to negotiate its terms and to make recommendations to the Board of Directors in relation to the transaction.

On November 24, 2006, the Independent Committee engaged Sprott Securities to assist the Independent Committee and the Board of Directors in assessing the merits of the Amalgamation and in negotiating its terms.

From the date of their appointment through to December 17, 2006, members of the Independent Committee regularly held independent discussions and consulted with Sprott Securities and Davis & Company LLP, its independent advisors, and with the management of Ashton and made such other independent investigations and obtained such financial, technical and legal advice as they determined necessary to complete their review and to formulate their recommendation to the Board of Directors regarding the Amalgamation.

Valuation and Fairness Opinion

On December 18, 2006, Sprott Securities delivered the Valuation and Fairness Opinion to the Independent Committee and to the Board of Directors.  In its Valuation and Fairness Opinion, Sprott Securities concluded that the consideration offered under the Amalgamation is fair from a financial point of view to the Shareholders, other than Stornoway and its associates and affiliates.  See “The Amalgamation – Valuation and Fairness Opinion”.

Recommendation of the Independent Committee

On the basis of the Valuation and Fairness Opinion and the other factors described above under the heading “The Amalgamation – Background to the Amalgamation”, the Independent Committee established to review, consider and evaluate the Amalgamation resolved to recommend to the Board of Directors that it approve the Amalgamation Agreement and that it recommend that Shareholders vote in favour of the Amalgamation Resolution.

Recommendation of the Board of Directors

After carefully reviewing and considering the terms of the Amalgamation Agreement, and considering all other factors deemed relevant, including, but not limited to, the Valuation and Fairness Opinion from Sprott Securities, the recommendation of the Independent Committee established to review, consider and evaluate the Amalgamation, and the other considerations set out under the heading “The Amalgamation – Recommendation of the Board of Directors” in this Information Circular, the Board of Directors unanimously concluded that the consideration offered to Shareholders pursuant to the Amalgamation is fair, from a financial point of view, to Shareholders other than Stornoway and its associates and affiliates and that the Amalgamation is in the best interests of Ashton.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE IN FAVOUR OF THE AMALGAMATION RESOLUTION.  See “The Amalgamation – Recommendation of the Board of Directors”.

Canadian Federal Income Tax Considerations

In general, Shareholders who hold Common Shares as capital property will not realize a capital gain or loss on the Amalgamation but will be subject to a taxable transaction to the extent that such Shareholder receives cash on the subsequent redemption of Amalco Redeemable Preferred Shares.  Similarly, the disposition by a Shareholder of Common Shares pursuant to the exercise of a right of dissent will be a taxable transaction.  The tax consequences of such transactions will depend upon each Shareholder’s particular circumstances and Shareholders should consult with their own tax advisors.

Certain Canadian federal income tax implications of the Amalgamation and the redemption of the Amalco Redeemable Preferred Shares are discussed in greater detail in this Information Circular under the heading, “The Amalgamation – Certain Canadian Federal Income Tax Considerations”.

The foregoing is qualified in its entirety by the more detailed summary that appears under “The Amalgamation – Certain Canadian Federal Income Tax Considerations”.

United States Federal Income Tax Considerations

The Amalgamation generally will be tax-free to a Shareholder who is a U.S. Holder except that a U.S. Holder generally will recognize gain to the extent that such Shareholder receives cash on the subsequent redemption of the Amalco Redeemable Preferred Shares.  The tax consequences of such transactions will depend upon each Shareholder’s particular circumstances and Shareholders should consult with their own tax advisors.

Certain United States federal income tax implications of the Amalgamation and the redemption of the Amalco Redeemable Preferred Shares are discussed in greater detail in this Information Circular under the heading “The Amalgamation – Certain United States Federal Income Tax Considerations”.

The foregoing is qualified in its entirety by the more detailed summary that appears under “The Amalgamation – Certain United States Federal Income Tax Considerations”.

Risk Factors

There are certain risk factors relating to the Amalgamation and to the business of Ashton and Stornoway all of which should be carefully considered by Shareholders.  See “Risk Factors Relating to the Amalgamation”, “Information Relating to Ashton – Risk Factors”, “Information Concerning Stornoway, Newco and Contact – Risks Relating to Stornoway” and the risk factors incorporated by reference herein.

GLOSSARY OF TERMS

In this Information Circular, unless there is something in the subject matter inconsistent therewith, each of the following terms shall have the meanings assigned to them below, words importing the singular number shall include the plural and vice versa and words importing any gender shall include all genders.

“affiliate” has the meaning attributed to that term in the CBCA.

“Amalco” means the corporation continuing as a result of the Amalgamation.

“Amalco Common Shares” means the common shares in the share capital of Amalco, having the rights, privileges, restrictions and conditions set forth in Schedule “A” to the Amalgamation Agreement.

“Amalco Redeemable Preferred Shares” means the Class A redeemable preferred shares in the share capital of Amalco having the rights, privileges, restrictions and conditions set out in Schedule “A” to the Amalgamation Agreement attached as Appendix “B” to this Information Circular.

“Amalgamation” means the amalgamation of Ashton and Newco under the CBCA pursuant to the terms and subject to the conditions set out in the Amalgamation Agreement, the resulting amalgamated corporation to continue under the name “Ashton Mining of Canada Inc./Les Mines du Canada inc.”

“Amalgamation Agreement” means the amalgamation agreement dated effective as of December 18, 2006, among Ashton, Newco and Stornoway, including any Schedules attached thereto, a copy of which is attached as Appendix “B” to this Information Circular, and any amendments thereto in accordance with the provisions thereof.

“Amalgamation Resolution” means the special resolution of the Shareholders to be considered at the Meeting to approve the Amalgamation of Ashton and Newco pursuant to Section 183 of the CBCA, substantially in the form set forth in Appendix “A” to this Information Circular.

“Articles of Amalgamation” means the articles of amalgamation to be filed with the Director-CBCA following the Amalgamation, giving effect to the Amalgamation.

“Ashton” means Ashton Mining of Canada Inc./Les Mines du Canada inc., a corporation constituted under the CBCA.

“Ashton Option” means all of the rights to purchase Common Shares under the Ashton Stock Option Plan as such rights have been supplemented or otherwise amended by the terms of any employment agreement or other agreement between Ashton and any of its directors, officers or employees.

“Ashton Stock Option Plan” means the stock option plan approved by Shareholders at the annual meeting of Ashton held on May 6, 2004.

“Ashton Warrant” means the common share purchase warrant entitling the holder to purchase up to 2,500,000 Common Shares at a price of $1.30 per Common Share expiring May 19, 2007.

“BCBCA” means the Business Corporations Act (British Columbia) as now in effect as it may be amended, superseded or replaced from time to time, before the Effective Date.

“Beneficial Shareholder” means a Shareholder who holds Common Shares through an Intermediary.

“Board of Directors” or “Board” means the board of directors of Ashton.

“Business Day” means any day other than a Saturday, Sunday, a statutory holiday or a day on which commercial banks are not open for the transaction of business with members of the general public in the Province of British Columbia.

“CBCA” means the Canada Business Corporations Act, as now in effect and as it may be amended, superseded or replaced from time to time, before the Effective Date.

“Cash Consideration Election” means the election to receive Amalco Redeemable Preferred Shares in exchange for the Common Shares under the Amalgamation.

“CDS” means the Canadian Depository for Securities.

“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Director-CBCA pursuant to the CBCA as a result of the Amalgamation.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Shares” means the Common Shares in the capital of Ashton.

“Consideration Election and Transmittal Form” means the consideration election and transmittal form (in the form printed on blue paper) accompanying this Information Circular, to be completed by Registered Shareholders.

“Contact” means Contact Diamond Corporation, a corporation existing under the laws of Ontario.

“Depositary” means Computershare Investor Services Inc. at its offices specified in the Consideration Election and Transmittal Form.

“Director-CBCA” means the Director appointed under Section 260 of the CBCA.

“Directors’ Circular” means the directors’ circular of Ashton dated August 22, 2006, as amended on September 11, 2006.

“Dissenting Shareholder” means a Registered Shareholder who, in connection with the Meeting, has validly exercised the right to dissent pursuant to Section 190 of the CBCA in full compliance with all of the provisions thereof and who has not voted for the resolution or withdrawn the written notice of objection to the resolution (provided that Ashton has not rescinded the Amalgamation Resolution) but does not include any Dissenting Shareholder who ceases to be a Dissenting Shareholder by reason of non-compliance with Section 190 of the CBCA.

“Effective Date” means the date shown on the Certificate of Amalgamation that is expected to be issued on or about January 16, 2007.

“Election Deadline” means 5:00 p.m. (Eastern Standard Time) on the date that is two Business Days prior to the Meeting, which will be Thursday, January 11, 2007 unless the Meeting is adjourned or otherwise postponed.

“fair value” where used in relation to a Common Share held by a Dissenting Shareholder means fair value as determined by the court pursuant to Section 190(3) of the CBCA or as agreed between Amalco and the Dissenting Shareholder.

“Fairness Opinion” means the opinion dated December 18, 2006 of Sprott Securities respecting the fairness, from a financial point of view, of the consideration to be received under the Amalgamation by Shareholders, other than Stornoway and its associates and affiliates.

“GAAP” means Canadian generally accepted accounting principles.

“Governmental Entity” means any: (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agent, or authority of any of the foregoing; or (iii) quasi-governmental or private body including any tribunal, commission, regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Independent Committee” means the independent review committee of the Board of Directors established by the Board of Directors.

“Information Circular” means, collectively, the Notice of Meeting, a form of proxy or voting instruction form and this Information Circular, including all appendices hereto and all material incorporated into any of these documents by reference, delivered by Ashton to Shareholders in connection with the Meeting.

“Intermediary” means a broker, investment dealer, bank, trust company, depositary or other intermediary holding registered title to Common Shares on behalf of a Beneficial Shareholder.

“Law” or “Laws” means all international trade agreements, codes and conventions, laws, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the TSX), and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such laws as are applicable to such party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the party or parties or its or their business, undertaking, property or securities.

“Maximum Cash Consideration” means the product obtained by multiplying $59,500,000 by a fraction, the numerator of which is the total number of issued and outstanding Common Shares as at the date of the Meeting, excluding Common Shares held by Newco and Dissenting Shareholders, and the denominator of which is 101,755,536.

“Maximum Number of Cash Election Amalco Redeemable Preferred Shares” means the number of Amalco Redeemable Preferred Shares equal to the quotient obtained by dividing the Maximum Cash Consideration by $0.01.

“Meeting” means the special meeting of the Shareholders to be held on January 15, 2007, or such later date as the Board of Directors may determine, and any adjournments thereof.

“Minority Shareholders” means the Shareholders whose votes may be included in the determination of minority approval of the Amalgamation in accordance with Rule 61-501, including the votes attached to Common Shares that Stornoway acquired pursuant to the Take-Over Bid.

“misrepresentation” has the meaning attributed to that term in the Securities Act (British Columbia).

“Newco” means 4370937 Canada Inc., a wholly-owned subsidiary of Stornoway that is incorporated under the CBCA.

“Newco Shares” means the common shares in the capital of Newco.

“Notice of Dissent” means a written notice of objection to the Amalgamation by a Shareholder.

“Notice of Meeting” means the notice to Shareholders that accompanies this Information Circular.

“Record Date” means December 8, 2006.

“Redemption Date” means the date on which Amalco redeems the Amalco Redeemable Preferred Shares, which date is currently anticipated to be January 16, 2007.

“Redemption Time” means 5:00 p.m. (Eastern Standard Time) on the Redemption Date.

“Registered Shareholder” means a Shareholder whose Common Shares are represented by one or more Share Certificate(s) registered in the name of such Shareholder.

“Regulation Q-27” means Regulation Q-27 – Respecting Protection of Minority Shareholders in the Course of Certain Transactions (Québec), as it may be amended from time to time.

“Rule 61-501” means Rule 61-501 – Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions of the Ontario Securities Commission, as it may be amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“SEDAR” means the computer system for the transmission, receipt, acceptance, review and dissemination of documents filed in the electronic format known as the System for Electronic Document Analysis and Retrieval.

“Share Certificates” means certificates representing Common Shares (other than certificates representing Common Shares held by Dissenting Shareholders which, following the Amalgamation, represent only the right to receive the payment of fair value in accordance with Section 190 of the CBCA).

“Share Consideration Election” means an election by a Shareholder to receive, in exchange for a Common Share, one Stornoway Share and one Amalco Redeemable Preferred Share.

“Shareholder” means a registered or beneficial holder of Common Shares.

“Sprott Securities” means Sprott Securities Inc., the independent financial advisor to the Board of Directors and the Independent Committee;

“Stornoway” means Stornoway Diamond Corporation, a corporation constituted under the BCBCA.

“Stornoway Shares” means the common shares in the capital of Stornoway.

“Subsidiary” has the meaning attributed to that term in the CBCA.

“Take-Over Bid” means the offer, announced on July 24, 2006, that Stornoway made pursuant to the Take-Over Bid Circular to purchase all of the issued and outstanding Common Shares.

“Take-Over Bid Circular” means the take-over bid offer and circular of Stornoway dated August 10, 2006, as amended by the notices of extension dated September 5, September 18 and October 2, 2006.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“TSX” means the Toronto Stock Exchange.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, before the Effective Date.

“U.S. Holder” has the meaning ascribed thereto under “The Amalgamation – Certain United States Federal Income Tax Considerations”.

“Validly Electing Qualified Registered Shareholder” means a Registered Shareholder (other than Newco or a Dissenting Shareholder) who validly makes the Cash Consideration Election.

“Valuation” means the valuations dated December 18, 2006 prepared by Sprott Securities of the Common Shares and of the consideration to be received by Shareholders pursuant to the Amalgamation.

GENERAL PROXY INFORMATION

Solicitation of Proxies

This Information Circular is furnished in connection with the solicitation of proxies by the management of Ashton Mining of Canada Inc. (“Ashton”) for use at the Special Meeting of Shareholders of Ashton (the “Meeting”) to be held on Monday, January 15, 2007 and any adjournment thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting.  Unless, for any reason, the Amalgamation does not proceed, Ashton will bear all costs that it incurs as a result of, or in relation to, the solicitation of proxies.  While it is expected that the solicitation will be primarily carried out by mail, the regular employees of Ashton may also, at nominal cost, solicit proxies personally or by telephone.

In addition, Ashton has arranged with its Registrar and Transfer Agent, Computershare Investor Services Inc. (the “Depositary”), with brokerage houses and with other intermediaries to send, at Ashton’s expense, copies of this Information Circular, the form of proxy, the voting instruction form and related materials to Ashton’s Beneficial Shareholders.

Appointment and Revocation of Proxies by Registered Shareholders

The persons who are named as proxy holders in the accompanying form of proxy are directors of Ashton and were designated by the management of Ashton.  A Registered Shareholder wishing to appoint some other person (who need not be a Shareholder) to represent him or her at the Meeting has the right to do so, and may exercise that right either by striking out the names of the persons designated in the accompanying form of proxy and inserting the desired person’s name in full in the blank space provided in the form of proxy.

A proxy will not be valid for use at the Meeting unless the completed form of proxy is deposited at the offices of the Depositary at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, not later than 5:00 p.m. (local time) on Thursday, January 11, 2007, or if the Meeting is adjourned, not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the adjourned Meeting.  The Chair of the Meeting has the discretion to accept proxies that are deposited after that time.

A Registered Shareholder who has given a proxy may revoke it by an instrument in writing executed by the Shareholder or by his or her attorney authorized in writing or, where the Shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivering the revocation to the registered office of Ashton, Unit 116 – 980 West 1st Street, North Vancouver, British Columbia, V7P 3N4, at any time up to and including the last Business Day preceding the day set for the holding of the Meeting or any adjournment thereof, or delivered to the Chair of the Meeting on the day fixed for the Meeting or any adjournment thereof by not later than the time fixed for commencement of such Meeting or such adjourned Meeting, or in any other manner provided by law.  The revocation of a proxy does not affect any matter on which a vote has been taken before the revocation.

Voting of Proxies Submitted by Registered Shareholders

Common Shares represented by properly executed proxies will be voted or withheld from voting on any ballot that may be called for.  Where the Registered Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares shall be voted accordingly.  If a choice is not so specified with respect to any such matter, the Common Shares represented by a proxy given to either of the persons designated by management are intended to be voted in favour of the Amalgamation Resolution.

The enclosed form of proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the persons appointed thereunder to vote with respect to the amendment of any matter identified in the Notice of Meeting, and with respect to any other matter which may properly come before the Meeting.  If an amendment to any matter identified in the Notice of Meeting is properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated by management in the enclosed form of proxy to vote in accordance with their best judgement on such matters or business.  At the date of this Information Circular, the management of Ashton knows of no amendment or other matter to come before the Meeting.

Voting of Shares Beneficially Owned by Beneficial Shareholders

Shareholders holding Common Shares through an Intermediary (collectively, “Beneficial Shareholders”), should note that the only proxies that will be recognized and acted upon at the Meeting are those deposited by Shareholders whose names appear on the share register of Ashton.  If Common Shares are shown on an account statement that an Intermediary provides to a Beneficial Shareholder, then in almost all cases the name of the Beneficial Shareholder will not appear on the share register of Ashton.  Such Common Shares will most likely be registered in the name of the Intermediary or an agent of the Intermediary.  In Canada, the vast majority of such Common Shares are registered in the name of “CDS & Co.” (the registration name of The Canadian Depository for Securities Limited): the entity that acts as nominee for many brokerage firms.  In turn, where an Intermediary holds Common Shares on behalf of a Beneficial Shareholder, the Intermediary may vote those Common Shares only in accordance with instructions provided by the Beneficial Shareholder.

Accordingly, each Beneficial Shareholder should:

(a)                                  carefully review the voting procedures that the Shareholder’s Intermediary has furnished with this Information Circular; and

(b)                                 provide instructions as to the voting of the Shareholder’s Common Shares in accordance with those procedures.

Securities regulatory policies require Intermediaries to seek voting instructions from Beneficial Shareholders before a meeting of shareholders.  Each Intermediary has established its own mailing procedures and provides its own return instructions to its clients which should be carefully followed by a Beneficial Shareholder to ensure that his or her Common Shares are voted at the Meeting.  The purpose of the voting instruction form (“VIF”) that an Intermediary provides to Beneficial Shareholders is limited to instructing the registered holder of the relevant Common Shares on how to vote such Common Shares on behalf of the Beneficial Shareholder.

Ashton has engaged its registrar and transfer agent, the Depositary, Computershare Investor Services Inc., to deliver the materials for the Meeting directly to the majority of the Beneficial Shareholders.  This Information Circular and the accompanying materials will be provided to the remainder of the Beneficial Shareholders by ADP Investor Communications Inc. (“ADP”).

In both cases, each Beneficial Shareholder will receive a scannable VIF to be completed and returned by mail in the envelope provided to the Depositary, Computershare Investor Services Inc. or to ADP, as the case may be.  In addition, by following the instructions provided in the VIF by the Depositary, Computershare Investor Services Inc., or ADP, the Beneficial Shareholders will be able to provide his or her voting instructions by telephone or through the internet.  In each of these cases, the voting instructions of the Beneficial Shareholder will be tabulated so that the Common Shares beneficially owned by the Beneficial Shareholder are voted at the Meeting in accordance with those instructions.

A Beneficial Shareholder cannot use a VIF received from ADP to vote Common Shares directly at the Meeting.  Instead, the Beneficial Shareholder must return the VIF to ADP or follow the alternate voting procedures set out in the VIF.  To ensure that his or her Common Shares are voted, the Beneficial Shareholder must complete these steps well before the Meeting.

Even though a Beneficial Shareholder may not be recognized directly at the Meeting for the purpose of voting Common Shares registered in the name of his or her Intermediary, a Beneficial Shareholder may attend the Meeting as a proxyholder for a Registered Shareholder and vote the Common Shares in that capacity.  A Beneficial Shareholder who wishes to attend the Meeting and indirectly vote his or her Common Shares as proxyholder for the Registered Shareholder should contact his or her Intermediary well before the Meeting to confirm the procedures necessary to permit the Beneficial Shareholder to indirectly vote his or her Common Shares as a proxyholder.

A Beneficial Shareholder should also contact his or her Intermediary as soon as possible if such Shareholder is considering exercising his or her dissent rights provided under Section 190 of the CBCA.  Such rights of dissent are only available to a Registered Shareholder.  Accordingly, a Beneficial Shareholder will need to become a Registered Shareholder prior to the deadline for the exercise of such dissent rights.  See “The Amalgamation – Rights of Dissenting Shareholders”.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As at the date of this Information Circular, 95,255,286 Common Shares are issued and outstanding.  The Board of Directors established December 8, 2006 as the Record Date for determining the Shareholders entitled to receive the Notice of Meeting and vote at the Meeting.  Only Shareholders of record at the close of business on December 8, 2006 are entitled to vote at the Meeting, except to the extent that: (i) a Registered Shareholder has transferred the ownership of any Common Shares after December 8, 2006; and (ii) the transferee of those Common Shares produces properly endorsed Share Certificates, or otherwise establishes ownership of the Common Shares and demands, before the Meeting, that the transferee’s name be included in the list of Shareholders entitled to vote at the Meeting in which case the transferee shall be entitled to vote such Common Shares at the Meeting.  The transfer books will not be closed.

To the knowledge of the directors and officers of Ashton, Stornoway is the only person, corporation or other entity that directly or indirectly, beneficially owns or exercises control or direction over Common Shares carrying more than 10% of the voting rights attached to all Common Shares.  On the basis of information provided by Stornoway, Ashton understands that Stornoway owns, directly or indirectly, 71,953,826 Common Shares, representing approximately 75.6% of the outstanding Common Shares.

THE AMALGAMATION

Consideration Available under the Amalgamation

A Shareholder may make the Cash Consideration Election or the Share Consideration Election in respect of the consideration to be received by such Shareholder for his or her Common Shares under the Amalgamation.

1.                                       Cash Consideration Election — You will receive 125 Amalco Redeemable Preferred Shares for each Common Share which will be then redeemed for an aggregate of $1.25 in cash, subject to the pro ration of Maximum Cash Consideration.  If pro ration is applicable, you will receive a combination of Amalco Redeemable Preferred Shares (which will be redeemed for cash) and Stornoway Shares (see “The Amalgamation – Allocation of Maximum Cash Consideration” below).

2.                                       Share Consideration Election — You will receive one Stornoway Share and one Amalco Redeemable Preferred Shares (which will then be redeemed for cash) for each Common Share.

If you fail to make a valid election before the Election Deadline of 5:00 p.m. (Eastern Standard Time) on Thursday, January 11, 2007 (unless extended due to an adjournment or postponement of the Meeting), you will be deemed to have made the Share Consideration Election.  See “The Amalgamation – Procedures for Making Consideration Election and Receiving Payment”.

Details of the Amalgamation Agreement

If the Shareholders approve the Amalgamation Resolution and the conditions set out in the Amalgamation Agreement are satisfied on the Effective Date, Ashton and Newco will amalgamate and will continue as one corporation.  Following the completion of the Amalgamation, Amalco will operate under the name “Ashton Mining of Canada Inc./Les Mines du Canada inc.”  Upon completion of the Amalgamation, the property of each of Ashton and Newco (other than Common Shares owned by Newco) will become the property of Amalco and Amalco will continue to be liable for the obligations of both Ashton and Newco.

The terms and conditions of the Amalgamation are described in the Amalgamation Agreement, a copy of which is attached as Appendix “B” to this Information Circular.  The description in this Information Circular of the

Amalgamation and the Amalgamation Agreement is qualified in its entirety by reference to the full text of the Amalgamation Agreement.  If there is any inconsistency or conflict between the description of the Amalgamation Agreement set out herein and the Amalgamation Agreement itself, the Amalgamation Agreement will prevail.

The Amalgamation will be carried out pursuant to Sections 181 and 182 of the CBCA and in accordance with the terms of the Amalgamation Agreement.  Subject to the approval of the Amalgamation Agreement by the Shareholders, satisfaction of all of the other conditions as set out in the Amalgamation Agreement and the filing of the Articles of Amalgamation, the Amalgamation will become effective on the Effective Date.

The Effective Date of the Amalgamation is expected to be January 16, 2007.

Pursuant to the Amalgamation Agreement:

(a)                                  a Shareholder, other than Newco and Dissenting Shareholders, who validly elects to receive cash consideration, will receive 125 Amalco Redeemable Preferred Shares for each Common Share held, which 125 Amalco Redeemable Preferred Shares will be redeemed for an aggregate of $1.25 in cash (the “Cash Consideration Election”), subject to pro ration of the Maximum Number of Cash Election Amalco Redeemable Preferred Shares (see “Allocation of Maximum Cash Consideration” below);

(b)                                 a Shareholder, other than Newco and Dissenting Shareholders, who elects to receive share consideration, or does not validly make the Cash Consideration Election, will receive one Stornoway Share and one Amalco Redeemable Preferred Share, which is redeemable for cash at a price of $0.01, per Common Share held (the “Share Consideration Election”);

(c)                                  each Common Share held by Newco will be cancelled without any repayment of capital in respect thereof;

(d)                                 each Newco Share will be converted into one Amalco Common Share; and

(e)                                  each Dissenting Shareholder will cease to have any rights as a Shareholder other than the right to be paid the fair value in respect of Common Shares held by such Dissenting Shareholder in accordance with the provisions of the CBCA.

No fractional Stornoway Shares will be issued or delivered in connection with the Amalgamation.  If at the completion of the Amalgamation the aggregate number of Stornoway Shares to be issued or delivered to a Shareholder would result in a fraction of a Stornoway Share issuable or deliverable, the number of Stornoway Shares to be issued or delivered will be rounded up to the nearest whole number.

The Maximum Number of Cash Election Amalco Redeemable Preferred Shares determines the Maximum Cash Consideration to be paid to a Shareholder who validly makes the Cash Consideration Election.  The Maximum Cash Consideration available is estimated to be approximately $13.6 million.

Dissenting Shareholders who have complied with the provisions of Section 190 of the CBCA will be entitled to be paid the fair value of their Common Shares in accordance with the CBCA.  See “The Amalgamation – Rights of Dissenting Shareholders” below.

Allocation of Maximum Cash Consideration

A Shareholder who validly makes the Cash Consideration Election (a “Validly Electing Qualified Registered Shareholder”) will receive consideration determined in accordance with the following:

(a)                                  the aggregate number of Amalco Redeemable Preferred Shares that Amalco will issue to Validly Electing Qualified Registered Shareholders pursuant to the Amalgamation Agreement will not exceed the Maximum Number of Cash Election Amalco Redeemable Preferred Shares;

(b)                                 if the aggregate number of Amalco Redeemable Preferred Shares that would otherwise be issuable to Validly Electing Qualified Registered Shareholders exceeds the Maximum Number of Cash Election Amalco Redeemable Preferred Shares, the Amalco Redeemable Preferred Shares issued to Validly Electing Qualified Registered Shareholders will be allocated pro-rata among Validly Electing Qualified Registered Shareholders.  Each such Validly Electing Qualified Registered Shareholder will be issued the number of Amalco Redeemable Preferred Shares calculated by multiplying the number of Amalco Redeemable Preferred Shares requested by that Validly Electing Qualified Registered Shareholder by a fraction, the numerator of which will be the Maximum Number of Cash Election Amalco Redeemable Preferred Shares and the denominator of which will be the aggregate number of Amalco Redeemable Preferred Shares sought by all Validly Electing Qualified Registered Shareholders; and

(c)                                  for each 125 Amalco Redeemable Preferred Shares that the Validly Electing Qualified Registered Shareholder does not receive as a result of the allocation described in paragraph (b) above, such Validly Electing Qualified Registered Shareholder will instead receive one Stornoway Share and one Amalco Redeemable Preferred Share.

For greater certainty, unless a Shareholder receives only Amalco Redeemable Preferred Shares in exchange for all of the Shareholder’s Common Shares, such Shareholder will be deemed to have received, for each of the Shareholder’s Common Shares, a blend of Amalco Redeemable Preferred Shares and Stornoway Shares in which the ratio between the two forms of consideration will be equal to the ratio between: (i) the number of Amalco Redeemable Preferred Shares received by the Shareholder divided by 125; and (ii) the number of Stornoway Shares received by the Shareholder.

The procedures for redemption of the Amalco Redeemable Preferred Shares are outlined below, see “The Amalgamation – Procedures for Receiving Payment”.

Mutual Conditions Precedent

The respective obligations of Ashton and Newco to consummate the transactions contemplated by the Amalgamation Agreement, and in particular the Amalgamation, are subject to the satisfaction, on or before the Effective Date, of the following mutual conditions, any of which Ashton, Newco and Stornoway may waive by mutual consent without prejudice to their respective rights to rely on any other condition:

(a)                                  the Amalgamation Agreement and the transactions contemplated thereby shall have been approved by the Shareholders and by the shareholders of Newco in accordance with the provisions of the CBCA and any other applicable regulatory requirements;

(b)                                 the Amalgamation shall have received “minority approval” in accordance with Rule 61-501;

(c)                                  all necessary governmental or regulatory approvals, orders, rulings, exemptions and consents in respect of the Amalgamation shall have been obtained on terms satisfactory to Ashton and Newco or any applicable governmental or regulatory waiting period shall have expired or been terminated; and

(d)                                 Ashton and Newco shall be satisfied that there are reasonable grounds for believing that at the Redemption Date and after payment of the consideration on redemption of the Amalco Redeemable Preferred Shares: (i) Amalco will be able to pay its liabilities as they become due; and (ii) the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities and stated capital of all classes.

Conditions Precedent – Ashton

The obligation of Ashton to consummate the transactions contemplated by the Amalgamation Agreement, and in particular the Amalgamation, is subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which Ashton may waive without prejudice to its right to rely on any other condition:

(a)                                  there shall have been no material adverse effect with respect to either Newco and Stornoway, taken together, since the date of the Amalgamation Agreement;

(b)                                 all representations and warranties of Newco and Stornoway in the Amalgamation Agreement qualified as to materiality shall be true and correct and those not so qualified shall not, if not true and correct, have a material adverse effect on Newco and Stornoway, taken together, in each case as of the date of the Amalgamation Agreement as if made on and as of such date (except to the extent that such representations and warranties are stated as of an earlier date which representations and warranties shall remain true and correct in all material respects or in all respects, as appropriate, as of that date);

(c)                                  immediately available funds required for the redemption of the Amalco Redeemable Preferred Shares by Amalco shall have been provided to the Depositary; and

(d)                                 certificate(s) representing the Stornoway Shares required for the exchange of Common Shares as described above shall have been provided to the Depositary.

Conditions Precedent – Newco and Stornoway

The respective obligations of Newco and Stornoway to consummate the transactions contemplated by the Amalgamation Agreement, and in particular the Amalgamation, are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by the mutual consent of Newco and Stornoway, without prejudice to their right to rely on any other condition:

(a)                                  the number of Common Shares held and dissented in connection with the Amalgamation by Dissenting Shareholders shall not be greater than 5% of the total number of issued and outstanding Common Shares as at the date of the Meeting;

(b)                                 there shall have been no material adverse effect with respect to Ashton since the date of the Amalgamation Agreement; and

(c)                                  all representations and warranties of Ashton in the Amalgamation Agreement qualified as to materiality shall be true and correct and those not so qualified shall not, if not true and correct, have a material adverse effect on Ashton, in each case as of the date of the Amalgamation Agreement as if made on and as of such date (except to the extent that such representations and warranties are stated as of an earlier date which representations and warranties shall remain true and correct in all material respects or in all respects, as appropriate, as of that date).

Other General Terms of the Amalgamation Agreement

Subject to applicable Law, the Amalgamation Agreement may be amended from time to time by written agreement of the parties thereto without further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation: (i) change the time for performance of any of the obligation or act of the parties thereto; (ii) waive compliance with or modify any covenant contained herein and waive or modify performance of any obligation of the parties thereto; or (iii) waive compliance with or modify any other condition precedent contained therein, provided that no such amendment shall change the provisions of the Amalgamation Agreement regarding the consideration to be received by the shareholders of Ashton and Newco for their Common Shares or Newco Shares, as the case may be, without approval of such shareholders, given in the same manner as required for the approval of the Amalgamation.

The first directors of Amalco will be Eira Thomas, Bruce McLeod and Catherine McLeod-Seltzer, all current directors of Stornoway.  Such directors shall hold office until the next annual meeting of the shareholders of Amalco or until his or her respective successor is elected or appointed.

Reimbursement of Costs and Expenses

If the Amalgamation is not completed for any reason, Stornoway will reimburse Ashton for all third party costs and expenses incurred by Ashton, including the Valuation and Fairness Opinion, as a result of, or in relation to, the Meeting or the Amalgamation.  Note 3 to the consolidated pro forma financial statements of Stornoway attached as Appendix “F” to this Information Circular includes an estimate of transaction costs and expenses.

Procedures for Making Consideration Election and Receiving Payment

A Shareholder may make the Cash Consideration Election or the Share Consideration Election in respect of the consideration to be received by such Shareholder for his or her Common Shares under the Amalgamation.

In order to make the Cash Consideration Election, a Shareholder who is a Registered Shareholder (other than Newco and Dissenting Shareholders) must duly and validly complete and execute the Consideration Election and Transmittal Form (including checking the box “Cash Consideration Election”) and must forward it, together with the Share Certificates representing the Common Shares for which the Cash Consideration Election is being made and all other required documents, to the Depositary for receipt by the Depositary no later than the Election Deadline, all in accordance with the terms and instructions specified in the Consideration Election and Transmittal Form.

A Shareholder whose Common Shares are held beneficially and are registered in the name of an Intermediary should contact that Intermediary as soon as possible for instructions and assistance in making the Cash Consideration Election and delivering his or her Common Shares.  Such Intermediary, upon receipt of the election from a Beneficial Shareholder, will make the applicable election on behalf of such Beneficial Shareholder.  Beneficial Shareholders are advised to ensure that their instructions regarding their desire to make the Cash Consideration Election are provided to the Intermediary well in advance of the Meeting, in order that the Intermediary may make the appropriate election on behalf of the Beneficial Shareholder before the Election Deadline.

In order to make the Share Consideration Election, a Shareholder (other than Newco and Dissenting Shareholders) may: (i) deliver the Consideration Election and Transmittal Form (checking the box “Share Consideration Election”) and all other required documents to the Depositary or provide his or her Intermediary with instruction to make the Share Consideration Election, as applicable, prior to the Election Deadline; or (ii) do nothing prior to the Election Deadline.

Any Shareholder (other than Newco and Dissenting Shareholders) who fails to validly make the Cash Consideration Election, including without limitation, failure to deliver the Consideration Election and Transmittal Form to the Depositary for receipt by the Election Deadline as described above or failure by a Beneficial Shareholder to provide his or her Intermediary with proper direction in time to make the election before the Election Deadline, will be deemed to have made the Share Consideration Election.

Provided that a Shareholder has delivered the Consideration Election and Transmittal Form, duly completed and executed in accordance with the instructions on such form or in otherwise acceptable form, together with the Share Certificates and any other document or instrument that is required to be delivered and surrendered, Amalco shall cause the Depositary, promptly thereafter, to send to the Shareholder: (i) a cheque in an amount equal to the proceeds of the redemption of any Amalco Redeemable Preferred Shares issued to that Shareholder, without interest; and, if applicable, (ii) a share certificate representing the Stornoway Shares issued to that Shareholder, unless the Shareholder has given Ashton prior notice that he or she wishes to pick up the cheque that the Shareholder is entitled to receive, in which case it will be made available at the offices of the Depositary for pick-up.  If the Amalgamation is not completed, the Depositary will return the surrendered Share Certificates to the Shareholder.

A Consideration Election and Transmittal Form (printed on blue paper) is enclosed with this Information Circular for use by Shareholders for making the Cash Consideration Election or the Share Consideration Election and for the surrender of Share Certificates.  Instructions for making the Cash Consideration Election or the Share Consideration Election and the surrender of Share Certificates to the Depositary including the addresses of the Depositary are set forth in the Consideration Election and Transmittal Form.  See also “The Amalgamation – Prescription Period”.

Acceptance by Book-Based Transfer in Canada

Shareholders may also make their Cash Consideration Election or Share Consideration Election and deposit their Common Shares in Canada by following the procedures for book-based transfer, provided that a confirmation of the book-based transfer of such Common Shares through CDS on-line tendering system into the Depositary’s account at CDS, is received by the Depositary at its office in Toronto, Ontario prior to the Election Deadline.  The Depositary has established an account at CDS for the purpose of the Amalgamation.  Any financial institution that is a participant in CDS may cause CDS to make the Cash Consideration Election or Share Consideration Election and a book-based transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with CDS procedures for such election and transfer.  Delivery of Common Shares by using the CDS book-based transfer system will constitute a valid deposit under the Amalgamation.

Shareholders, through their respective CDS’ participants, who utilize the CDSX on-line system to deposit their Common Shares by a book based transfer of their holdings into the Depositary’s account with CDS will be considered to have completed the Consideration Election and Transmittal Form and therefore such instructions received by the Depositary are considered as a valid deposit in accordance with the terms of the Amalgamation.

Treatment of Ashton Options and Ashton Warrants

Holders of Ashton Options and Ashton Warrants who wish to receive the consideration offered under the Amalgamation should, to the extent permitted by the terms of their options or warrants, and by applicable Law, fully exercise their Ashton Options or Ashton Warrants in order to obtain certificates representing Common Shares and then elect by the Election Deadline as to the consideration they wish to receive under the Amalgamation.

If any holder of Ashton Options or Ashton Warrants does not exercise, convert or exchange their Ashton Options or Ashton Warrants for Common Shares prior to the Effective Date, such Ashton Options and Ashton Warrants will remain outstanding in accordance with their terms and conditions, including with respect to expiry date, vesting schedule and exercise price.

Under the Amalgamation Agreement, Stornoway, Newco and Ashton have agreed to ensure, on a cooperative basis, that each Ashton Option or Ashton Warrant that has not been exercised as at the Effective Date is converted to an option to acquire one Stornoway Share (a “Stornoway Replacement Option”) or a warrant to acquire one Stornoway Share, as the case may be, on substantially similar terms and conditions, including in respect of exercise price and date of expiry.  Stornoway has agreed to reserve for issuance the aggregate number of Stornoway Shares necessary to satisfy this commitment.

To ensure that a holder of Ashton Options does not recognize any income as a result of the exchange of Ashton Options for Stornoway Replacement Options, the exercise price of the Stornoway Replacement Options will be adjusted, if necessary, immediately after the Effective Date so that the fair market value of the Stornoway Replacement Options immediately after the Effective Date does not exceed the fair market value of the Ashton Options immediately before the Effective Date.

Background to the Amalgamation

On July 24, 2006, Stornoway announced its intention to make the Take-Over Bid.  Stornoway concurrently announced that, pursuant to a lock-up agreement dated July 21, 2006 (the “Lock-Up Agreement”) among Stornoway and two member companies of the Rio Tinto group (the parent entities of which are Rio Tinto plc and Rio Tinto Limited), the two Rio Tinto companies had agreed to tender to the Take-Over Bid the 49,037,982

Common Shares that they then collectively owned.  These Common Shares represented approximately 51.6% of the then outstanding Common Shares.

On August 10, 2006, Stornoway formally initiated the Take-Over Bid by offering to purchase all of the outstanding Common Shares for the consideration, per Common Share, of: (a) $1.25 in cash, subject to pro ration of cash consideration of $59,500,000; or (b) one Stornoway Share plus $0.01, in each case as elected by the Shareholder.  On September 18, 2006, Stornoway extended the expiry of the Take-Over Bid to October 2, 2006.

In the Take-Over Bid Circular, Stornoway indicated that if it failed to acquire a sufficient number of Common Shares to effect a compulsory acquisition of the Common Shares not acquired under the Take-Over Bid pursuant to Section 206 of the CBCA, Stornoway intended to take the action necessary, including the requisitioning of a special meeting of Shareholders to consider a statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other transaction involving Ashton and/or its subsidiaries and Stornoway or an affiliate of Stornoway, which would result in Stornoway owning, directly or indirectly, all of the Common Shares (a “Subsequent Acquisition Transaction”).

On August 22, 2006, Ashton disseminated a directors’ circular (the “Directors’ Circular”) in which the Board of Directors recommended that Shareholders reject the offer made pursuant to the Take-Over Bid.  The recommendation of the Board of Directors took into account the recommendations of a special committee of independent directors, advice from independent legal counsel and an inadequacy opinion from National Bank Financial Inc., which is summarized in and attached as Schedule “A” to the Directors’ Circular.  The Board of Directors concluded that the offer made pursuant to the Take-Over Bid was inadequate and not in the best interests of Ashton or the Shareholders.  For a detailed discussion of the factors that the Board of Directors considered in reaching these conclusions, see “Reasons for Rejection of the Stornoway Offer” as set out in the Directors’ Circular.  The Directors’ Circular is available under Ashton’s profile on SEDAR at www.sedar.com.

On September 18, 2006, Stornoway took up 64,914,920 Common Shares, including those Common Shares tendered by the two member companies of the Rio Tinto group, representing approximately 68.2% of the issued and outstanding Common Shares.  Stornoway subsequently extended the Take-Over Bid on two occasions so that the offer finally expired on October 16, 2006.  As a result of the Take-Over Bid, Stornoway ultimately acquired a total of 71,953,826 Common Shares representing approximately 75.6% of the issued and outstanding Common Shares.

On October 6, 2006, Stephen J. Jopling, the director of Ashton nominated by the Rio Tinto group, resigned as a director.  Pursuant to a transition agreement dated October 11, 2006 between Ashton and Stornoway, the Board of Directors appointed David De Witt and Brian C. Irwin, each proposed by Stornoway and acceptable to the Board of Directors as then constituted, as directors of Ashton effective October 11, 2006.  In accordance with the same agreement, on October 16, 2006, at the time of the final expiry of the Take-Over Bid, Robert T. Boyd, John B. Cole, Alfonso E. Grau and Pierre B. Lebel resigned as directors.  Concurrently, and also pursuant to the same agreement, the Board of Directors appointed Marcel de Groot and Eira M. Thomas, each proposed by Stornoway and acceptable to the Board of Directors as constituted on October 10, 2006, as directors of Ashton.  Mr. Irwin was subsequently elected Chair of the Board of Directors.

On October 19, 2006, Stornoway requisitioned a special meeting of the Shareholders for the purpose of considering a Subsequent Acquisition Transaction.  At a meeting held on October 21, 2006, the Board of Directors resolved that the special meeting would be convened on December 19, 2006, the date proposed by Stornoway in its requisition.

At a meeting convened on October 31, 2006, the Board of Directors considered, among other matters, the preparations for the special meeting of Shareholders.  The discussion had the benefit of a detailed presentation by external legal counsel in relation to the establishment of a special committee of independent directors to evaluate the Subsequent Acquisition Transaction proposed by Stornoway.  At a meeting held on November 10, 2006, the Board of Directors established the Independent Committee.  See “Establishment and Deliberations of the Independent Review Committee”.

The Independent Committee subsequently recommended to the Board of Directors that the Meeting be delayed until January 2007.  The reasons for this recommendation included: (i) the Independent Committee’s desire to retain independent financial advice in connection with the possible Subsequent Acquisition Transaction and to allow the independent financial advisor sufficient time to prepare the Valuation and Fairness Opinion; (ii) the Independent Committee’s desire to ensure that the financial information included in the Information Circular would be as current as possible, an objective that could not reasonably be achieved for a Meeting in December; and (iii) the Independent Committee believed it preferable to delay the Meeting until the second week of January to allow Shareholders an opportunity to properly consider the Amalgamation and to attend the Meeting after the year-end holiday season.  The Board of Directors accepted the Independent Committee’s recommendation and proposed to Stornoway, as it had requisitioned the meeting, that the meeting be rescheduled until January 15, 2007.  Stornoway agreed to this request.

Shareholder Approval and other Legal Matters

While Ashton, Newco and Stornoway have executed the Amalgamation Agreement, the Amalgamation will not become effective until the Shareholders have approved the Amalgamation Resolution in accordance with applicable Law.

The CBCA requires that not less than 66⅔% of the votes cast by Shareholders present or represented by proxy at the Meeting and entitled to vote must be voted in favour of the Amalgamation Resolution to make the Amalgamation Resolution effective.

In addition, the Amalgamation constitutes a “second step business combination” or “going private transaction” under Rule 61-501 and Regulation Q-27.  Rule 61-501 and Regulation Q-27 require that, in addition to any other required Shareholder approval, in order to complete the Amalgamation, the approval of a majority of the votes cast by “minority” Shareholders must be obtained.  Subject to any exemption or discretionary relief that may be available, for purposes of approving the Amalgamation, the “minority” Shareholders will be all Shareholders other than the following: (i) Stornoway; (ii) any “related party” of Stornoway; or (iii) any “joint actor” who is acting jointly or in concert with either of the foregoing (as all such terms are defined in Rule 61-501 and Regulation Q-27), including any insider of Stornoway, any insider of an affiliated entity of Stornoway, or any director or senior officer of Stornoway or any of the foregoing.  Notwithstanding the foregoing, Rule 61-501 and Regulation Q-27 also provides that Common Shares acquired by Stornoway pursuant to the Take-Over Bid, including the Common Shares acquired from the Rio Tinto companies which were the subject of the Lock-Up Agreement, may be treated as “minority” Common Shares and may be voted as part of the “minority” at the Meeting.  These Common Shares may be voted as part of the minority as, among other things, Stornoway declared its intention to carry out a Subsequent Acquisition Transaction in the Take-Over Bid Circular, the proposed Amalgamation is to be carried out not later than 120 days after the expiry of the Take-Over Bid and the consideration per Common Share under the Amalgamation is at least equal in value to and is in the same form as the consideration the Shareholders were entitled to receive under the Take-Over Bid.  Accordingly, Stornoway may vote the 71,953,826 Common Shares acquired by it under the Take-Over Bid in favour of the Amalgamation Resolution.  The votes attached to these Common Shares are sufficient to approve the Amalgamation Resolution in accordance with the foregoing legal requirements.  Stornoway has advised Ashton that Newco intends to vote these Common Shares in favour of the Amalgamation Resolution.

To the knowledge of Ashton, after reasonable inquiry, none of the Common Shares will be excluded in determining whether the requisite approval of a majority of the “minority” Shareholders is obtained.

Valuation Matters

Rule 61-501 and Regulation Q-27 provide that, unless an exemption is available, a corporation proposing to carry out a second step business combination or going private transaction must prepare a valuation of the affected securities and also, in certain cases, of any non-cash consideration being offered therefor, and provide a summary of that valuation to the holders of the affected securities.  Stornoway and Ashton are entitled to rely on an exemption from the requirement for a valuation of the Common Shares and Stornoway Shares for the Amalgamation based on similar criteria to that which permit Newco to vote the Common Shares acquired by Stornoway under the Take-Over Bid as part of the “minority”, as discussed above.  Accordingly, Stornoway’s position was that a valuation was unnecessary in connection with the Amalgamation.  The independent legal counsel to the Independent Committee concurred with the conclusion that Stornoway and Ashton could avail themselves of the exemption provided by Rule 61-501 and Regulation Q-27 from the requirement to conduct a formal valuation.

Notwithstanding that there are available exemptions from the valuation requirements under Rule 61-501 and Regulation Q-27, the Independent Committee requested that Sprott Securities prepare and provide the Valuation and Fairness Opinion in accordance with the requirements of Rule 61-501 and Regulation Q-27 to enable the Board of Directors, the Independent Committee and Shareholders to make an informed decision with respect to the Amalgamation.  See “Establishment and Deliberations of the Independent Review Committee”.

Judicial Developments

Before Rule 61-501, or its predecessor, OSC Policy 9.1 and Regulation Q-27 were adopted, Canadian courts granted preliminary injunctions in a few instances to prohibit business combinations or going private transactions.  However, the trend in both legislation and Canadian jurisprudence has been toward allowing such transactions to proceed subject to compliance with procedures, such as those required by Rule 61-501 and Regulation Q-27, designed to ensure substantive fairness to the minority shareholders of the affected corporations.  Shareholders should consult their legal advisors for a determination of their legal rights with respect to the Amalgamation.

Interests of Certain Persons in the Amalgamation

Eira Thomas, who was appointed to the Board of Directors on October 16, 2006, following the expiry of the Take-Over Bid, also serves as an executive officer and director of Stornoway.  As at December 18, 2006, Stornoway holds, directly and indirectly, approximately 75.6% of the issued and outstanding Common Shares.  The Amalgamation is being proposed in order to allow Stornoway to acquire the Common Shares that were not deposited under the Take-Over Bid such that Ashton will become a wholly-owned subsidiary of Stornoway.

Rights of Dissenting Shareholders

Under Section 190 of the CBCA, a Registered Shareholder may dissent in respect of the Amalgamation Resolution.  If the Amalgamation is completed, a Dissenting Shareholder who complies with Section 190 is entitled to be paid the fair value of the Common Shares in respect of which he or she has dissented, determined as of the close of business on the day before the Amalgamation Resolution is adopted.  If the Amalgamation Resolution is not adopted, or if the actions approved by the Amalgamation Resolution are not taken, a Dissenting Shareholder is not entitled to any payment, unless a court has already made an order fixing the fair value of the Common Shares.  If such an order has not been made, the Dissenting Shareholder will be entitled to the return of his or her Common Shares.  If a Shareholder decides to exercise his or her dissent right, such dissent must only be with respect to all of the Common Shares held by the Shareholder.  Partial dissent is not permitted.  Beneficial Holders of Common Shares registered in the name of an Intermediary should be aware that only Registered Shareholders are entitled to dissent.  Such Shareholders should contact their Intermediary immediately to obtain instructions on how to become a Registered Shareholder.

In order to dissent, a Registered Shareholder is required to deliver to Ashton at its registered office, Unit 116, 980 West 1st Street, North Vancouver, British Columbia, V7P 3N4, a written notice of objection to the Amalgamation Resolution.  Ashton must receive this written notice of objection at or before the Meeting.  A vote against the Amalgamation Resolution, or an abstention from voting on the Amalgamation Resolution, does not constitute such a written notice of objection.  A Registered Shareholder who votes in favour of the Amalgamation Resolution is not entitled to dissent with respect to such special resolution.  Shareholders considering exercising such right of dissent should specifically refer to the summary of this right contained in Appendix “C” to this Information Circular and the text of Section 190 of the CBCA contained in Appendix “D” to this Information Circular.  Failure to comply strictly with the requirements set forth in the CBCA may result in the loss of any right to dissent.  The loss of the right to dissent by any Registered Shareholder will result in such Shareholder deeming to have made the Share Consideration Election under the Amalgamation.  Ashton recommends that any Registered Shareholder seeking to exercise such right obtain his or her own legal advice as to the manner of exercising such right and the implications for the Shareholder.

Establishment and Deliberations of the Independent Review Committee

On November 10, 2006, the Board of Directors resolved to establish the Independent Committee and to confirm the detailed mandate of the Independent Committee.  Eira M. Thomas, a director of Ashton and President, Chief Executive Officer and a director of Stornoway, declared her interest in any Subsequent Acquisition Transaction, requested that her declaration be entered in the minutes of the meeting, and abstained from voting on the resolution.  As part of the same resolution, David De Witt, Marcel de Groot and Brian C. Irwin were appointed members of the Independent Committee.  Mr. De Witt was subsequently elected Chair of the Independent Committee.  Prior to establishing the Independent Committee, the Board of Directors considered whether the proposed members of the Independent Committee were independent for the purposes of sitting on the Independent Committee and the matters to be considered thereby.

At the first meeting of the Independent Committee held on November 10, 2006, it was unanimously resolved that Davis & Company LLP be appointed independent legal counsel to the Independent Committee.  At the same meeting, Albert J. Hudec of Davis & Company LLP made a presentation that described the duties, obligations and mandates of the members of the Independent Committee.  The presentation summarized the general scope of the work to be completed by the Independent Committee and outlined a potential timeline.  In addition, each member of the Independent Committee confirmed his independence for the purposes of sitting on the Independent Committee and the matters to be considered thereby.

On November 14, 2006, the Independent Committee met to consider the engagement of an independent financial advisor to provide financial advice.  The Independent Committee considered whether it was necessary to retain such an advisor and, if so, the scope of the financial advisor’s mandate.  Stornoway had previously advised the Independent Committee’s independent legal counsel of Stornoway’s intention to rely on an exemption from the valuation requirements of Rule 61-501 and Regulation Q-27 relating to the Amalgamation.  Accordingly, Stornoway’s position was that a valuation was unnecessary in connection with the Amalgamation.  The independent legal counsel to the Independent Committee concurred with the conclusion that Stornoway and Ashton could avail themselves of the exemption provided by Rule 61-501 and Regulation Q-27 from the requirement to conduct a formal valuation.  The Independent Committee determined that it would be appropriate to engage an independent financial advisor but came to no conclusion at that time as to the scope of the financial advisory services required.

At a second meeting held on the afternoon of November 14, 2006, the Independent Committee reviewed submissions from two potential financial advisors in order to determine the scope of required financial advisory services, including the possible preparation of a formal valuation, and to determine which of the two candidates the Independent Committee would engage for this purpose.

At a meeting held on November 15, 2006, the Independent Committee resolved to engage Sprott Securities Inc. (“Sprott Securities”) as the independent financial advisor to the Independent Committee.  On November 21, 2006, the Independent Committee met to review and approve the formal engagement agreement with Sprott Securities.

On November 24, 2006, Ashton and Sprott Securities executed the engagement agreement for the provision of independent financial advisory services to the Board of Directors and to the Independent Committee.  The Independent Committee requested that Sprott Securities prepare a formal opinion addressed to the Board of Directors as to the adequacy or inadequacy, from a financial point of view, of the consideration offered to Shareholders pursuant to the Amalgamation.  The Independent Committee also requested that Sprott Securities conduct a full formal valuation of Ashton, and the value of the non-cash consideration offered to Shareholders pursuant to the Amalgamation, in accordance with the standards and requirements set forth in Rule 61-501, Regulation Q-27, Standard No. 110 of the Canadian Institute of Chartered Business Valuators and the disclosure standards for formal valuations of the Investment Dealers Association of Canada.  On the same day, Ashton issued a news release stating that Sprott Securities had been engaged as independent financial advisor to assist the Independent Committee and the Board of Directors in evaluating the merits of the Amalgamation and in negotiating its terms.

On November 28, 2006, representatives of Sprott Securities met in Vancouver with the Independent Committee and with representatives of management of Ashton and Stornoway to collect information regarding Ashton, Stornoway and Contact and the Amalgamation.  At that time, the Independent Committee also asked Sprott Securities to provide a full formal valuation of the non-cash consideration offered to Shareholders under the Amalgamation.  During the week of December 4-8, 2006, representatives of Sprott Securities held further meetings with representatives of Ashton, Stornoway and Contact in order to proceed with the fulfillment of the mandate of Sprott Securities.

On December 8, 2006, the Independent Committee met by telephone to receive and discuss Sprott Securities preliminary views as to the value of the Common Shares, and the value of the non-cash consideration offered to Shareholders pursuant to the Amalgamation.

On December 11, 2006, the Independent Committee and Sprott Securities reviewed a preliminary draft of the pro forma consolidated financial statements of Stornoway set out in Appendix “F”.  The Independent Committee and Sprott Securities again met on December 12, 2006 to discuss the terms of the Amalgamation Agreement and engaged in further discussion with Sprott Securities on December 13, 2006 to review the methods and analysis utilized by Sprott Securities in preparing the Valuation.

On December 14, 2006, at meetings held in Vancouver, Sprott Securities presented a draft of its Valuation and Fairness Opinion, first to the Independent Committee, and to one of the other independent directors of Ashton, David Watkins, who was a member of the independent committee established in August 2006 to assess the Take-Over Bid, and subsequently at a meeting held on the same day, to the Board of Directors.  At its meeting, the Independent Committee directed Sprott Securities to conduct further sensitivity analysis on its methodology, analysis and conclusions and to engage in further follow-up discussions with management of Ashton, Stornoway and Contact.

Valuation and Fairness Opinion

Sprott Securities has provided a Valuation of the Common Shares and the non-cash consideration to be received by the Shareholders under the Amalgamation and a Fairness Opinion.  Sprott Securities utilized several valuation methods to prepare its Valuation including the net asset value approach and the net asset value multiple approach.  In reaching its conclusions in the Valuation, Sprott Securities placed the greatest emphasis on the net asset value approach.  Under its “Likely Case” scenario, Sprott Securities determined the fair market value of each Common Share to be in the range of $0.91 to $1.35.  Likewise, under its “Likely Case” scenario, Sprott Securities determined the value of the cash consideration and the share consideration to be in the range of $1.10 to $1.36 and $0.98 and $1.44 per Common Share, respectively.  In its Fairness Opinion, Sprott Securities has concluded, based in part on the Valuation, that the consideration offered to Shareholders under the Amalgamation is fair, from a financial point of view, to Shareholders, other than Stornoway and its associates and affiliates.  A copy of the Valuation and Fairness Opinion is attached as Appendix “G”.  The foregoing summary is qualified in its entirety by the Valuation and Fairness Opinion, which should be reviewed and considered as a whole.

Sprott Securities was retained by the Independent Committee pursuant to a letter agreement dated November 24, 2006 (the “Engagement Letter”) to provide advice and assistance to the Independent Committee and to the Board of Directors in evaluating the Amalgamation, including formal valuation of the Common Shares and, if requested, of the consideration offered for the Common Shares under the Amalgamation (individually or collectively, as the context implies, the “Valuation(s)”), together with an opinion as to the fairness, from a financial point of view, of the consideration offered under the Amalgamation to holders of Common Shares other than Stornoway and its associates and affiliates (the “Valuation and Fairness Opinion”).  For the reasons and on the basis of the information described below, Sprott Securities has been determined to be qualified and independent for the purposes of providing the Valuation and Fairness Opinion.  The terms of the Engagement Letter provide that Sprott Securities is to be paid a fixed fee of $425,000 by Ashton upon the delivery of the Valuation and Fairness Opinion and for the reimbursement of out-of-pocket expenses.

Sprott Securities is a licensed and registered Canadian investment dealer providing investment research, equity sales and trading and investment banking services to a broad range of institutions and corporations.  Sprott Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions.  The form and content of the Valuation and Fairness Opinion have been approved for release by the Executive Committee of Sprott Securities, the members of which are experienced in merger, acquisition, divestiture, valuation, fairness opinion and other capital markets matters.

Neither Sprott Securities nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Ashton or Stornoway or any of their respective associates or affiliates (collectively, the “Interested Parties”).  Sprott Securities is not acting as an advisor to Ashton or Stornoway, or any other Interested Party, in connection with any matter, other than acting as financial advisor to the Board of Directors and the Independent Committee under the Engagement Letter.

Sprott Securities acts as a trader and dealer, both as principal and agent, in all major financial markets in Canada and, as such, may have had, may have, and may in the future have, positions in the securities of Ashton or Stornoway and, from time to time, may have executed or may execute transactions on behalf of such entities or other clients for which it may have received or may receive compensation.  As an investment dealer, Sprott Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Amalgamation, Ashton, Stornoway or other Interested Parties.

There are no understandings, agreements or commitments between Sprott Securities and Ashton, Stornoway, or any other Interested Party with respect to any future business dealings.  Sprott Securities may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Ashton, Stornoway or any other Interested Party.

In connection with the Valuation and Fairness Opinion, Sprott Securities has reviewed and relied upon (without verifying or attempting to verify independently the completeness or accuracy thereof) financial and operating information with respect to the business, assets and prospects of Ashton and Stornoway.  Sprott Securities has also participated in certain discussions with representatives of Ashton and Stornoway.  Sprott Securities has not, to the best of its knowledge, been denied access by Ashton or Stornoway to any information requested by Sprott Securities.

The Valuation and Fairness Opinion has been rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at December 16, 2006 and the condition and prospects, financial and otherwise, of Ashton and Stornoway and their respective subsidiaries, as they were reflected in the information provided to Sprott Securities by each of Ashton and Stornoway and as they have been represented to Sprott Securities in discussions with the management of Ashton and Stornoway.  In its analyses and in preparing the Valuation and Fairness Opinion, Sprott Securities has made numerous assumptions with respect to expected industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sprott Securities or any party involved in the Amalgamation.  Sprott Securities believes that these assumptions are reasonable under the current circumstances; however, actual future results may demonstrate that certain assumptions were incorrect.

Sprott Securities is an investment dealer and financial advisor only and has relied upon, without independent verification or investigation, the assessment of Ashton and Stornoway with respect to legal, tax, regulatory and actuarial matters.  Sprott Securities has not made any independent valuation or appraisal of any specific assets or liabilities of Ashton or Stornoway.

The Valuation and Fairness Opinion attached to this Information Circular as Appendix “G” has been provided for the exclusive use of the Independent Committee and the Board of Directors in connection with the Amalgamation.  The Valuation and Fairness Opinion may not be used by any person or relied upon by any person other than the Independent Committee and the Board of Directors and may not be used or relied upon by the Independent Committee or the Board of Directors for any purpose other than the purpose hereinbefore stated, without the express prior written consent of Sprott Securities.  The Valuation and Fairness Opinion does not constitute a recommendation to the Board of Directors or any Shareholder as to whether the Shareholders should vote in favour of the Amalgamation.  In addition, pursuant to the Engagement Letter, Sprott Securities has not been asked to address, and the Valuation and Fairness Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, any creditors or any other constituencies of Ashton, other than the holders of the Common Shares.

To the knowledge of Ashton, after reasonable inquiry, no prior valuation of Ashton has been prepared during the 24 months immediately preceding the date of this Information Circular.

Recommendation of the Independent Committee

At a meeting of the Independent Committee held the morning of December 17, 2006, Sprott Securities orally presented its final Valuation and Fairness Opinion first to the Independent Committee and subsequently to the Board of Directors.  Sprott Securities delivered its final written Valuation and Fairness Opinion to the Independent Committee and the Board of Directors on December 18, 2006.

On the basis of the Valuation and Fairness Opinion and the other factors described below under the heading “Reasons for the Recommendation” the Independent Committee unanimously resolved to recommend to the Board of Directors that the Board of Directors approve the Amalgamation Agreement and recommend that the Shareholders vote in favour of the Amalgamation Resolution.

Recommendation of the Board of Directors

The Board of Directors received the recommendations of the Independent Committee and considered the Amalgamation at a meeting that took place on December 17, 2006.  In addition, the Board of Directors also reviewed and discussed the Valuation and Fairness Opinion.

On the basis of the Valuation and Fairness Opinion, the report of the Independent Committee and the matters described under the heading “Reasons for the Recommendation” below, the Board of Directors resolved to approve the Amalgamation Agreement and recommend that Shareholders VOTE IN FAVOUR of the Amalgamation Resolution.  Eira M. Thomas, a director of Ashton and President, Chief Executive Officer and a director of Stornoway, declared her interest in the Amalgamation and abstained from voting on the resolution.  At the meeting the Board also approved this Information Circular.

Reasons for the Recommendation

In reaching its conclusions, the Board considered, among other things:

1.                                       the terms of the Amalgamation Agreement;

2.                                       the fact that the consideration offered to Shareholders under the Amalgamation is equal in value to and in the same form as the consideration offered to Shareholders under the Take-Over Bid  and that over 75% of the Shareholders, including Rio Tinto, tendered their Common Shares to the Take-Over Bid;

3.                                       the fact that the Independent Committee conducted a thorough and independent review of the merits of the proposed Amalgamation and has recommended in favour of the Amalgamation;

4.                                       the advice of Sprott Securities, as independent financial advisors to the Independent Committee and to the Board of Directors and of Davis & Company LLP, as independent legal advisors to the Committee;

5.                                       the formal Valuations by Sprott Securities of the Common Shares and of the consideration to be received by Shareholders under the Amalgamation;

6.                                       the conclusion of Sprott Securities in its Fairness Opinion that the consideration to be received by Shareholders under the Amalgamation is fair, from a financial point of view, to the Shareholders, other than Stornoway and its associates and affiliates;

7.                                       the compliance of the Amalgamation with the provisions of Rule 61-501 and the fact that Rule 61-501 is a rule designed to provide procedural safeguards to ensure that, in business combinations such as the Amalgamation, all security holders are treated in a manner that is fair;

8.                                       the fact that, notwithstanding the availability of an exemption from the valuation requirements of Rule 61-501, the Independent Committee has obtained the Valuation prepared by Sprott Securities;

9.                                       the fact that, under the Amalgamation, Shareholders have the opportunity to elect to receive Stornoway Shares and to continue to participate as shareholders of Stornoway in the anticipated upside associated with the development of the Renard Project;

10.                                 the fact that Shareholders have the opportunity to benefit from the greater diversification of risk and expected lower volatility associated with the larger and more diversified stable of assets constituted by the combined pool of exploration projects of Stornoway, Contact and Ashton; as well as the opportunity to participate, as shareholders of Stornoway, in any further consolidation in the diamond sector;

11.                                 the fact that the trading volumes of Stornoway’s shares are significantly greater than the trading volumes of the Common Shares and that, subsequent to the Amalgamation, the Shareholders who receive Stornoway Shares as consideration in the Amalgamation will benefit, as shareholders of Stornoway, from Stornoway’s larger market capitalization and greater liquidity;

12.                                 the fact that the Stornoway is likely to have greater access to the capital markets than Ashton, and to the   financial resources needed to develop the Renard Prospect;

13.                                 the fact that Agnico-Eagle Mines Limited (“Agnico-Eagle”) is a significant strategic shareholder in Stornoway and has significant experience in the Quebec mining industry which may be a significant benefit in the development of the Renard Project;

14.                                 the fact that Stornoway does not have a controlling shareholder;

15.                                 the understanding that Rio Tinto had been pursuing the sale of its interest in Ashton from time to time and that any potential buyer of Ashton, other than Stornoway, had the opportunity to propose a transaction prior to the Take-Over Bid;

16.                                 the understanding that, although Ashton and its financial advisors were approached by, or solicited, a number of third parties who expressed an interest in considering an alternative transaction to the Take-Over Bid, and although Ashton had ongoing discussions with a number of these parties, no alternative value-maximizing transactions materialized from these efforts; and

18.                                 the fact that a Registered Shareholder has the statutory right under Section 190 of the CBCA  to dissent, the right to be paid the fair value for the Common Shares in respect of which he or she has dissented and the right to apply to a court to fix a fair value for those Common Shares.

Lost Certificates

A Shareholder who has lost or otherwise misplaced a Share Certificate should complete the Consideration Election and Transmittal Form as fully as possible and forward it, together with a letter explaining the loss, to the Depositary.  The Depositary will assist the Shareholder in completing the affidavit that will be required in order for the Shareholder to receive payment of the consideration in accordance with the terms and conditions of the Amalco Redeemable Preferred Shares.  The Shareholder will also be required to provide a lost instrument bond to the Depositary in order to receive the payment.

Where a Share Certificate has been lost, stolen or destroyed, the registered holder of that certificate should immediately contact the Depositary, Computershare Investor Services Inc., toll free at 1-800-564-6253 (North America) or 1-514-982-7555 (Overseas), regarding the issuance of a replacement share certificate, in order that such Shareholder will be able to receive consideration for his or her Common Shares as promptly as possible following the Effective Date.

Delivery Requirements

The method of delivery of Share Certificates, the Consideration Election and Transmittal Form and all other required documents is at the option and risk of the person surrendering them.  Ashton recommends that such documents be delivered by hand to the Depositary, at the offices noted in the Consideration Election and Transmittal Form, and a receipt obtained therefor, or if mailed, that registered mail, with return receipt requested, be used, and that proper insurance be obtained.  Shareholders holding Common Shares that are registered in the name of an Intermediary must contact the Intermediary to arrange for the surrender of their Share Certificates.

Prescription Period

On the Effective Date, each Shareholder will be removed from Ashton’s securities register, and until validly surrendered, the Share Certificate(s) held by such former holder will represent only the right to receive, upon such surrender, the applicable consideration (without interest), and in the case of a Dissenting Shareholder, the right to receive fair value for the Common Shares held.  Any Share Certificate(s), which before the Effective Date represented issued and outstanding Common Shares that have not been surrendered, with all other instruments required by the Consideration Election and Transmittal Form, on or before the sixth anniversary of the Effective Date, and subject to applicable law with respect to unclaimed property, will cease to represent any claim against, or interest of any kind or nature in, Amalco or the Depositary.

Pro Forma Consolidated Financial Statements of Stornoway

The unaudited pro forma consolidated balance sheet of Stornoway as at October 31, 2006, and the unaudited pro forma consolidated statement of operations of Stornoway for the six months ended October 31, 2006, and for the 12 months ended April 30, 2006, are set forth in Appendix “F” to this Information Circular.

Certain Canadian Federal Income Tax Considerations

In the opinion of Lawson Lundell LLP, counsel to Ashton, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to a Shareholder who disposes of Common Shares pursuant to the Amalgamation (or pursuant to the exercise of a Dissent Right) and who, for purposes of the Tax Act and at all relevant times: (i) holds its Common Shares and any Amalco Redeemable Preferred Shares and Stornoway Shares acquired pursuant to the Amalgamation as capital property; (ii) deals at arm’s length with Ashton, Newco and Stornoway; and (iii) is not affiliated with Ashton, Newco or Stornoway.  Shareholders meeting such requirements are referred to as a “Holder” or “Holders” herein, and this summary only addresses such Holders.

Common Shares will generally constitute capital property to a Holder unless the Holder holds such shares in the course of carrying on a business or has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade.  Persons holding options, warrants or other rights to acquire Common Shares and persons who acquired Common Shares on the exercise of employee stock options are not addressed, and all such persons should consult their own tax advisors in this regard.  In addition, this summary is not applicable to a Shareholder that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules), a “specified financial institution” as defined in the Tax Act or a Shareholder whose interest in which is a “tax shelter investment” for purposes of the Tax Act.

This summary is based on the provisions of the Tax Act in force as at the date hereof, all proposed amendments to the Tax Act publicly announced by the Minister of Finance (Canada) before the date hereof (“Proposed Amendments”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available prior to the date hereof, and assumes that the Proposed Amendments will be enacted in the form proposed.  No assurances can be given that the Proposed Amendments will be enacted or promulgated in the form proposed, or at all.  This summary does not otherwise take into account or anticipate changes in law or in the administrative policies and assessing practices of CRA, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.  This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to Holders in all circumstances.  This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder.  Accordingly, all Holders should consult their own independent tax advisors for advice with respect to the income tax consequences applicable to them having regard to their own particular circumstances.  The discussion below is qualified accordingly.

Residents of Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, is, or is deemed to be, a resident in Canada for purposes of the Tax Act and any applicable income tax treaty (“Canadian Resident Holder”).

Disposition of Common Shares on Amalgamation

A Canadian Resident Holder who receives only Amalco Redeemable Preferred Shares or a combination of Amalco Redeemable Preferred Shares and Stornoway Shares in exchange for Common Shares on the Amalgamation will not realize any capital gain or capital loss on the conversion.  The Canadian Resident Holder will be considered to have disposed of the Common Shares for proceeds of disposition equal to the aggregate adjusted cost base of the Common Shares to the Canadian Resident Holder immediately before the Amalgamation.

The Tax Act requires a Canadian Resident Holder to compute the cost of the Amalco Redeemable Preferred Shares and the Stornoway Shares by allocating the proceeds of disposition for the Common Shares between the Amalco Redeemable Preferred Shares and the Stornoway Shares.  The cost to a Canadian Resident Holder of the Amalco Redeemable Preferred Shares will equal the proceeds of disposition for the Common Shares multiplied by a fraction.  The numerator of the fraction is the fair market value immediately after the Amalgamation of the Amalco Redeemable Preferred Shares and the denominator is the fair market value immediately after the Amalgamation of all of the shares received upon the Amalgamation.  The proceeds of disposition not allocated to the Amalco Redeemable Preferred Shares will be allocated to the cost of the Stornoway Shares.  The cost of the Stornoway Shares received on amalgamation will be averaged with the adjusted cost base of other Stornoway Shares held by the Holder as capital property in computing the Holder’s adjusted cost base of the Holder’s Stornoway Shares.

Redemption of Amalco Redeemable Preferred Shares

The Amalgamation Agreement provides that the redemption price and the stated capital (and, we assume, paid-up capital) of each Amalco Redeemable Preferred Share are $0.01.  Accordingly, on the redemption of Amalco Redeemable Preferred Shares held by a Canadian Resident Holder, provided the redemption amount thereof does not exceed the paid-capital of such shares, the Canadian Resident Holder will realize a capital gain (or capital loss) to the extent that the proceeds of disposition of such shares (which will be equal to the redemption price of $0.01 per Amalco Redeemable Preferred Share) exceed (or are exceeded by) the aggregate adjusted cost base to the Canadian Resident Holder of such shares and any reasonable costs of disposition.  The tax treatment of capital gains and capital losses under the Tax Act is discussed below.

Dissenting Shareholders

Under the current administrative practice of the CRA, Canadian Resident Holders who exercise their right of dissent in respect of the Amalgamation will be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid to them for such Common Shares less the amount of any interest awarded by the court, and will realize a capital gain (or capital loss) to the extent that those proceeds of disposition exceed (or are exceeded by) the aggregate adjusted cost base of such Common Shares to the Canadian Resident Holder and any reasonable disposition costs.  Any interest awarded to a Canadian Resident Holder who is a Dissenting Shareholder will be included in the Canadian Resident Holder’s income.  The tax treatment of capital gains and capital losses under the Tax Act is discussed below.

Taxation of Capital Gains or Losses

A Canadian Resident Holder who realizes a capital gain or a capital loss on the disposition of a Common Share will generally be required to include in income one half of any such capital gain (“taxable capital gain”) and may apply one half of any such capital loss (“allowable capital loss”) against taxable capital gains in accordance with detailed rules in the Tax Act.  Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years subject to and in accordance with detailed rules in the Tax Act.  A capital loss realized on the disposition of any such shares may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on such shares (or on other shares disposed of in exchange for such shares in a tax deferred transaction).  Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or a member is itself a member of a partnership or a beneficiary of a trust that owns shares.  Canadian Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay an additional 6⅔% refundable tax on certain investment income, including taxable capital gains.

The realization of a capital gain (or capital loss) by an individual or a trust (other than certain specified trusts) may affect the individual’s or the trust’s liability for alternative minimum tax under the Tax Act.  Canadian Resident Holders should consult their own tax advisors with respect to alternative minimum tax provisions.

Non-Residents of Canada

The following portion of the summary is generally applicable to a Holder who, for purposes of the Tax Act and any applicable tax treaty and at all relevant times, has not been and will not be resident in, nor deemed to be resident in, Canada at any time while such Shareholder has held any Common Shares, Stornoway Shares or Amalco Redeemable Preferred Shares, does not use or hold and is not deemed to use or hold Common Shares, Stornoway Shares or Amalco Redeemable Preferred Shares in connection with carrying on a business in Canada or as “designated insurance property” and whose Common Shares, Stornoway Shares and Amalco Redeemable Preferred Shares do not otherwise constitute “taxable Canadian property” to the Shareholder as defined in the Tax Act (a “Non-Resident Holder”).  Special rules apply to non-resident insurers that carry on an insurance business in Canada.  Common Shares, Stornoway Shares and Amalco Redeemable Preferred Shares will generally not constitute taxable Canadian property to a Shareholder unless, at any time during the 60 month period immediately preceding the disposition thereof, 25% or more of the issued shares of any class  or series of a class of the capital stock of Ashton, Amalco or Stornoway (or 25% or more of the Amalco Redeemable Preferred Shares) were owned or deemed under the Tax Act to be owned by the Non-Resident Holder, by a person with whom the Non-Resident Holder did not deal at arm’s length, or by any combination thereof.  If the Common Shares constituted taxable Canadian property to a Non-Resident Holder, the Amalco Redeemable Preferred Shares and Stornoway Shares will be deemed to constitute taxable Canadian property to such holder.

Realization of Capital Gains

A Non-Resident Holder will not realize any capital gain in respect of the disposition of Common Shares on the Amalgamation and (provided the paid-up capital of each Amalco Preferred Shares is $0.01) will not be subject to taxation under the Tax Act in respect of any capital gain realized on the redemption of Amalco Redeemable Preferred Shares.

Dissenting Shareholders

Under the current administrative practice of the CRA, a Non-Resident Holder who exercises its rights of dissent with respect the Amalgamation will generally be considered to have disposed of its Common Shares for proceeds of disposition equal to the amount paid by Amalco (except for any amount received as interest).  No Canadian tax will be payable on any capital gain realized by a Non-Resident Holder in these circumstances.  Any amount received as interest will be subject to non-resident tax at a rate of 25% or such lower rate as may be provided under the terms of an applicable bilateral tax treaty (for example, the relevant rate under the Canada-US Tax Treaty is 10%).

Certain United States Federal Income Tax Considerations

NOTICE PURSUANT TO INTERNAL REVENUE SERVICE CIRCULAR 230

THE DISCUSSION UNDER THE HEADING “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” IS NOT INTENDED OR WRITTEN BY ASHTON OR BY ITS COUNSEL TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED UNDER UNITED STATES FEDERAL TAX LAWS.  THE DISCUSSION UNDER THE HEADING “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” IS PROVIDED TO SUPPORT THE PROMOTION, MARKETING OR RECOMMENDATION BY ASHTON OF THE AMALGAMATION.  EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR CONCERNING THE POTENTIAL TAX CONSEQUENCES OF THE AMALGAMATION.

The following is a general discussion of certain material anticipated United States federal income tax considerations relevant to a U.S. Holder with respect to the Amalgamation.  This discussion is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), its legislative history and regulations, the administrative policies published by the United States Internal Revenue Service (“IRS”), and judicial decisions, all of which are subject to change, possibly with retroactive effect.  The discussion of the consequences of the Amalgamation relies on the accuracy of the information contained in this Information Circular.  Any inaccuracy of such information could affect the conclusions expressed below.  There can be no assurance that the IRS will not take a contrary view to the consequences or matters described below, and no ruling from the IRS has been or will be sought regarding the United States federal income tax consequences of the Amalgamation.  This discussion does not take into account the tax laws of any state and local jurisdictions of the United States or any foreign jurisdictions.

The following discussion assumes that the Common Shares are held as a capital asset (as defined in Section 1221 of the Code).  This discussion applies only to a holder of Common Shares that is: (i) a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation), created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and (A) one or more United States persons as described in Section 7701(a)(30) of the Code has the authority to control all substantial decisions of such trust (a “U.S. Holder”) or (B) such trust was in existence on August 20, 1996, and was treated as a United States person under the Code on the previous day and has a valid election in effect under the applicable United States Treasury Regulations to be treated as a United States person.  Holders other than U.S. Holders (including partnerships) are advised to consult their own tax advisors regarding the tax considerations incidental to the Amalgamation.  In addition, this discussion does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular U.S. Holders in light of their personal investment circumstances or status, nor does it discuss the United States federal income tax consequences to certain types of U.S. Holders that may be subject to special rules under the United States federal income tax laws, such as financial institutions, persons who receive their Common Shares upon the exercise of a stock option or otherwise in a compensatory transaction, or persons owning 10% or more (by vote or value) of the Common Shares, or persons that hold Common Shares that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the United States dollar.  Accordingly, U.S. Holders of Common Shares are urged to consult their own tax advisors as to the specific United States federal income tax consequences of the Amalgamation to them as well as any additional United States. federal, state, local or non-U.S. tax consequences of the Amalgamation in their particular circumstances.

Assuming that the Amalgamation qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder who receives a combination of Stornoway Shares and Amalco Redeemable Preferred Shares in the Amalgamation will not recognize any gain or loss except to the extent such U.S. Holder receives cash.  In the event the Amalgamation does not qualify as a reorganization under Section 368(a) of the Code, the Amalgamation would be fully taxable to

U.S. Holders.  For United States federal income tax purposes, a U.S. Holder’s receipt of Amalco Redeemable Preferred Shares and the subsequent redemption of such shares will be treated as the receipt of cash.

Disposition of Common Shares in Exchange for Stornoway Shares and Cash

A U.S. Holder will generally recognize gain, but not loss, equal to the lesser of: (a) the amount of gain realized (that is, the excess, if any, of the sum of the cash and the fair market value of the Stornoway Shares received over such U.S. Holder’s tax basis in the Common Shares surrendered in the Amalgamation) in the Amalgamation on the sale (or its United States dollar equivalent, determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in Canadian dollars); and (b) the amount of cash received.

For this purpose, gain or loss must be calculated separately for each identifiable block of Common Shares surrendered in the Amalgamation, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares.  Subject to the passive foreign investment company (“PFIC”) rules discussed below, any recognized gain generally will be long-term capital gain if a U.S. Holder’s holding period with respect to the Common Shares surrendered is more than one year at the effective time of the Amalgamation.  A non-corporate U.S. Holder, including an individual, will be eligible for reduced rates of taxation on long-term capital gain.  Such gain generally will be treated as United States source income for foreign tax credit purposes.  If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of such U.S. Holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes.  See “Possible Treatment of Amalco Redeemable Preferred Shares as a Dividend” below.

The aggregate tax basis in the Stornoway Shares that a U.S. Holder receives in the Amalgamation will equal such U.S. Holder’s aggregate tax basis in the Common Shares surrendered, increased by the amount of taxable gain, if any, that is recognized in the Amalgamation (including any portion of the gain that is treated as a dividend as described below) and decreased by the amount of cash received in the Amalgamation.  A U.S. Holder’s holding period for the Stornoway Shares that are received in the Amalgamation generally will include such U.S. Holder’s holding period for the Common Shares surrendered in the Amalgamation.

Possible Treatment of Amalco Redeemable Preferred Shares as a Dividend

In general, the determination of whether the gain recognized in the Amalgamation will be treated as capital gain or a dividend will depend on whether and to what extent the exchange reduces the U.S. Holder’s deemed percentage stock ownership interest in Stornoway, taking into account certain constructive ownership rules.  For purposes of this determination, a U.S. Holder will be treated as if the U.S. Holder first exchanged all of the U.S. Holder’s Common Shares solely for Stornoway Shares and then Stornoway immediately redeemed cash (which is referred to as the deemed redemption) a portion of the Stornoway Shares in exchange for the Amalco Redeemable Preferred Shares that the U.S. Holder actually received.  The gain recognized in the Amalgamation will be treated as capital gain if the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” with respect to the U.S. Holder.

The deemed redemption generally will be “substantially disproportionate” with respect to a U.S. Holder if the percentage of the outstanding stock of Stornoway that is deemed owned by the U.S. Holder immediately after the deemed redemption is less than 80% of the percentage of the outstanding stock of Stornoway that the U.S. Holder is deemed to have owned immediately before the deemed redemption.  Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. Holder will depend upon the U.S. Holder’s particular circumstances.  At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the U.S. Holder’s deemed percentage stock ownership of Stornoway.  The IRS has ruled that a relatively minor reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a “meaningful reduction.”  Accordingly, in most circumstances, gain recognized by a U.S. Holder generally will be treated as capital gain.  As these rules are complex, each holder that may be subject to these rules should consult its tax advisor.

Shareholders that choose the Cash Consideration Election and Receive Solely Cash

A U.S. Holder who receives solely cash in exchange for its Common Shares pursuant to the Amalgamation generally will recognize gain or loss in an amount equal to the difference, if any between the amount realized on the sale (or its United States dollar equivalent, determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in Canadian dollars) and such U.S. Holder’s adjusted tax basis in the Common Shares.  Subject to the PFIC rules discussed below, any gain or loss recognized by a U.S. Holder on the sale of Common Shares will be long-term or short-term capital gain or loss, depending on whether the U.S. Holder has held such Common Shares for more than one year.  A non-corporate U.S. Holder, including an individual, will be eligible for reduced rates of taxation on long-term capital gain.  Such gain or loss generally will be treated as United States source income for foreign tax credit purposes.  The deducibility of capital losses is limited.

Dissenting Shareholders

A U.S. Holder who, by dissenting from the Amalgamation, receives cash in exchange for its Common Shares will recognize gain or loss in an amount equal to the difference between the amount of cash received on the sale (or its United States dollar equivalent, determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in Canadian dollars) and such U.S. Holder’s adjusted tax basis in the Common Shares.  Subject to the PFIC rules discussed below, any gain or loss recognized by a U.S. Holder on the sale of Common Shares held as capital assets will be long-term or short-term capital gain or loss, depending on whether the U.S. Holder has held such Common Shares for more than one year.  A non-corporate U.S. Holder, including one individual, will be eligible for redeemed rates of taxation on long-term capital gain.  Such gain or loss generally will be treated as United States source income or loss for United States foreign tax credit purposes.  The deductibility of capital losses is limited.

Passive Foreign Investment Company Rules

A U.S. Holder of Common Shares would be subject to special, adverse tax rules in respect of the Amalgamation if Ashton is classified as a PFIC for any taxable year during which such U.S. Holder holds or held Common Shares.  Ashton believes that it likely will be a PFIC for the current taxable year, and that it has been a PFIC in prior taxable years.  Determining PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually.

If Ashton is or has been classified as a PFIC for any taxable year during which a U.S. Holder holds Common Shares, special rules may increase such U.S. Holder’s United States federal income tax liability.  These rules may not apply to a U.S. Holder if either: (i) the U.S. Holder has made a “mark-to-market” election under Section 1296 of the Code with respect to its Common Shares; or (ii) Stornoway also is a PFIC for the taxable year that includes the effective time of the Amalgamation and then only to the extent that the U.S. Holder receives Stornoway Shares in the Amalgamation and does not receive cash.  Based on its projected income, Stornoway likely would be a PFIC for the current taxable year, although no assurance can be given to this effect.

Under the PFIC rules, the Amalgamation may be treated as a taxable exchange to such U.S. Holder even if the Amalgamation qualifies as a tax-free reorganization.  Any gain realized by a U.S. Holder in the Amalgamation on the disposition of Common Shares will be allocated rateably over such U.S. Holder’s holding period.  The amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Ashton was classified as a PFIC will be taxed as ordinary income in the current taxable year.  The amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of the U.S. Holder for that year, and an interest charge for a deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the other taxable years, which interest charge is not deductible by non-corporate U.S. Holders.

U.S. Holders should consult their own tax advisors regarding the possible application of the PFIC rules to the Amalgamation and the ownership of Stornoway Shares, including the possible benefits of making a Share Consideration Election.

U.S. Holders should consult with a tax advisor with respect to how the PFIC rules affect their tax situation.

United States Backup Withholding Tax and Information Reporting

United States backup withholding tax and information reporting requirements apply to certain payments to certain noncorporate U.S. Holders.  Information reporting generally will apply to proceeds from the sale or redemption of Common Shares made within the United States to a holder (other than an “exempt recipient”, including a corporation, a payee that is not a United States person who provides appropriate certification and certain other persons).  The payor will be required to withhold backup withholding tax on any payments within the United States on a Common Share to a holder of a Common Share that is a United States person, other than an exempt recipient, such as a corporation, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements.  Payments within the United States of proceeds from a sale, exchange or redemption to a Shareholder that is not a United States person will not be subject to backup withholding tax and information reporting requirements if an appropriate certification is provided by the holder to the payor and the payor does not have actual knowledge or a reason to know that the certificate is incorrect.  The backup withholding tax rate is 28%.

A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

U.S Holders are urged to consult their own tax advisors as to the specific United States federal income tax consequences of the Amalgamation to them as well as any additional United States federal, state, local or non United States tax consequences of the Amalgamation in their particular circumstances.

RISK FACTORS RELATING TO THE AMALGAMATION

The following risk factors relating to the Amalgamation should be considered by Shareholders in evaluating whether to approve the Amalgamation Resolution.

There can be no certainty that all conditions precedent to the Amalgamation will be satisfied.  Failure to complete the Amalgamation could negatively impact the trading price of the Common Shares

The completion of the Amalgamation is subject to a number of conditions precedent, certain of which are outside the control of Ashton.  There can be no certainty, nor can Ashton provide any assurance, that these conditions will be satisfied, or if satisfied, when they will be satisfied.  If the Amalgamation is not completed, the market price of the Common Shares may decline to the extent that the market price reflects a favourable market assumption that the Amalgamation will be completed.  See “Information Relating to Ashton – Price Range and Trading Volume of Common Shares”.

The integration of Stornoway and Ashton may not occur as planned

The Take-Over Bid was made, and the Amalgamation is being pursued, with the expectation that their successful completion will result in cost savings by taking advantage of the synergies of consolidation and enhanced growth opportunities of a combined entity.  These anticipated benefits will depend in part on whether Stornoway’s and Ashton’s operations can be integrated in an efficient and effective manner.  Many operational and strategic decisions with respect to the combined entity have not yet been made.  These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, anticipated costs, significant one-time write-offs or restructuring charges, unanticipated costs and the loss of key employees.  There can be no assurance that there will be operational or other synergies realized by the combined entity, or that the integration of the two companies’ operations, systems, management and cultures will be timely or effectively accomplished.  Ashton’s operations after completion of the Amalgamation could be adversely affected if the combined entity cannot retain selected key employees to assist in the integration of Ashton and Stornoway.

Shareholders of Ashton will realize dilution of their interest

As a result of the Amalgamation, the Shareholders’ ownership interest in the combined company will be diluted, relative to their current ownership interest in Ashton.

The issuance of a significant number of Stornoway Shares and a resulting “market overhang” could adversely affect the market price of Stornoway Shares after completion of the Amalgamation.

Assuming that the full Maximum Cash Consideration is paid under the Amalgamation, Stornoway expects that up to an additional approximately 12.4 million Stornoway Shares will be available for trading in the public market upon completion of the Amalgamation.  This increase in the number of Stornoway Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Stornoway Shares.  Moreover, Rio Tinto and Agnico-Eagle are significant shareholders of Stornoway.  The potential that Rio Tinto or Agnico-Eagle may sell their Stornoway Shares in the public market (commonly referred to as “market overhang”), as well as any actual sales of such Stornoway Shares in the public market, could adversely affect the market price of the Stornoway Shares.

The Stornoway Shares issued under the Amalgamation may have a market value different than expected

Under the Amalgamation, Shareholders may receive, as a part of the consideration received by a Shareholder, Stornoway Shares.  If the market price of Stornoway Shares declines, the value of the consideration received by Shareholders will decline as well.  For example, during the 12 month period ended November 30, 2006, the closing price of Stornoway Shares on the TSX varied from a low of $0.69 to a high of $1.80 and on December 18, 2006 closed at $0.98.  Variations like these may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Stornoway, general market and economic conditions and other factors over which Ashton and Stornoway have no control.

The enforcement of shareholder rights by Shareholders resident in the United States may be adversely affected by the combination of Ashton and Stornoway

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be adversely affected by the fact that Ashton and Stornoway are organized under the laws of Canada and have locations and assets in foreign countries, and that some of the Ashton and Stornoway officers and directors, as well as some of the experts named in this Information Circular are residents of countries other than the United States.

Detailed discussions of risk factors relating to Stornoway and Ashton are set out below.  A detailed discussion of risk factors relating to Contact is available in the renewal annual information form of Contact dated March 3, 2006, which is incorporated by reference herein and available under Contact’s profile available at www.sedar.com.

INFORMATION RELATING TO ASHTON

Incorporation

Ashton is organized under the CBCA and was formed on August 26, 1993 by the amalgamation of Ashton Mining of Canada Limited and Ashton Operations Inc. pursuant to the CBCA.  Ashton Mining of Canada Limited was incorporated under the CBCA on October 19, 1987.  Ashton Operations Inc. was incorporated on October 16, 1987 under the laws of British Columbia and was continued under the CBCA on July 29, 1993.  Ashton’s registered and head office, principal exploration office and mineralogical laboratory is located at Unit 116 – 980 West 1st Street, North Vancouver, British Columbia, V7P 3N4.

Ashton holds a 100 percent interest in each of its four subsidiaries: Ashton Mining (Northwest Territories) Ltd., incorporated under the laws of the Northwest Territories; Ashton US Diamonds, Inc., incorporated under the laws of

Delaware; Ashton Great Lakes, Inc., incorporated under the laws of Michigan; and Ashton Diamonds (Canada) Inc., incorporated under the CBCA.

Documents Incorporated by Reference

This Information Circular incorporates by reference information from other documents filed with securities commissions or similar regulatory authorities in Canada.  Copies of the documents incorporated herein by reference may be obtained without charge by sending a request to the General Counsel and Corporate Secretary of Ashton at Unit 116 – 980 West 1st Street, North Vancouver, British Columbia, V7P 3N4, telephone number: (604) 983-7750.  These documents are also available under Ashton’s profile on the SEDAR website at www.sedar.com.  For the purposes of the Province of Québec, this Information Circular contains information completed by consulting the permanent information record.  A copy of the permanent information record may be obtained from the General Counsel and Corporate Secretary of Ashton at the above-mentioned address and telephone number.

The following documents, which have been filed with the various securities commissions or similar regulatory authorities in each of the provinces of Canada, are specifically incorporated by reference into this Information Circular and form an integral part of this Information Circular:

(a)                                  audited consolidated financial statements and notes thereto as at December 31, 2005 and December 31, 2004 and for each of the years then ended and the auditors report thereon and management’s discussion and analysis of the financial condition and results of operations of Ashton for those respective years;

(b)                                 annual information form dated March 1, 2006 for the year ended December 31, 2005;

(c)                                  annual report of Ashton dated February 16, 2006;

(d)                                 management proxy circular dated March 1, 2006 prepared in connection with annual meeting of shareholders held April 27, 2006;

(e)                                  material change report dated April 12, 2006 announcing completion of a $15 million offering of Common Shares;

(f)                                    material change report dated July 26, 2006 disclosing the receipt of written notice from Stornoway of the intention to acquire all of the issued and outstanding Common Shares;

(g)                                 Directors’ Circular dated August 22, 2006, including Schedule “A” thereto;

(h)                                 material change report dated September 20, 2006 confirming that 68.2% of issued and outstanding Common Shares had been tendered to, and taken-up under, the Take-over Bid; and

(i)                                     unaudited interim consolidated financial statements and notes thereto as at September 30, 2006 and for the three and nine months then ended and management’s discussion and analysis of the financial condition and results of operations of Ashton for those respective periods.

Any material change report (except any confidential material change report), comparative interim financial statement, management’s discussion and analysis for an interim financial period, comparative financial statement for the most recently completed financial year (together with the accompanying report of the auditor) and any information circular filed by Ashton with the applicable securities commissions in Canada after the date of this Information Circular and before the Meeting shall be deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Information Circular shall be deemed to be modified or superseded for the purposes of this Information

Circular to the extent that a statement contained in this Information Circular, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Information Circular, modifies or supersedes that statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes.  The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not be deemed, except to the extent so modified or superseded, to constitute part of this Information Circular.

Recent Developments

For a description of the recent developments surrounding the Take-Over Bid, see “The Amalgamation – Background to the Amalgamation”.

Description of the Business

Ashton’s primary business objective is to acquire, through a discovery or a transaction, a diamond exploration project capable of rapid advancement to the feasibility stage and a production decision.  At present, Ashton’s efforts are focused on the regions of Canada considered most prospective for the discovery of bedrock-hosted diamond deposits.

Ashton’s principal properties are located in Québec, with other earlier stage exploration projects located in other areas of North America, including Nunavut, the Northwest Territories and Alberta.  For the year ended December 31, 2005, Ashton’s exploration expenditures amounted to approximately $9.2 million.  A synopsis of exploration activities to date on these projects is set out below.  For a review of Ashton’s results from operations for the year 2006 to date, please refer to the audited consolidated financial statements and management’s discussion and analysis of Ashton for the nine-month period ended September 30, 2006, that are incorporated herein by reference and are available under Ashton’s profile on SEDAR at www.sedar.com.  Note 4 of Ashton’s audited consolidated financial statements for the year ended December 31, 2005, updated by the events outlined in management’s discussion and analysis for the period ended September 30, 2006, describes Ashton’s joint venture interests in its most significant properties located in each of these respective areas.

The information set out below in relation to Ashton’s exploration properties is based on information prepared or supervised by Brooke P. Clements, Ashton’s Vice President, Exploration.  Mr. Clements is a “qualified person” with respect to each of the properties described in this section for the purposes of National Instrument 43-101 - Standards of Disclosure for Mineral Projects.

Québec

Ashton’s Québec project consists principally of the Foxtrot, Tichegami Caniapiscau and Monts Otish properties located within the northern half of the province of Québec, Canada.  The Foxtrot property, which is the focus of exploration activities, is located approximately 820 kilometres north of the City of Montreal.  A complete description of the work completed on the Foxtrot property to the beginning of 2006 is available in the technical report titled “Technical Report and Recommendations – The Otish Mountains, Québec Project” dated February 24, 2006 (the “Foxtrot Technical Report”) incorporated by reference in this Information Circular.

Ashton activities in Québec in 2006 are focussed on the collection of a 10,000 tonne bulk sample from Renard 2, 3 and 4, three highly diamondiferous bodies within the Renard cluster of kimberlites.  The sample is being collected by surface trenching and underground mining methods.  This work is proceeding in accordance with the 2006 program approved by Ashton and its 50:50 joint venture partner, SOQUEM INC.

The joint venture collected approximately 2,400 tonnes of kimberlite material during the summer field season by trenching at an exposed outcrop at the northern end of Renard 4.  As reported in Ashton’s news release dated

October 5, 2005, a cumulative 9.16 tonnes of outcrop material from the outcrop returned an estimated diamond content of 173 carats per hundred tonnes (“cpht”) after processing by dense media separation (“DMS”).

A cumulative sample of at least 4,000 tonnes will be collected by underground mining methods at each of Renard 2 and 3.  The mining crews have now completed approximately 510 metres of the total of 750 metres of excavation required to complete the reach collection the two bulk samples.  The decline toward Renard 3 has now reached the kimberlite body and a cross-cut is proceeding toward Renard 2.  The estimated diamond content of samples processed thus far from Renard 2 and 3 is 92 and 124 cpht, respectively.

Early in 2006, the joint venture engaged Hatch Ltd., a global engineering consulting firm, to provide the procurement and construction management services required to establish a modular 10 tonne per hour DMS test facility on the Foxtrot property.  Construction of the main components of the DMS facility and related infrastructure began in August and construction was completed in October.  The electrical system and other peripheral components have been installed and inspected, and the necessary regulatory approvals have been received.  As a result, commissioning of the facility has now commenced and will be immediately followed by the processing of approximately 2,400 tonnes of kimberlite collected from the surface exposure of Renard 4.  Half of each sample collected from Renard 2 and 3 will be processed in 2007 after processing of the Renard 4 sample has been completed.

The concentrates produced at the property will be shipped in batches to Ashton’s North Vancouver, British Columbia, laboratory.  Final diamond recovery will take advantage of the laboratory’s recently upgraded x-ray sortex circuit and will be carried out by Ashton’s highly experienced personnel.  The joint venture now expects to announce diamond results from Renard 4 in three or four instalments starting in the first quarter of 2007 followed by results from Renard 2 and 3.  Complete diamond results from the 6,000 tonnes to be processed are expected in the second quarter of 2007.  The cumulative parcel from the three bodies, expected to exceed 6,000 carats of diamonds, will undergo a valuation immediately thereafter.

Other Exploration Activities

In addition to activities in Québec, Ashton conducts other initiatives in Alberta, Nunavut, the Northwest Territories and elsewhere to identify new exploration opportunities to ensure that new programs and projects are generated as others are completed or terminated.  This work includes grassroots reconnaissance exploration and consideration of joint venture and acquisition opportunities.  This approach enhances Ashton’s ability to maximize its exposure to potential success by maintaining a balanced portfolio of exploration initiatives.

Directors and Officers

Each of the persons whose name appears below is currently a director or officer of Ashton.  Each director holds office from the date of his or her election or appointment until the next annual meeting of Ashton or until he or she sooner ceases to hold office.

Name, Office Held(1) and Municipality of Residence	Principal Occupation(3)	Date First Appointed	Number and Percentage of Voting Shares Held(8)
Robert T. Boyd(9) President and Chief Executive Officer Vancouver, British Columbia Canada	President and Chief Executive Officer of Ashton	June 1, 2000	251,900/0.26%

G. Bernard Coulombe(3)(4)(7) Director Asbestos, Québec Canada	President and Chief Executive Officer, Mine Jeffrey Inc.; President and CEO, Vice-Chairman and Director, Niocan Inc.	July 1, 2004	20,000/0.02%

David H. Watkins(5)(6) Director Vancouver, British Columbia Canada	President and Chief Executive Officer, Atna Resources Ltd.	February 14, 2005	5,000/0.01%

Name, Office Held(1) and Municipality of Residence	Principal Occupation(3)	Date First Appointed	Number and Percentage of Voting Shares Held(8)
David De Witt(2)(3)(4)(5) Director Vancouver, British Columbia Canada	Founder and Chairman, Pathway Capital Ltd. since October 2004, Founder and Director of Pacific Source Capital Ltd., a private venture capital company from January 1997 to October 2004	October 11, 2006	Nil

Marcel de Groot(2)(3)(4)(6) Director Vancouver, British Columbia Canada	Director and Officer, Pathway Capital Ltd. since October 2004, Independent Businessman 2000 – October 2004	October 16, 2006	Nil

Brian C. Irwin(2)(5) Director, Chairman of the Board Parksville, British Columbia Canada	Consultant; Lawyer and Partner at DuMoulin Black LLP to June 2005	October 11, 2006	Nil

Eira M. Thomas(6) Director West Vancouver, British Columbia Canada

President and Chief Executive Officer, Stornoway Diamond Corporation, Geologist; Director of Strongbow Exploration Inc. (formerly Navigator Exploration Corp.), since 1998; Director of Suncor Energy Inc. since 2006; Director of Fortress Minerals Ltd. since 2004; Director of NWT Chamber of Mines; Director of the Prospectors and Development Assoc. of Canada

		October 16, 2006	Nil

Brooke P. Clements Vice President, Exploration North Vancouver, British Columbia Canada	Vice President, Exploration of Ashton	August 1, 1999	27,000/0.03%

Alessandro Bitelli Vice President, Finance North Vancouver, British Columbia Canada	Vice President, Finance of Ashton	March 13, 1995	95,500/0.1%

Michael J. Hardin General Counsel and Corporate Secretary West Vancouver, British Columbia Canada	General Counsel and Corporate Secretary of Ashton	January 1, 1998	82,800/0.09%

Notes:

(1)	The Board of Directors does not presently have an Executive Committee.
(2)	Member of the Independent Committee.
(3)

During the past five years, each of the directors of Ashton has been engaged in his or her current principal occupation as specified in this table, except as otherwise set out in the following notes to this table.

(4)	Member of the Audit Committee.
(5)	Member of the Corporate Governance Committee.
(6)	Member of the Compensation Committee.
(7)

Until 2002, Mr. Coulombe was President and Chief Executive Officer of Mine Jeffrey Inc. (“Mine Jeffrey”) when that entity sought protection under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”). Raymond Chabot Inc. then retained Mr. Coulombe as a mining consultant for Mine Jeffrey. He resumed the position of President and Chief

Executive Officer of Mine Jeffrey in December 2004 following the approval by the Superior Court of Québec of an Amalgamation pursuant to the CCAA.
(8)

In the aggregate, the directors and officers of Ashton own directly, indirectly or beneficially, or exercise control or direction over, a total of 303,900 Common Shares. This figure represents approximately 0.32 percent of the total number of issued and outstanding Common Shares as at the date of this Information Circular. These figures, not being within the knowledge of Ashton, have been furnished by each of the Directors and Officers. There are no associates of any director or officer of Ashton that own directly, indirectly or beneficially, or exercise control or direction over, any Common Shares. After reasonable inquiry, Ashton does not know the intention of its directors and officers as to the voting of their Common Shares on the Amalgamation Resolution.

(9)

Mr. Boyd is acting in this capacity on an interim basis pursuant to a consulting agreement that either Ashton or Mr. Boyd may terminate on five days advance notice. See “Executive Employment Contracts” below.

Description of Share Capital

Common Shares and Preferred Shares

The authorized share capital of Ashton consists of an unlimited number of Common Shares and an unlimited number of preferred shares.  As at the date of this Information Circular, 95,255,286 Common Shares and no preferred shares of Ashton were issued and outstanding.

The holders of Common Shares are entitled to one vote for each Common Share held at all meetings of Shareholders, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series.  In addition, the Shareholders are entitled to receive any dividend declared by Ashton in respect of the Common Shares and to receive the remaining property of Ashton upon dissolution.

The preferred shares have attached thereto the following rights, privileges, restrictions and conditions:

(a)                                  The preferred shares may at any time, and from time to time, be issued in one or more series, in accordance with and subject to the provisions of the laws governing Ashton, as now existing or hereafter amended.  The directors of Ashton shall, subject to the provisions of those laws, the provisions of the Articles of Ashton and any conditions attaching to any outstanding series of preferred shares, by resolution duly passed before the issue of any preferred shares of any series fix the number of shares in and determine the designation, rights, privileges, restrictions and conditions attaching to the preferred shares of such series.

(b)                                 So long as any preferred shares are outstanding, the preferred shares of each series shall rank both with regard to dividends and return of capital in priority to the Common Shares and over any other shares ranking junior to the preferred shares, and the preferred shares of each series may also be given such other preferences over the Common Shares and any other shares ranking junior to the preferred shares as may be determined as to the respective series authorized to be issued.  The priority, in the case of cumulative dividends, shall be with respect to all prior completed periods in respect of which such dividends were payable plus such further amounts, if any, as may be specified in the provisions attaching to a particular series and in the case of non-cumulative dividends, shall be with respect to all dividends declared and unpaid.

(c)                                  The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to priority in payment of dividends and return of capital in the event of liquidation, dissolution or winding up of Ashton.

To date, no preferred shares of Ashton have been issued.

Stock Options and Warrants

Ashton has a stock option plan (the “Ashton Stock Option Plan”) pursuant to which the Compensation Committee or the Board of Directors is authorized to grant options to directors, officers and eligible employees of Ashton and its subsidiaries to purchase up to 8,500,000 Common Shares (representing 8.9% of the number of issued and outstanding Common Shares as at the date of this Information Circular).  Each of these options can be exercised to purchase one Common Share of Ashton.  As at the date of this Information Circular, the following options were outstanding under the Stock Option Plan:

Number of Options/Shares	Expiry Dates	Exercise Prices
4,072,250	January 10, 2007 to December 1, 2015	$0.95 to $3.38

As at the date of this Information Circular, the warrants listed in the table below were outstanding.  Each of these warrants can be exercised to purchase one Common Share of Ashton.  Ashton issued the warrants in connection with a private placement of the Common Shares that was made on November 22, 2004.

Number of Warrants/Shares	Expiry Date	Exercise Price
2,500,000	May 19, 2007	$1.30

Price Range and Trading Volume of Common Shares

The Common Shares trade on the TSX under the symbol “ACA”.

Set forth below are the high, low and closing prices and average trading volume of the Common Shares on the TSX up to December 15, 2006 and for each month during the 12 months ended November 30, 2006.

Month	High	Low	Close	Average
	($)	($)	($)	Volume
2006
December 1-15	1.15	1.00	1.04	34,081
November	1.10	1.00	1.05	37,050
October	1.20	1.03	1.03	43,504
September	1.20	1.02	1.05	148,270
August	1.25	1.09	1.17	64,972
July	1.23	1.05	1.23	94,815
June	1.21	1.00	1.10	30,822
May	1.43	1.10	1.16	41,400
April	1.43	1.28	1.39	112,373
March	1.60	1.25	1.39	104,752
February	1.37	1.22	1.26	44,990
January	1.45	1.16	1.25	71,047

2005
December	1.45	1.06	1.30	85,685

The closing price of the Common Shares on the TSX on December 15, 2006, the last trading day before the Amalgamation was announced was $1.04.

Effect of the Amalgamation on Markets and Listings

Ashton intends to delist the Common Shares from the TSX and cause Ashton to cease to be a reporting issuer under the securities laws of each Province in which it is a reporting issuer on or shortly following the Effective Date of the Amalgamation.

Previous Distributions

During the last five years, Ashton has not completed any distribution of its securities other than the issuances of Common Shares that are listed below:

Date of Issue	Number and Type of Security Issued	Issue Price Per Share	Description of Transaction
March 31, 2006	10,714,286 Common Shares	$1.40	Underwritten offering of Common Shares by way of short form prospectus
December 19, 2005	7,095,900 Common Shares	$1.30	Private placement of flow-through Common Shares
November 19, 2004	5,000,000 Common Shares	$1.05	Private placement of Common Shares and warrants
November 8, 2004	200,000 Common Shares	$1.15	Non-brokered private placement of flow- through Common Shares
November 8, 2004	2,500,000 Common Shares	$1.15	Brokered private placement of flow-through Common Shares and warrants
October 29, 2003	3,333,333 Common Shares	$1.75	Private placement of flow-through Common Shares and warrants to QIT
October 28, 2003	4,666,667 Common Shares	$1.75	Brokered private placement of flow-through Common Shares and warrants
May 15, 2003	2,000,000 Common Shares	$1.50	Private placement of Common Shares and warrants to QIT
May 15, 2003	635,000 Common Shares	$1.50	Private placement of Common Shares and warrants
January 14, 2002	243,000 Common Shares	$3.50	Private placement of Common Shares and warrants

During the most recent 12 months, an aggregate of 437,500 stock options to acquire Common Shares were exercised at exercise prices ranging from $0.65 to $1.13.

Ashton has not, since incorporation, purchased any of its own securities.

Dividends

In light of Ashton’s present circumstances as an exploration stage company, Ashton has no expectation of sales, revenues, profits or earnings until one of its exploration projects has reached commercial production.  Given its resulting financial status, Ashton has not, since incorporation, declared or paid any dividend on its Common Shares and does not currently plan to pay any dividend.  Payment of any future dividend will be at the discretion of the Board of Directors after taking into account many factors, including the Ashton’s operating results, financial condition and current and anticipated cash needs.

Executive Compensation

Reference is made to the Management Proxy Circular of Ashton dated March 1, 2006, prepared in connection with the annual meeting of the shareholders of Ashton held on April 27, 2006 and the Directors’ Circular for information concerning executive compensation and securities authorized for issuance under the Ashton Stock Option Plan.  See “Documents Incorporated by Reference”.

Ashton has agreed to pay each of Messrs. De Witt, de Groot and Irwin fees and related expenses, which are not expected to exceed $65,000 in total for serving as Chair and members, respectively, of the Independent Committee.

Executive Employment Contracts

Ashton has engaged each of Alessandro Bitelli, Brooke Clements and Michael J. Hardin under a contract of employment that sets out the terms under which the applicable services are to be performed and the corresponding benefits are to be received, as well as the consequences of termination of the agreement (collectively, the “Executive Agreements”).  In the event of termination of employment without cause, the Executive Agreement for each of the executive officers provides for payment of 12 months’ annual salary and an amount equivalent to the employment benefits that would otherwise have been paid during the 12 month period immediately following termination.  Similar payments are required in the event of resignation of any of the Named Executive Officers for “good reason” as defined in the Executive Agreements.

In response to the Take-Over Bid, the Board of Directors approved an employee retention bonus plan to reward employees who do not resign from employment with Ashton or a successor corporation for a specified period of time extending into 2007.  The only bonuses approved for Ashton’s senior officers will be payable to Alessandro Bitelli, Brooke P. Clements and Michael J. Hardin in an amount equal to approximately 25% of their respective annual base salaries.

Immediately before the expiry of the Take-Over Bid on October 16, 2006, Ashton and Robert T. Boyd reached an agreement to terminate Mr. Boyd’s contract of employment as President and Chief Executive Officer.  Consistent with the contract of employment, Ashton has made a one-time lump sum payment to Mr. Boyd of approximately $850,000 as a result of the termination.  The termination agreement also provided that Mr. Boyd would enter into a consulting agreement pursuant to which Mr. Boyd would continue to serve as Ashton’s President and Chief Executive Officer on an interim basis, pending the appointment of a successor.  Effective October 17, 2006, Ashton and Mr. Boyd entered into such an agreement pursuant to which Mr. Boyd was retained to perform the services of President and Chief Executive Officer of Ashton for a period of 60 business days at the rate of $1,400 per day plus GST.  Either Ashton or Mr. Boyd may terminate the consulting agreement by giving not less than five days advance written notice.  If Ashton terminates the agreement, Mr. Boyd will be paid a total amount equal to that which would have been paid had Mr. Boyd provided his services for the full 60 business days.  Ashton entered into the consulting agreement in order to retain the services of Mr. Boyd during the time which Ashton completes the transition to a new President and Chief Executive Officer.

Effective October 31, 2006, Ashton and Contact entered into a secondment agreement (the “Secondment Agreement”) pursuant to which Matthew L. Manson, an employee of Contact, has been seconded to Ashton. Pursuant to the Secondment Agreement, Mr. Manson reports to Ashton’s Board of Directors and is required to perform certain transitional duties.  It is envisaged that in due course Mr. Manson will replace Mr. Boyd as President and Chief Executive Officer of Ashton.  Once the Amalgamation has been completed, Mr. Manson is expected to hold the office of President of the combined entity.  In the interim, Mr. Manson remains an employee of Contact and Ashton reimburses Contact for the expenses Mr. Manson incurs in order to perform the services required under the Secondment Agreement, as well as his salary and benefit costs in proportion to the time that Mr. Manson spends providing services to Ashton.  Upon termination of the Secondment Agreement, Ashton will have no further liability or obligation to Contact or Mr. Manson, other than to reimburse Contact for any outstanding reimbursement amount that is due as of the date of termination.

Risk Factors

Ashton’s operations are subject to the normal risks of mineral exploration, development and production. Shareholders should carefully consider the risk factors discussed in this Information Circular and the documents incorporated herein by reference, including the risk factors discussed below:

Need for Additional Funds

Ashton has no source of operating cash flow.  Although Ashton has been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that Ashton will be able to obtain adequate financing in the future or that the terms of such financing will be favourable.  Failure to obtain additional financing could result in the delay or indefinite postponement of further exploration and development of the Ashton’s properties.

Exploration and Development

Diamond exploration and development is a speculative business, characterized by a number of significant risks, including, among other things, the failure to discover diamond deposits but also the discovery of diamond deposits that are insufficient in quantity or quality to return a profit from production.

All of the claims and permits in which Ashton has an interest are presently at the exploration stage and none has thus far been shown to contain a commercial ore body.  The business of diamond exploration in Canada can be a lengthy, time consuming, expensive process and involves a high degree of risk.  Upon discovery of a kimberlite, the primary host-rock for diamonds, several stages of assessment are required before its economic viability can be determined.  The stages include a determination of the grade of the deposit (carats of diamonds per tonne of rock), the value of the diamonds (US$ per carat) and the size of the deposit (tonnage), as well as the costs of recovering and marketing the diamonds.

Economic development of a diamond property will only be possible if favourable results are obtained at each stage of the assessment.  Although Ashton has reported recoveries of diamonds from material extracted from kimberlite occurrences on Ashton’s properties, the amount of material thus far extracted is small and continuity of the diamond content of the kimberlitic body is not assured and cannot be assumed.  The development of a diamond mine in Canada has typically taken between seven and ten years from the initial discovery of the deposit.  Few diamond deposits discovered are ultimately developed into producing mines.

There is no assurance that Ashton’s diamond exploration activities will result in any discoveries of commercial bodies of ore.  The long-term profitability of Ashton’s operations will in part be directly related to the costs and success of its exploration programs, which may be affected by a number of factors.

Substantial expenditures are required to establish resources and reserves through drilling and to develop the mining facilities, processing plans and associated infrastructure at any site chosen for mining.  Most of Ashton’s property interests are located in remote, undeveloped areas and the availability of infrastructure such as surface access, skilled labour, fuel and power at an economic cost, cannot be assured.  These are integral requirements for exploration, development and production facilities on mineral properties.  Power may need to be generated on site.

Although substantial benefits may be derived from the discovery of a major diamond deposit, no assurance can be given that diamonds will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.

Diamond Markets

The marketability of diamonds acquired or discovered by Ashton may be affected by numerous factors that are beyond the control of Ashton and that cannot be accurately predicted.  These factors include market fluctuations, the proximity and capacity of processing and facilities and the performance of processing equipment.  Other potential factors are government regulations, including those related to royalties, allowable production, importing and exporting of diamonds, requirements for “value added” processing of rough diamonds in Canada and environmental protection.  Any of these factors, or two or more in combination, may result in Ashton not receiving an adequate return of investment capital.

The mining industry, in general, is competitive.  Accordingly, there is no assurance that, even if commercial quantities of diamonds are discovered, a profitable market will exist for the sale of the diamonds produced.  Factors beyond the control of Ashton may affect the marketability of any diamonds or other minerals discovered.  Pricing is affected by many factors beyond Ashton’s control including international economic and political trends, global or regional consumption and demand patterns, currency exchange rates, increased production and the influence of the world’s major diamond producing companies.  There is no assurance that the price of diamonds recovered from any diamond deposit will be such that they can be mined at a profit.

Title Risks

Although Ashton has exercised the usual due diligence with respect to determining title to properties in which it has a material interest, there is no guarantee that title to these properties will not be challenged or impugned.  Ashton has not conducted surveys of the claims in which it holds direct or indirect interests and therefore, the precise area and location of such claims have not been confirmed.  Ashton’s mineral property interests may be subject to prior unregistered agreements or transfers or aboriginal land claims and title may be affected by undetected defects.

Environmental Regulations, Permits, and Licences

Ashton’s operations are subject to various laws and regulations governing the protection of the environment, exploration, development, production, taxes, labour standards, occupational health, waste disposal, safety and other matters.  Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations.

The current operations of Ashton require permits from various governmental authorities.  In addition, these operations are governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.  There can be no assurance that all permits which Ashton may require for its operations and exploration activities will be obtainable on reasonable terms or on a timely basis or that the applicable laws and regulations would not have an adverse effect on any mining project which Ashton might undertake.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.  Parties engaged in mining operations may be required to compensate those incurring loss or damage by reason of mining activities and may be liable for the payment of civil or criminal fines or penalties imposed for violations of applicable laws or regulations particularly environmental laws.

Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on Ashton.  In turn, this could result in increased capital expenditures or production costs or reduced levels of production at producing properties or require abandonment or delays in development of new mining properties.

Competition and Agreements with Other Parties

The mining industry is competitive in all its phases, and Ashton competes with other companies that have greater financial resources and technical capabilities.  Competition could adversely affect Ashton’s ability to acquire suitable producing properties or prospects for mineral exploration in the future.

Ashton may, in the future, be unable to meet its share of costs incurred under agreements to which it is a party.  In those circumstances, Ashton’s interest in the properties subject to agreements could be reduced as a result.  Also, if other parties to such agreements do not meet their share of such costs, Ashton may not be able to finance the expenditures required to complete recommended programs.

Material Contracts

The only material contracts entered into by Ashton or on its behalf in the last two years, other than contracts in the ordinary course of business, are as follows:

1.                                       Agency Agreement dated December 19, 2005, with Canaccord Capital Corporation and Dundee Securities Corporation in respect of an offering of 3,460,000 flow-through Common Shares;

2.                                       Underwriting agreement dated March 13, 2006, with GMP Securities L.P., Canaccord Capital Corporation, Dundee Securities Corporation and National Bank Financial Inc. in respect of offering by way of short form prospectus of 10,714,286 Common Shares; and

3.             The Amalgamation Agreement.

Legal Proceedings

Ashton is not aware of any material litigation outstanding, threatened or pending, as of the date hereof, by or against Ashton, other than as disclosed in the audited and unaudited financial statements of Ashton incorporated by reference herein.

Expert

Name of Expert

Brooke P. Clements, M.Sc., P.Geol, is Vice President, Exploration of Ashton and a “qualified person” for the purposes of National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”).  Mr. Clements is responsible for the design and conduct of all of Ashton’s exploration programs and for the verification and quality assurance of analytical results.

Interests of Expert

The expert named above is an employee of Ashton who has been granted stock options that, when exercised, entitle the holder to acquire less than one per cent of Ashton’s issued and outstanding Common Shares.

Auditors, Transfer Agents and Registrars

The auditor of Ashton is PricewaterhouseCoopers LLP at its office in Vancouver, British Columbia.  PricewaterhouseCoopers LLP has advised Ashton that it is independent within the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia and within the meaning of applicable securities Law.

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc., at its office in Vancouver, British Columbia.

INFORMATION CONCERNING STORNOWAY, NEWCO AND CONTACT

Name, Address and Incorporation

Stornoway is constituted under the BCBCA.  The head office and registered office of Stornoway are located at Suite 860 – 625 Howe Street, Vancouver, British Columbia, V6C 2T6.  Stornoway was incorporated under the Company Act (British Columbia) under the name Condor Precious Metals Inc. on November 16, 1986.  On October 7, 1991, that entity changed its name to Condor International Resources Inc.

On May 3, 1999, Condor International Resources Inc. changed its name to Northern Empire Minerals Ltd.  On July 22, 2003, following its acquisition of Stornoway Ventures Ltd. pursuant to a court approved plan of arrangement, Northern Empire Minerals Ltd. changed its name to Stornoway Diamond Corporation.

On April 30, 2005, Stornoway and its wholly-owned subsidiary, Stornoway Ventures Ltd., were amalgamated as one company under the name Stornoway Diamond Corporation.

Stornoway is governed by the BCBCA and Ashton is governed by the CBCA.  For a summary comparison of certain provisions of the BCBCA and the CBCA, please refer to Appendix “E” to this Information Circular.

Intercorporate Relationships

Stornoway owns a controlling interest in each of Ashton and Contact, both of which are presently listed on the TSX.  Stornoway currently owns 71,953,826 Common Shares, representing approximately 75.6% of Ashton’s outstanding Common Shares.  Contact is incorporated under the Business Corporations Act (Ontario) and Stornoway owns 40,857,516 common shares of Contact, representing approximately 93.1% of its outstanding shares.  On December 18, 2006, Stornoway delivered a Notice of Compulsory Acquisition to the shareholders of Contact and, pursuant to the applicable provisions of the Business Corporations Act (Ontario), will be deemed to own 100% of the outstanding common shares of Contact on or about January 17, 2007, unless a court order is issued specifying an alternate date.

General Description of Stornoway’s Business

Stornoway is a diamond exploration company that is engaging in exploration activities for diamonds throughout Canada and in Botswana, Africa.  Stornoway is in the exploration stage and has no production and is currently looking for commercial diamond deposits.  To this point, Stornoway has funded itself through the sale of its securities.  In general, within its own landholdings Stornoway has exposure to three advanced diamond exploration projects that have the potential to contribute future reserves to the company.  These projects are all located in the eastern arctic, within 50 kilometres of tidewater.

Stornoway’s material mineral properties are the Aviat Properties on the Melville Peninsula and the Churchill Diamond Project, both located in Nunavut, Canada.  The Aviat Properties lie on the Melville Peninsula, and are being explored under two separate joint ventures (with BHP Billiton and Hunter Exploration Group).  Stornoway is currently participating in four additional joint venture projects on the Melville Peninsula including the Fury, Sarcpa and Gem properties (with Strongbow Exploration Inc. and New Dimension Resources Ltd.), the Alexis Joint Venture and Qilalugaq projects (with BHP Billiton) and Wales Island (with BHP Billiton and Strongbow).  Together with the Churchill Diamond Project (Shear Minerals Ltd and BHP Billiton) and the Churchill West Diamond Project (with International Samuel, Shear and BHP Billiton), Stornoway’s landholdings in eastern Nunavut total more than 9 million acres.

Stornoway also holds indirect interests in the diamond properties of Ashton and Contact through its ownership of controlling interests in each of Ashton and Contact.

During 2006, Stornoway collected some 5,000 sediment samples for indicator minerals, flew about 100,000 line kilometres of airborne, ground checked about 330 airborne targets, completed 50 ground geophysical grids, and drilled about 6,000m of core. Approximately 2,100kg of rock (core + grabs) was collected for caustic fusion and about 10 tonnes of material for DMS work. Shear Minerals (operator of the Churchill Project) has collected an additional 21 tonnes for DMS work. At the present time Stornoway’s kimberlite portfolio comprises some 89 bodies of which 25 are significantly diamondiferous. Results are pending for two of the most recent discoveries and are not available for two others (BHP did not fuse two bodies at Area 8). Stornoway currently holds about 15.2 million acres (37 properties) in Canada and another 1.1 million acres in Botswana.  Over the next 12 months this figure is expected to drop to about 7 million acres in 25 properties as Stornoway focuses on more prospective areas.

Documents Incorporated by Reference

This Information Circular incorporates by reference information from other documents of Stornoway filed with securities commissions or similar regulatory authorities in Canada.  These documents are available under Stornoway’s profile on the SEDAR website at www.sedar.com, except items (f) and (g) are available under Ashton’s and Contact’s profiles, respectively, on the SEDAR website at www.sedar.com.

The following documents of Stornoway, which have been filed with the various securities commissions or similar regulatory authorities in each of the provinces of Canada, are specifically incorporated by reference into this Information Circular and form an integral part of this Information Circular:

(a)                                  unaudited interim consolidated financial statements and notes thereto as at October 31, 2006 and for the six months ended October 31, 2006 and October 31, 2005 and management’s discussion and analysis of the financial condition and results of operations for these respective periods;

(b)                                 audited consolidated financial statements and notes thereto at April 30, 2006 and 2005 and for the years then ended and the auditors’ reports thereon and management’s discussion and analysis of the financial condition and results of operations for these years;

(c)                                  renewal annual information form dated July 11, 2006 for the year ended April 30, 2006;

(d)                                 information circular dated July 20, 2006 prepared in connection with annual meeting of shareholders of Stornoway held August 23, 2006;

(e)                                  material change reports dated July 24, 2006, September 20, 2006 and November 20, 2006;

(f)                                    the Take-Over Bid Circular; and

(g)                                 the offer and circular dated August 10, 2006 in respect of the offer to acquire all of the outstanding shares of Contact.

Any material change report (except any confidential material change report), interim consolidated financial statements, management’s discussion and analysis for an interim financial period, consolidated financial statements for the most recently completed financial year (together with the accompanying report of the auditor) and any information circular filed by Contact with the applicable securities commissions in Canada after the date of this Information Circular and before the Meeting shall be deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Information Circular shall be deemed to be modified or superseded for the purposes of this Information Circular to the extent that a statement contained in this Information Circular, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Information Circular, modifies or supersedes that statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes.  The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not be deemed, except to the extent so modified or superseded, to constitute part of this Information Circular.

The following documents of Contact, which have been filed with the various securities commissions or similar regulatory authorities in each of the provinces of Canada, are specifically incorporated by reference into this Information Circular and form an integral part of this Information Circular. These documents are also available under Contact’s profile on the SEDAR website at www.sedar.com:

(a)                                  audited consolidated financial statements, and the related notes thereto, as at December 31, 2005 and December 31, 2004 and for each of the years then ended and the auditors’ report thereon in the three year period ended December 31, 2005 and management’s discussion and analysis of the financial condition and results of operations of Contact for those respective periods;

(b)                                 annual information form dated March 3, 2006 for the fiscal year ended December 31, 2005;

(c)                                  management information circular dated March 3, 2006 for Contact’s annual meeting of shareholders held on May 12, 2006;

(d)                                 material change report dated July 24, 2006 relating to the take-over bid;

(e)                                  take-over bid circular dated August 10, 2006, relating to Stornoway’s offer to purchase all of the outstanding shares of Contact and relating to the take-over bid;

(f)                                    director’s circular dated August 10, 2006, recommending acceptance of the offer by Stornoway to purchase all of the outstanding shares of Contact; and

(g)                                 unaudited interim consolidated financial statements and the related notes thereto, as at September 30, 2006, and for the nine month periods ended September 30, 2006 and 2005 and management’s discussion and analysis of the financial condition and results of operations of Contact for those respective periods.

Any material change report (except any confidential material change report), unaudited interim consolidated financial statements, management’s discussion and analysis for an interim financial period, consolidated financial statements for the most recently completed financial year (together with the accompanying report of the auditor) and any information circular filed by Contact with the applicable securities commissions in Canada after the date of this Information Circular and before the Meeting shall be deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Information Circular shall be deemed to be modified or superseded for the purposes of this Information Circular to the extent that a statement contained in this Information Circular, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Information Circular, modifies or supersedes that statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes.  The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not be deemed, except to the extent so modified or superseded, to constitute part of this Information Circular.

Exploration Update – Stornoway’s Advanced Properties

Aviat Project, Nunavut

The Aviat Joint Venture, situated on the northern Melville Peninsula, Nunavut, is a partnership between Stornoway (70%), BHP Billiton Diamonds Inc. (20%) and Hunter Exploration Group (10%) that covers approximately 4.0 million acres of the Melville Peninsula.  BHP Billiton elected to dilute their interest by not contributing their share of the 2006 exploration budget and revised ownership percentages will be determined once the final cost of the 2006 work program has been compiled.  The project was Stornoway’s principal exploration focus for 2006.

Stornoway’s press release of October 11, 2006, provided an update on the 2006 summer exploration activities on the Aviat Project, and announced completion of a drill program designed to test the source of unexplained indicator mineral anomalies at the east end of the Tremblay Corridor.  As a result of this work there are 11 known kimberlite bodies: AV1, AV1 West, AV2 Upper, AV2 Lower, AV3, AV4, AV5, AV67, AV8 Upper, AV8 Middle, and AV8 Lower.  All bodies tested to date have proven diamondiferous, and together could comprise significant tonnage potential.

During the summer program, Stornoway drilled a total of 1,833m in 22 holes, resulting in kimberlite intercepts up to 5.25m true thickness.  In the eastern part of the Tremblay Corridor, eight separate kimberlites intersected over an area measuring about 1.5 by 3.5km comprise shallowly dipping (8 to 20 degrees), macrocrystic hypabyssal kimberlite sheets with associated zones of kimberlite breccia.  These kimberlites are thought to be part of a sequence of layered, horizontally stacked sheets separated by vertical distances of 10 to 30m. Prospecting and till sampling results indicate that additional kimberlite sources occur within the same area, and will be the object of future drilling.

Stornoway is investigating the hypothesis, supported by 62 drill holes completed in the area to date, that the eight eastern kimberlites represent occurrences of a single system of stacked kimberlite sheets underlying the entire 1.5 by 3.5 kilometer area.  One such sheet alone would represent a substantial potential tonnage of diamondiferous material. Additional drilling is required to properly test this hypothesis, which remains conceptual at this stage.

The following kimberlite summary table is intended for reference only, and may be subject to revision based on new results or re-interpretation of existing data.  Dimensions of the bodies as reported are conservative and are confined to areas that have been drill tested or subjected to surface trenching.  The kimberlites remain open along strike, down-dip and in some cases up-dip as well.  Not all drilling to date has conformed to a consistent grid pattern.  The macrodiamond grade for kimberlite A67 is calculated as a weighted average of grades previously reported for samples collected from the AV6 and AV7 outcrops, which were originally believed to represent two separate kimberlite bodies.

					Approximate Dimensions Implied By Current Drilling
Kimberlite Body	Body Type	Kimberlite Cluster or Group	Grade (carats per tonne) for stones >0.85mm	Tonnes processed through DMS to date	Average or Assumed Width/ Thickness (m)	Drilled Strike Extent or Length (m)	Drilled Depth or Dip Extent (m)	Dip (degrees)
AV1	pipe-like	West	0.83	10.4	50	225	120	subvertical
AV1 West	sheet-like	West	n/a	n/a	1.2	200	100	subvertical
AV4	pipe-like	West	pending	2.0	23	120	100	subvertical
AV2 upper	sheet-like	East	pending	2.1	1.6	150	200	~10
AV2 lower	sheet-like	East	n/a	n/a	3.3	150	200	~10
AV3	sheet-like	East	0.86	1.5	3.5	400	200	~8-12
AV5	sheet-like	East	pending	2.3	1.5	200	150	~10-15
AV67	sheet-like	East	0.86	4.5	4.2	1000	400	~8
AV8 upper	sheet-like	East	pending	1.5	2.9	650	375	~10-15
AV8 middle	sheet-like	East	n/a	n/a	2.0	300	375	~15-20
AV8 lower	sheet-like	East	n/a	n/a	1.0	300	375	~10-15

n/a = no macrograde available (diamonds recovered from caustic fusion only)

Previously reported descriptions of the AV1, AV1 West and AV4 kimberlites remain unchanged. AV1 and AV4 are complex pipe-like kimberlites situated at the west end of the known kimberlite trend.  AV1 has a reported grade of 0.83 carats per tonne from a 10.4 tonne sample.

In addition to the drill program, work completed this summer included prospecting traverses over about 775km that successfully identified 122 new kimberlite boulder occurrences, and the collection of approximately 2,100 till samples to better define 15 unsourced indicator mineral trains with promising diamond inclusion chemistry.  This work has confirmed the likelihood of further discoveries in the prolific Aviat kimberlite district.

Churchill Project, Nunavut

The Churchill Project is owned by joint venture partners Shear Minerals Ltd., which, prior to BHP Billiton’s dilution, had a 51% interest and is the operator, Stornoway (35%) and BHP Billiton (14%).  In April, 2006, Shear, as operator of the Churchill joint venture, announced that BHP Billiton had chosen not to participate for its share of the 2006 exploration budget and that its ownership interest will dilute from 14% to 11.3%.  Shear and Stornoway each elected to fund the proposed program and as a result their ownership interests will increase to 52.6% and 36.1%, respectively.  Extensive exploration efforts over the last four years have allowed the landholdings, situated near the community of Rankin Inlet, to be reduced to about 1.4 million acres.  The nearby Churchill West Property (48.7 % International Samuel Exploration Corp.; 26.8% Shear; 18.4% Stornoway and 6.1% BHP Billiton) comprises an additional 418,000 acres.

To date, 46 kimberlites have been discovered on the Churchill Project.  The four most recent kimberlite discoveries (PST003, Notch, Jigsaw and Kahuna) are thought to represent subvertical to steeply dipping dyke-like bodies with widths from approximately 0.7 to 4.0m.  All of these bodies have subsequently proven to be diamondiferous and have returned some of the best early stage microdiamond counts in the eastern Arctic and Canada to date.  The discovery of the Notch and Jigsaw kimberlites was covered in Stornoway’s Annual MD&A dated August 1, 2006. Discovery of the Kahuna kimberlite was announced on October 18, 2006.  Approximately 20 tonnes of material total has been collected from the four kimberlites (PST003, Notch, Jigsaw and Kahuna) for an analysis of macrodiamond content.  This material is currently being crushed and concentrated, with results due in early 2007.

On September 20, 2006, Stornoway and Shear reported that a total of 778 diamonds, including seventeen macrodiamonds, were recovered from a composite 104.8 kg sample of kimberlite collected from outcrop at the Notch kimberlite and a total of 157 diamonds, including seven macro diamonds, were recovered from a composite 44.35 kg sample of kimberlite collected from the Jigsaw kimberlite outcrop.

Following these and the previous encouraging diamond results from kimberlite PST003, mini-bulk samples with a cumulative weight of approximately 16 tonnes of kimberlite have been collected from four surface sites of kimberlite outcrop on the property as follows: 5.8 tonnes of material has been collected from the Jigsaw kimberlite, 5.3 tonnes from the Notch kimberlite, 600kg from the Notch North kimberlite, and 4.3 tonnes from the PST003 kimberlite.

On October 18, 2006, Stornoway and Shear reported that drilling in the Josephine River corridor resulted in the discovery of the Kahuna kimberlite dyke with true widths in the order of 3.5-4.0m based on drilling as well as surface exposures. Kahuna represents a 5.5km long linear magnetic high trend that has been drill tested at two separate sites and trenched at two sites along its length.  Drill hole KD-26a intersected an 11.4m interval of coarse grained highly macrocrystic pyrope-bearing kimberlite.  This hole was drilled at a -70 degree dip across the kimberlite that is interpreted as a 4m wide vertical dyke.  In order to test the northern and southern extensions of the Kahuna trend, additional holes were drilled 2.0km to the south (KD-25) and 2.5km to the north (KD-32/32a) of the main Kahuna dyke; both locations intersected macrocrystic kimberlite.  A mini-bulk sample weighing 3.6 tonnes was collected for DMS processing.

On December 5, 2006, Stornoway and Shear announced that a total of 324 diamonds were recovered from a 57.6kg composite drill core sample collected at two sites approximately 2.5km apart along the Kahuna kimberlite trend.  Another 583 diamonds were reported from a composite 77.05kg sample of kimberlite collected from the balance of drilling at two sites along the Notch kimberlite.  Notch South results are derived from six drill hole intercepts and Notch North from three drill hole intercepts.  The Notch kimberlite is situated 10km southwest of Kahuna.

Qilalugaq, Nunavut

The Qilalugaq Property was originally acquired and explored by BHP Billiton beginning in 2002 and has undergone several phases of exploration using airborne geophysics, property wide till sampling, drilling and limited minibulk sampling.  Eleven kimberlites were discovered as a result of this work, ten of which were analysed and proved diamondiferous.  The largest kimberlite identified by BHP Billiton is a 14 ha (approximately) complex made up of the Qilalugaq 1, 2, 3, and 4 pipes and represents the largest kimberlite discovered in the eastern arctic to date.

During a three week reconnaissance exploration program operated by Stornoway, weathered, in situ, hypabyssal kimberlite was found along two separate parallel linear structures.  These new kimberlite occurrences, Naujaat 1 and Naujaat 2, have been traced at surface over strike lengths of approximately 3000m and 600m, and average 4.5 m and 2.3 m in width, respectively.

The average width of the first structure, where bounded by outcrop, is estimated at 4.5m.  The true width/nature/continuity of the Naujaat 1 kimberlite is unknown, although it is believed to be dyke-like in character extending over a strike length of 3000m.  About 200 kilograms of kimberlite has been collected for microdiamond determination by caustic fusion analysis and a further 950kg of material for macrodiamond extraction by dense media separation (DMS).  Results will be reported when available.  Naujaat 1 is situated within 800m of a known kimberlite pipe, and was discovered while prospecting in the vicinity of an anomalous, unsourced, indicator mineral train.  Prospecting also discovered a second new kimberlite occurrence (Naujaat 2) along a parallel structure some 500m south of the first discovery.  Discontinuous exposures of kimberlite float/subcrop were found over a 600m strike length within a 2.3m wide host structure.  Kimberlite from Naujaat 2 has also been collected for caustic fusion and results will be reported when available.  Numerous other unsourced mineral trains remain on the property and will be investigated during 2007.

Elsewhere on the Qilalugaq Property, Stornoway has extracted in excess of 4,200kg (wet) of material from the previously drilled A28 kimberlite from two test pits; collected 240kg of kimberlite for caustic fusion and indicator mineral analyses; completed ground geophysics on seven targets, including some of the known kimberlites that had not previously been evaluated by ground geophysical techniques; collected 469 till samples, including detailed samples designed to follow-up five known anomalous areas with promising mineral chemistry; and identified kimberlite float boulders in proximity to known kimberlites.

Description of Capital Structure

The authorized share capital of the Stornoway consists of an unlimited number of Stornoway Shares.  As at December 15, 2006, 154,889,974 Stornoway Shares were issued and outstanding as fully paid and non-assessable shares.

As outlined above, Stornoway will be deemed to own 100% of the outstanding common shares of Contact on or about January 15, 2007, at which point approximately 156 million Stornoway Shares are expected to be issued and outstanding.  Following completion of the Amalgamation and assuming the Maximum Cash Consideration will be paid in respect of the acquisition of the Common Shares thereunder, the number of Stornoway Shares expected to be issued and outstanding is approximately 168 million Stornoway Shares.

The holders of Stornoway Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of Stornoway and each Stornoway Share confers the right to one vote in person or by proxy at all meetings of the shareholders of Stornoway.  The holders of the Stornoway Shares, subject to the prior rights, if any, of the holders of any other class of shares of Stornoway, are entitled to receive such dividends in any financial year as the board of directors of Stornoway may by resolution determine.  In the event of the liquidation, dissolution or winding-up of Stornoway, whether voluntary or involuntary, the holders of the Stornoway Shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of Stornoway, the remaining property and assets of Stornoway.

Price Range and Trading Volumes of Stornoway Shares

The Stornoway Shares are listed and posted for trading on the TSX under the trading symbol “SWY”.  The following tables set forth, for the periods indicated, the reported high, low and closing sale prices and the aggregate volume of trading of the Stornoway Shares on the TSX:

Monthly Price Range and Trading Volumes

				Average
Month	High	Low	Close	Volume
	($)	($)	($)
2006
May	1.80	1.32	1.43	6,480,231
June	1.42	1.01	1.19	945,891
July	1.35	1.06	1.24	1,098,884
August	1.26	1.02	1.09	1,833,516
September	1.14	0.86	0.90	2,968,582
October	1.19	0.90	0.94	3,559,439
November	0.99	0.87	0.91	2,928,436
December 1- 14	1.11	0.89	0.99	3,089,065

Note:
Source: TSX Market Data.

Quarterly Price Range and Trading Volumes

				Average
Month	High	Low	Close	Volume
	($)	($)	($)
2005
January - March	2.04	1.50	1.81	5,993,912
April - June	1.83	1.20	1.25	5,711,433
July - September	1.44	1.00	1.09	4,752,058
October - December	1.16	0.69	1.05	10,551,097

2006
January - March	1.39	0.95	1.10	12,661,645
April - June	1.80	0.96	1.19	20,206,522
June - September	1.42	0.86	0.90	6,846,873

Bridge Loan Facility

In order to finance part of the cash payable under the Take-Over Bid, Stornoway has borrowed a total of $14,941,000 under a credit facility (the “Bridge Facility”) provided by a Canadian Chartered Bank.  The Bridge Facility is a non-revolving secured bridge loan facility of up to $32.5 million and all amounts advanced are repayable in full on March 20, 2007, but may be prepaid without penalty.  The Bridge Facility bears interest at the lender’s prime rate plus 4.5% per annum or banker’s acceptance plus 5.5% per annum, at the option of Stornoway.  Stornoway has paid a commitment fee of $1,000,000 and a drawdown fee of $2,000,000, and is required to pay a further $1,500,000 fee on December 20, 2006, to the Canadian Chartered Bank under the Bridge Facility.  Under the Bridge Facility, Stornoway has agreed to use reasonable best efforts to complete an equity offering to repay the Bridge Facility.  There is mandatory prepayment of the Bridge Facility from the net proceeds from issuances of equity, options exercises or convertible debt by Stornoway as well as the net proceeds of subsidiary dividends and other distributions, asset sales and permitted issuances of debt.  The Bridge Facility is secured by a pledge of the Common Shares acquired by Stornoway pursuant to the Take-Over Bid, the cash balances of Stornoway and its wholly-owned subsidiaries and a first-ranking security interest in all of the assets of Stornoway and its subsidiaries.  The Bridge Facility provides that upon acquisition of 100% of the Common Shares by Stornoway, Stornoway will cause Ashton to become a guarantor of the Bridge Facility and to grant a first ranking security interest in all of its assets to secure such guarantee.  Stornoway has also committed to retain BMO Capital Markets and Canaccord Adams as co-lead managers in respect of any refinancing of the Bridge Facility by way of private placement or public offering.

Principal Holders of Voting Securities

No person beneficially owns, directly or indirectly, or controls or directs shares carrying 10% or more of the voting rights attached to all shares of Stornoway except, Agnico-Eagle and the Rio Tinto group currently hold 22,597,831 Stornoway Shares and 25,559,725 Stornoway Shares, respectively, representing 14.6% and 16.5% of the outstanding Stornoway Shares, respectively.

Options to Purchase Stornoway Securities

As at December 13, 2006, Stornoway had the following options to purchase Stornoway Shares outstanding:

Number of Shares	Exercise Price	Expiry Date	Total Vested
300,000	$0.65	April 4, 2007	300,000
230,000	$0.85	February 7, 2008	230,000
485,040	$0.97	February 11, 2008	485,040
150,000	$1.25	April 8, 2008	150,000
903,256	$1.70	January 8 , 2009	903,256
345,000	$2.05	August 19, 2009	345,000
145,000	$1.80	September 28, 2009	145,000
335,000	$1.70	May 18 , 2010	335,000
381,667	$1.05	December 30 , 2010	254,445
1,050,000	$1.15	April 24, 2011	350,000
4,324,963			3,497,741

In addition, as at December 13, 2006, Stornoway had warrants to purchase up to 192,000 Stornoway Shares outstanding, each warrant entitling the holder to acquire one Stornoway Share at a price of $1.25 per share up to November 29, 2008.

Consolidated Capitalization

As a result of concurrent takeover bids for all of the shares of each of Ashton and Contact, Stornoway acquired 75.6% and 93.1% of the outstanding shares of Ashton and Contact, respectively.  Stornoway has commenced compulsory acquisition proceedings to acquire the remaining shares of Contact and will be deemed to own 100% of the outstanding shares of Contact on or about January 17, 2007.  Under the take-over bids, Stornoway has issued 38,295,512 Stornoway Shares and paid $42,455,847 in cash to the Shareholders and Stornoway has issued 14,708,707 Stornoway Shares to Contact shareholders.  In order to finance payment of the cash payable under the Take-Over Bid for the Common Shares, Stornoway sold to Agnico-Eagle 17,629,084 subscription receipts at $1.2763 per subscription receipt, for gross proceeds of $22,500,000, all of which have now been converted into 17,629,084 Stornoway Shares, and borrowed $14.91 million under the Bridge Facility.

Stornoway’s cash and short-term investments changed only slightly during the six month period ended October 31, 2006, from $23.77 million to $22.5 million; included in this amount is $4.4 million restricted for use to pay fees and expenses associated with the Bridge Facility and amounts that must be spent on exploration expenditures which qualify as a “Canadian exploration expense” for Canadian income tax purposes.  Stornoway’s current liabilities increased significantly during such period, from $1.4 million at April 30, 2006 to $31.7 million at October 31, 2006.  The increase consists of a $14.9 million payable on the Bridge Facility of $32.5 million; this Bridge Facility was drawn to finance the take-up of the Common Shares.  In addition, Stornoway acquired, as part of the Contact acquisition, a loan payable of $3.9 million to Agnico-Eagle, formerly a significant shareholder in Contact.

On November 29, 2006, Stornoway completed two offerings for gross proceeds of $4,175,000 from the issuance of 3,340,000 flow-through common shares.  In one offering, Canaccord Adams and BMO Capital Markets (the “Underwriters”) arranged for the purchase of 3,200,000 flow-through common shares of Stornoway on a private placement basis at a price of $1.25 per flow-through common share for gross proceeds of $4,000,000.  The Underwriters were paid a cash fee in the amount of 6% of gross proceeds and were issued 192,000 broker warrants, each broker warrant entitling the holder to acquire one Stornoway Share (a “Warrant Share”) at a price of $1.25 per share up to November 29, 2008.  In the second offering, five investors purchased, on a non-brokered private placement basis, 141,000 flow-through shares at a purchase price of $1.25 per share for gross proceeds of $176,500.

Directors and Officers

The name, province or state, country of residence, position or office held with Stornoway and principal occupation during the past five years of each director and executive officer of Stornoway are described below:

Name and Address	Office or Position Held	Previous Service as a Director	Principal Occupation during past five years
David Garofalo Ontario, Canada	Director	Since November 16, 2006	Vice-President, Finance and Chief Financial Officer of Agnico-Eagle Mines Ltd.
Catherine McLeod-Seltzer British Columbia, Canada	Co-Chairperson and Director	Since July 16, 2003

Chairman of Pacific Rim Mining Corporation and officer since 1997; Chairman of Bear Creek Mining Corporation; Director of the following publicly traded companies: Miramar Mining Corporation, Kinross Gold Corporation, Peru Copper Inc.

D. Bruce McLeod British Columbia, Canada	Chief Operating Officer and Director	Since May 26, 2000	Professional Mining Engineer; senior officer & director of Tenajon Resources Corp., International Northair Mines Ltd., Sherwood Copper Corporation, Troon Ventures Ltd., New Dimension Resources Ltd.
Peter B. Nixon Ontario, Canada	Director	Since March 19, 2003	Director of Reunion Gold Corp., Miramar Mining Corp. and Dundee Precious Metals
John E. Robins British Columbia, Canada	Co-Chairperson and Director	Since January 1999	Professional Geologist; Co-Chairman & Director, Committee Bay Resources; Director, International Northair Mines; Director, Troon Ventures Ltd.; VP Corporate Development, Tenajon Resources Corp.
Jeff Stibbard British Columbia, Canada	Director	Since August 19, 2004	General Manager of Mining, Albian Sands Energy Inc., 2000 – 2004; Manager of Mine Construction, Albian Sands Energy Inc., 1999 – 2000
Eira Thomas British Columbia, Canada	President, Chief Executive Officer and Director	Since July 16, 2003

Geologist; Director of Strongbow Exploration Inc. (formerly Navigator Exploration Corp.), since 1998; Director of Suncor Energy Inc. since 2006; Director of Fortress Minerals Ltd. since 2004; Director of NWT Chamber of Mines; Director of the Prospectors and Development Assoc. of Canada

Anthony P. Walsh British Columbia, Canada	Director	Since August 19, 2004	Chartered Accountant; President, CEO and Director of Miramar Mining Corporation; Director of Axmin Inc. and Minieres du Nord Ltd.
David M. Douglas British Columbia, Canada	Corporate Secretary	N/A

Chartered Accountant; Corporate Secretary, Northair Group of Companies, since June 2005, including International Northair Mines Ltd., Sherwood Copper Corporation, New Dimension Resources Ltd., Tenajon Resources Corp., Troon Resources Ltd.; Corporate Finance Consultant, 2002-2005; Corporate Finance Analyst, Global Securities Corporation, 1998-2002

Zara E. Boldt British Columbia, Canada	Controller	N/A

Certified General Accountant; Controller, Northair Group of Companies, since May 2004, including International Northair Mines Ltd., New Dimension Resources Ltd., Tenajon Resources Corp., Troon Resources Ltd. and Sherwood Copper Corporation; Controller and Corporate Secretary, Strongbow Exploration Inc.; formerly Accounting Manager, Raymond James Ltd.

Name and Address	Office or Position Held	Previous Service as a Director	Principal Occupation during past five years
Robin Hopkins British Columbia, Canada	Vice President, Exploration	N/A

Professional Geologist (NT/NU); Consulting Geologist, Stornoway Diamond Corporation; Chief Technical Officer, Stornoway Ventures Ltd.; Technical Advisor, Strongbow Exploration Inc.; Vice President Exploration, Navigator Exploration Corp.

As at December 15, 2006, the directors and executive officers of Stornoway as a group beneficially owned, directly or indirectly, or exercised control or direction over, an aggregate of 5,357,043 common shares of Stornoway, representing approximately 3.5% of the issued and outstanding common shares of Stornoway.

Risks Relating to Stornoway

Stornoway’s operations are subject to the normal risks of mineral exploration, development and production. Shareholders should carefully consider the risk factors discussed in this Information Circular and the documents incorporated herein by reference, including the risk factors discussed below:

No Operating Profit — Need For Additional Funds — Dilution

Stornoway has no history of profitable operations and its present business is at the exploration stage.  Stornoway has no source of operating cash flow and no assurance that additional funding will be available to it for further exploration and development of its projects when required.  As such, Stornoway is subject to many risks common to such enterprises, including under-capitalization, cash shortages and limitations with respect to personnel, financial and other resources and the lack of revenues.  Although Stornoway has been successful in the past in obtaining financing through the sale of equity securities or joint ventures, there can be no assurance that Stornoway will be able to obtain adequate financing in the future or that the terms of such financing will be favourable.  Such means of financing typically result in dilution of a shareholder’s interest, either directly as a result of issuing equity securities or indirectly through dilution of an interest in one of Stornoway’s projects.  Failure to obtain additional financing could result in the delay or indefinite postponement of further exploration and development of its properties and ultimately in the loss of its properties.

Stornoway may, in the future, be unable to meet its share of costs incurred under agreements to which it is a party and it may have its interest in the properties subject to such agreements reduced as a result.  Also, if other parties to such agreements do not meet their share of such costs, Stornoway may not be able to finance the expenditures required to complete recommended programs.

Exploration and Development

Diamond exploration and development is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover diamond deposits but also from finding diamond deposits that, though present, are insufficient in quantity and quality to return a profit from production.

All of the claims and permits to which Stornoway has a right to acquire an interest are in the exploration stages only and are without a known body of commercial ore.  The business of diamond exploration in northern Canada can be a lengthy, time consuming, expensive process and can involve a high degree of risk.  Upon discovery of a diamond bearing kimberlite, the primary host-rock for diamonds, several stages of assessment are required before its economic viability can be determined. Assessment includes a determination of deposit size (tonnage), grade (carats/stone), diamond value (U.S.$/carat) and the associated costs of extracting and selling the diamonds. Development of the subject diamond properties would follow only if favourable results are obtained at each stage of assessment.  Although Stornoway has reported recoveries of diamonds from material extracted from kimberlite occurrences on Stornoway’s properties, the amount of material extracted is small and continuity of the diamond content of the kimberlitic body is not assured and cannot be assumed.  The development of a diamond mine in northern Canada has typically taken between seven and ten years from its initial discovery.  Few diamond deposits discovered are ultimately developed into producing mines.

There is no assurance that Stornoway’s diamond exploration activities will result in any discoveries of commercial bodies of ore.  The long-term profitability of Stornoway’s operations will in part be directly related to the costs and success of its exploration programs, which may be affected by a number of factors.

Substantial expenditures are required to establish reserves through drilling and to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Although substantial benefits may be derived from the discovery of a major diamond deposit, no assurance can be given that diamonds will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.

Nature of the Securities

The acquisition of securities of Stornoway involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks. Stornoway’s securities should not be purchased by persons who cannot afford the possibility of the loss of their entire investment.  Furthermore, an investment in securities of Stornoway should not constitute a major portion of an investor’s portfolio.

Price Volatility of Public Stock

The market price of securities of Stornoway has experienced wide fluctuations which may not necessarily be related to the operating performance, underlying asset values or prospects of Stornoway.  It may be anticipated that any market for Stornoway Shares will be subject to market trends generally and the value of Stornoway Shares on the TSX may be affected by such volatility.

Supplies, Infrastructure, Weather and Inflation

Stornoway property interests are located in remote, undeveloped areas and the availability of infrastructure such as surface access, skilled labour, fuel and power at an economic cost, cannot be assured.  These are integral requirements for exploration, development and production facilities on mineral properties.  Power may need to be generated on site.

Due to the remoteness of its exploration projects, Stornoway is forced to rely heavily on air transport for the supply of goods and services.  Air transport in northern Canada is very susceptible to disruptions due to adverse weather conditions, resulting in unavoidable delays in planned programs and/or cost overruns.

Recent, improved market conditions for resource commodities after several years of record low prices has resulted in a dramatic increase in mineral exploration investment and activity in Canada.  While inflation has not been a significant factor affecting the cost of goods and services in Canada in recent years, this renewed exploration activity has resulted in a shortage of experienced technical staff, and heavy demand for drillers, geophysical surveying crews as well as goods and services needed by the exploration community.

It is difficult at this stage to quantify the effect of increased demand for these goods and services used in Stornoway’s exploration programs, but there is anecdotal evidence that cost increases during the upcoming field season will be considerably higher than the rate of inflation prevailing in other sectors of the economy.  Exploration companies can also expect to experience difficulty in scheduling drilling contracts, airborne geophysical surveys and other services that are key components of early stage exploration programs.

Market for Diamonds

The mining industry, in general, is intensely competitive and there is no assurance that, even if commercial quantities of diamonds are discovered, a profitable market will exist for the sale of the diamonds produced.  Factors beyond the control of Stornoway may affect the marketability of any diamonds or other minerals discovered.  Pricing is affected by numerous factors beyond Stornoway’s control such as international economic and political trends, global or regional consumption and demand patterns, increased production and the influence of the world’s largest diamond producer, De Beers Consolidated Mines Ltd.  There is no assurance that the price of diamonds recovered from any diamond deposit will be such that they can be mined at a profit.

Marketability of Diamonds

The marketability of diamonds acquired or discovered by Stornoway may be affected by numerous factors which are beyond the control of Stornoway and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of processing facilities, processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, requirements for “value added” processing of rough diamonds in northern Canada and environmental protection, the combination of which factors may result in Stornoway not receiving an adequate return of investment capital.

Title Risks

Although Stornoway has exercised the usual due diligence with respect to determining title to properties in which it has a material interest, there is no guarantee that title to such properties will not be challenged or impugned. Stornoway’s mineral property interests may be subject to prior unregistered agreements or transfers or native land claims and title may be affected by undetected defects.  Surveys have not been carried out on the majority of Stornoway’s mineral properties, therefore in accordance with the laws of the jurisdiction in which such properties are situated, their existence and area could be in doubt.

Environmental Regulations, Permits and Licenses

Stornoway’s operations are subject to various laws and regulations governing the protection of the environment, exploration, development, production, taxes, labour standards, occupational health, waste disposal, safety and other matters.  Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution.  A breach of such legislation may result in imposition of fines and penalties.  In addition, certain types of operations require the submission and approval of environmental impact assessments.  Environmental legislation is evolving in a direction of stricter standards, and enforcement, and higher fines and penalties for non-compliance.  Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.  The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations.  Stornoway intends to fully comply with all environmental regulations.

The current operations of Stornoway require permits from various domestic authorities and such operations are governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.

Stornoway believes it is in substantial compliance with all material laws and regulations, which currently apply to its activities.  There can be no assurance, however, that all permits which Stornoway may require for its operations and exploration activities will be obtainable on reasonable terms or on a timely basis or that such laws and regulations would not have an adverse effect on any mining project which Stornoway might undertake.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.  Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on Stornoway and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

Operating Hazards and Risks

While Stornoway does not presently engage in mining operations, its goal is to discover and develop a diamond deposit and put it into production.  Mining operations involve many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur.  Operations in which Stornoway has a direct or indirect interest will be subject to all the hazards and risks normally incidental to exploration, development and production of diamonds and other metals, any of which could result in damage to or destruction of mines and other producing facilities, damage to life and property, environmental damage and possible legal liability for any or all damage.  Although Stornoway maintains liability insurance in an amount which it considers adequate, the nature of these risks is such that liabilities could exceed policy limits, in which event Stornoway could incur significant costs that could have a materially adverse effect upon its financial condition.

Competition for Properties and Qualified Personnel

The mining industry is intensely competitive in all its phases, and Stornoway competes with other companies that have greater financial resources and technical capacity.  Competition could adversely affect Stornoway’s ability to acquire suitable properties, prospects or qualified personnel in the future.

Economic Conditions

Unfavourable economic conditions may negatively impact Stornoway’s financial viability.  Unfavourable economic conditions could also increase Stornoway’s financing costs, decrease net income, limit access to capital markets and negatively impact any of the availability of credit facilities to Stornoway.

Dependence on Management

Stornoway is very dependent upon the personal efforts and commitment of its existing management.  To the extent that management’s services would be unavailable for any reason, a disruption to the operations of Stornoway could result, and other persons would be required to manage and operate Stornoway.

Conflicts of Interest

Stornoway’s directors and officers may serve as directors or officers, or may be associated with other reporting companies or have significant shareholdings in other public companies.  To the extent that such other companies may participate in business or asset acquisitions, dispositions, or ventures in which Stornoway may participate, the directors and officers of Stornoway may have a conflict of interest in negotiating and concluding terms respecting the transaction.  If a conflict of interest arises, Stornoway will follow the provisions of the BCBCA dealing with conflicts of interest.  These provisions state that where a director has such a conflict, that director must, at a meeting of Stornoway’s directors, disclose his or her interest and refrain from voting on the matter unless otherwise permitted by the BCBCA.  In accordance with the laws of the Province of British Columbia, the directors and officers of Stornoway are required to act honestly, in good faith and in the best interests of Stornoway.

Material Contracts

The only material contracts entered into by Stornoway or on its behalf in the last two years, other than contracts in the ordinary course of business, are as follows:

1.                                       Lock-Up Agreement dated July 21, 2006, as amended, among Stornoway, Ashton Canada Pty Limited and Qit-Fer et Titane Inc., a copy of which is available in Stornoway’s document at www.sedar.com (filed July 28, 2006);

2.                                       Lock-Up Agreement dated July 21, 2006 between Stornoway and Agnico-Eagle, a copy of which is available in Stornoway’s document at www.sedar.com (filed July 28, 2006);

3.                                       Support Agreement dated July 21, 2006 between Stornoway and Contact, a copy of which is available in Stornoway’s document at www.sedar.com (filed July 28, 2006);

4.                                       Subscription Agreement dated July 21, 2006 between Stornoway and Agnico-Eagle in respect of the purchase of Subscription Receipts of Stornoway, a copy of which is available in Stornoway’s document at www.sedar.com (filed July 28, 2006);

5.                                       the commitment letter dated July 21, 2006 between Stornoway and Bank of Montreal under which the Bank of Montreal committed to provide Stornoway the Bridge Facility, a copy of which is available in Stornoway’s document at www.sedar.com (filed July 28, 2006);

6.                                       Credit Agreement dated September 18, 2006 between Stornoway and the Bank of Montreal establishing the Bridge Facility; and

7.             The Amalgamation Agreement.

Legal Proceedings

Stornoway has not announced any material litigation outstanding, threatened or pending, as of the date hereof, by or against Stornoway.

Experts

Names of Experts

Dean J. Besserer, B.Sc. P. Geol, an independent consulting geologist with APEX Geosciences Ltd. and a “qualified person” for the purposes of NI 43-101 of the Canadian Securities Administrators, prepared the Technical Reports on Stornoway’s Aviat Properties (entitled “Technical Report for the Aviat Properties, Melville Peninsula, Nunavut, Canada” dated January 31, 2006) and Churchill Project (entitled “Technical Report for Churchill Diamond Property, Nunavut, Canada” dated April 20, 2006), which reports are summarized in Stornoway’s renewal annual information form, a document incorporated in this Information Circular by reference.

Robin Hopkins, P. Geol (NT/NU), a “qualified person” for the purposes of National Instrument 43-101, prepared the update on the exploration activities and results in respect of the Aviat Properties and the Churchill Property after January 31, 2006. Mr. Hopkins is employed by Stornoway as its Vice-President, Exploration.

Interests of Expert

Mr. Besserer presently holds no Stornoway Shares, directly or indirectly. Mr. Hopkins is an employee of Stornoway and holds beneficially, directly or indirectly, less than 1% of the outstanding Stornoway Shares and has been granted stock options that, when exercised, entitle the holder to acquire less than one per cent of the issued and outstanding Stornoway Shares.

Auditors, Transfer Agents and Registrars

The auditor of Stornoway is PricewaterhouseCoopers LLP at its office in Vancouver, British Columbia.  PricewaterhouseCoopers LLP has advised Stornoway that it is independent within the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia and within the meaning of applicable securities Law.

The transfer agent and registrar for the Stornoway common shares is Computershare Investor Services Inc., at its office in Vancouver, British Columbia.

Dividends

In light of Stornoway’s present circumstances as an exploration stage company, Stornoway has no expectation of sales, revenues, profits or earnings until one of its exploration projects has reached commercial production.  Given its resulting financial status, Stornoway has not, since inception, declared or paid any dividend on Stornoway Shares and does not currently plan to pay any dividend.  Payment of any future dividend will be at the discretion of the board of directors of Stornoway after taking into account many factors, including the Stornoway’s operating results, financial condition and current and anticipated cash needs.

Newco

Newco was incorporated under the CBCA on December 13, 2006, and is a wholly-owned subsidiary of Stornoway.  Newco is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares.  As at the date of this Information Circular, 10 common shares of Newco were issued and outstanding.  Newco was incorporated solely for the purposes of the Amalgamation and has not carried on any business or activity other than entering into the Amalgamation Agreement and related matters.  The Director of Newco is D. Bruce McLeod, the Chief Operating Officer of Stornoway.  Newco’s principal and registered offices are located at Suite 860-625 Howe Street, Vancouver, British Columbia, V6C 2T6.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than transactions carried out in the normal course of business, or unless otherwise stated in this Information Circular (including the documents incorporated by reference herein), none of the directors or officers of Ashton, nor any associate or affiliate of any of the foregoing persons, has since the commencement of Ashton’s most recently completed financial year ended December 31, 2005 had any material interest, directly or indirectly, in any transaction that materially affected Ashton or any of its subsidiaries or in any proposed transaction that has or would materially affect Ashton or any of its subsidiaries.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Other than has been disclosed elsewhere in this Information Circular (including the documents incorporated by reference herein), none of the directors or officers of Ashton, nor any associate or affiliate of any of those persons, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

LEGAL MATTERS

Certain legal matters in relation to the Amalgamation will be reviewed and passed upon by Lawson Lundell LLP, counsel to Ashton, by Davis & Company LLP, counsel to the Independent Committee, by Blake, Cassels & Graydon LLP and by DuMoulin Black LLP, counsel to Stornoway.  As at the date of this Information Circular, partners and associates of Lawson Lundell LLP, Davis & Company LLP, Blake Cassels & Graydon LLP and DuMoulin Black LLP respectively, own beneficially, directly or indirectly, less than 1% of the issued and outstanding securities of Ashton, Stornoway and their respective associates and affiliates.

OTHER MATERIAL FACTS

Except as disclosed herein, there is no other matter not disclosed in the foregoing that has not been generally disclosed and is known to Ashton which would reasonably be expected to affect the decision of the Shareholders to vote in favour of or against the Amalgamation Resolution.

ADDITIONAL INFORMATION

Additional information relating to Ashton is available under Ashton’s profile on SEDAR at www.sedar.com.  Shareholders may also obtain copies of Ashton’s financial statements and management’s discussion and analysis upon request to the General Counsel and Corporate Secretary addressed to Ashton’s registered office at Unit 116 – 980 West 1st Street, North Vancouver, British Columbia, V7P 3N4.

APPROVAL OF BOARD

The Board of Directors of Ashton has approved the contents and the distribution of this Information Circular.

DATED this 18th day of December, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) “Michael J. Hardin”

Michael J. Hardin
General Counsel and Corporate Secretary

CONSENT OF SPROTT SECURITIES INC.

We refer to the formal valuations and the fairness opinion dated December 18, 2006, which we prepared for Ashton Mining of Canada Inc. (“Ashton”) in connection with the proposed amalgamation (the “Amalgamation”) of Ashton and 4370937 Canada Inc. pursuant to the terms and subject to the conditions set out in the amalgamation agreement dated December 18, 2006 entered into in connection with the Amalgamation.  We consent to being named in this management information circular (the “Circular”), to references to the Valuation and Fairness Opinion in the Circular, to the inclusion of a summary of the Valuation and Fairness Opinion and the inclusion of the Valuation and Fairness Opinion as Appendix “G” to the Circular which will be filed with securities regulatory authorities.

(Signed) “Sprott Securities Inc.”

Vancouver, British Columbia December 18, 2006	SPROTT SECURITIES INC.

CONSENT OF AUDITORS

We have read the management information circular (the “Information Circular”) of Ashton Mining of Canada Inc. (“Ashton”) dated December 18, 2006 relating to the proposed amalgamation of Ashton and 4370937 Canada Inc., a wholly-owned subsidiary of Stornoway Diamond Corporation.  We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the use, through incorporation by reference, of our audit report dated January 31, 2006 to the shareholders of Ashton on the financial statements of Ashton comprising the consolidated balance sheets of Ashton as at December 31, 2005 and 2004 and the consolidated statements of loss and deficit and cash flows for each of the years in the two-year period ended December 31, 2005.

(Signed) “PricewaterhouseCoopers LLP”

Vancouver, British Columbia December 18, 2006	PRICEWATERHOUSECOOPERS LLP Chartered Accountants

CONSENT OF AUDITORS

We have read the management information circular (the “Information Circular”) of Ashton Mining of Canada Inc. (“Ashton”) dated December 18, 2006 relating to the proposed amalgamation of Ashton and 4370937 Canada Inc., a wholly-owned subsidiary of Stornoway Diamond Corporation.  We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Information Circular, of our report to the shareholders of Contact Diamond Corporation (“Contact”) on the consolidated balance sheets of Contact as at December 31, 2005 and 2004 and the consolidated statements of loss and deficit and cash flows for each of the years in the three year period ended December 31, 2005.  Our report is dated March 3, 2006.

(Signed) “Ernst & Young LLP”

Toronto, Ontario December 18, 2006	ERNST & YOUNG LLP Chartered Accountants

CONSENT OF AUDITORS

We have read the management information circular (the “Information Circular”) of Ashton Mining of Canada Inc. (“Ashton”) dated December 18, 2006 relating to the proposed amalgamation of Ashton and 4370937 Canada Inc., a wholly-owned subsidiary of Stornoway Diamond Corporation (“Stornoway”).  We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the use, through incorporation by reference, of our audit report dated July 7, 2006 to the shareholders of Stornoway on the financial statements of Stornoway comprising the consolidated balance sheets of Stornoway as at April 30, 2006 and 2005 and the consolidated statements of loss and deficit and cash flows for each of the years in the two-year period ended April 30, 2006.

(Signed) “Staley, Okada & Partners”

Vancouver, British Columbia December 18, 2006	STALEY, OKADA & PARTNERS Chartered Accountants

APPENDIX “A”

AMALGAMATION RESOLUTION

BE IT RESOLVED, as a special resolution, that:

1.                                       the amalgamation (the “Amalgamation”) under Section 181 of the Canada Business Corporations Act (Canada) (the “CBCA”) of Ashton Mining of Canada Inc. (“Ashton”) and 4370937 Canada Inc. (“Newco”), a wholly-owned subsidiary of Stornoway Diamond Corporation (“Stornoway”) upon the terms and conditions set forth in the amalgamation agreement entered into as of December17, 2006 among Ashton, Newco and Stornoway (the “Amalgamation Agreement”), a copy of which is attached as Appendix “B” to the Information Circular of the Corporation dated December 18, 2006, is hereby authorized and approved;

2.                                       the Amalgamation Agreement is hereby approved;

3.                                       notwithstanding the approval by shareholders of this special resolution, Ashton, subject to the provisions of the Amalgamation Agreement and without further notice to or approval of the shareholders of Ashton, may amend the Amalgamation Agreement or may decide not to proceed with the Amalgamation at any time before the Amalgamation becomes effective pursuant to the CBCA; and

4.                                       any one officer or director of Ashton be and is hereby authorized for and on behalf of Ashton to execute and deliver the Amalgamation Agreement and any other document or instrument required as a result of or in connection therewith and to deliver Articles of Amalgamation to the Director under the CBCA and take all such other actions as such officer or director may determine necessary or desirable to implement this resolution and the matters authorized hereby, including the transactions required by the Amalgamation Agreement, such determination to be conclusively evidenced by the execution and delivery of such documents and instruments or the taking of such actions.

APPENDIX “B”

AMALGAMATION AGREEMENT

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is dated as of the 18th day of December 2006

AMONG:

ASHTON MINING OF CANADA INC.

a corporation governed by the laws of Canada (“Ashton”)

and

4370937 CANADA INC.

a corporation governed by the laws of Canada (“Newco”)

and

STORNOWAY DIAMOND CORPORATION

a corporation governed by the laws of the Province of British Columbia (“Stornoway”)

RECITALS:

A.                                   Ashton and Newco have agreed to amalgamate pursuant to the Canada Business Corporations Act upon the terms and conditions set forth herein;

B.                                     The authorized capital of Ashton consists of an unlimited number of common shares and an unlimited number of preferred shares, of which 95,255,286 common shares and no preferred shares are issued and outstanding;

C.                                     As of the Effective Date (as defined herein), Newco will own 71,953,826 common shares of Ashton representing approximately 75.6% of the issued and outstanding Ashton Shares;

D.                                    The authorized capital of Newco consists of an unlimited number of common shares of which 10 common shares are issued and outstanding; and

E.                                      Newco is a wholly-owned subsidiary of Stornoway.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereby agree as follows:

1.             Interpretation

In this Agreement:

“Agreement” means this amalgamation agreement and includes any Schedules attached hereto, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this amalgamation agreement;

“Amalco” means the corporation continuing as a result of the Amalgamation;

“Amalco Common Shares” means the common shares in the share capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule A hereto, which forms an integral part hereof;

“Amalco Redeemable Preferred Shares” means the class A redeemable preferred shares in the share capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule A hereto, which forms an integral part hereof;

“Amalgamating Corporations” means Ashton and Newco;

“Amalgamation” means the amalgamation pursuant to the CBCA of the Amalgamating Corporations as contemplated in this Agreement;

“Ashton Financial Statements” has the meaning ascribed thereto in Section 15;

“Ashton Option” means an outstanding right to purchase an Ashton Share pursuant to the Ashton Stock Option Plan, as such right may have been supplemented or otherwise amended by: (i) the terms of any employment or other agreement between Ashton and any of its directors, officers or employees; or (ii) a resolution of the Board of Directors that, in either case, has been disclosed in writing to Stornoway as at the date of this Agreement;

“Ashton Public Disclosure Record” means all documents filed on the System for Electronic Document Analysis and Retrieval (SEDAR) after December 31, 2004;

“Ashton Shares” means common shares in the capital of Ashton;

“Ashton Shareholder” means a holder of Ashton Shares;

“Ashton Stock Option Plan” means the Stock Option Plan approved by the Ashton Shareholders at the annual meeting held on May 6, 2004;

“Ashton Warrant” means the common share purchase warrant entitling the holder to purchase up to 2,500,000 Ashton Shares at a price of $1.30 per Ashton Share expiring May 19, 2007;

“Business Day” means any day other than a Saturday, a Sunday, a statutory holiday or a day on which commercial banks are not open for the transaction of business with members of the general public in the Province of British Columbia;

“Cash Consideration” has the meaning set forth in Section 9(a);

“Cash Consideration Election” has the meaning set forth in Section 10;

“Cash Election Amalco Redeemable Preferred Shares” means Amalco Redeemable Preferred Shares to be issued in exchange for Ashton Shares under Section 9(a);

“CBCA” means the Canada Business Corporations Act;

“Consideration Election and Transmittal Form” means the consideration election and transmittal form pursuant to which a Registered Shareholder can make the Cash Consideration Election or Share Consideration Election;

“Depositary” means Computershare Trust Company of Canada;

“Dissenting Shareholder” means a Registered Shareholder who, in connection with the Meeting to approve this Agreement and the Amalgamation, has exercised the right to dissent pursuant to section 190 of the CBCA in full compliance with all of the provisions thereof and who has not voted for the resolution or withdrawn the notice of objection to the resolution (provided that Ashton has not rescinded the resolution to approve this Agreement and the Amalgamation) but does not include any Dissenting Shareholder who ceases to be a Dissenting Shareholder by reason of non-compliance with Section 190 of the CBCA;

“Dollars” or “$” means the lawful currency of Canada;

“Effective Date” means the date shown on the Articles of Amalgamation issued in respect of the Amalgamation;

“Exchange” means the Toronto Stock Exchange;

“fair value”, where used in relation to an Ashton Share held by a Dissenting Shareholder, means fair value as determined by the Court pursuant to Section 190 of the CBCA or as agreed to by Amalco and the Dissenting Shareholder;

“GAAP” means Canadian generally accepted accounting principles;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Law” or “Laws” means all international trade agreements, codes and conventions, laws, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the Exchange), and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such laws as are applicable to such party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the party or parties or its or their business, undertaking, property or securities;

“Material Adverse Effect” means, when used in connection with a person, any change, effect, event, circumstance, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations or financial condition of that person and its subsidiaries, taken as a whole, other than any change, effect, event, circumstance, fact or occurrence (i) relating solely to general political, economic or financial conditions, (ii) relating solely to the Takeover Bid, (iii) relating solely to the state of securities or commodities markets in general, (iv) relating solely to the announcement of this Agreement and the transactions contemplated herein, (v) relating solely to the industries in which Ashton and Stornoway operate in general, or (vi) in applicable Laws or regulations or GAAP;

“material fact” means a fact that would reasonably be expected to have a significant effect on the market price or value of the Ashton Shares or the Stornoway Shares, as the case may be;

“Maximum Number of Cash Election Amalco Redeemable Preferred Shares” means the number of Amalco Redeemable Preferred Shares equal to the quotient obtained by dividing the Maximum Cash Consideration by $0.01;

“Maximum Cash Consideration” means the product obtained by multiplying $59,500,000 by a fraction, the numerator of which is the total number of issued and outstanding Ashton Shares as at the date of the Meeting, excluding Ashton Shares held by Stornoway, Newco and Dissenting Shareholders, and the

denominator of which is 101,755,536 (that is, the total number of Ashton Shares, as at the date of this Agreement, determined on a fully-diluted basis);

“Meeting” means the special meeting and any adjournments thereof of Ashton Shareholders to be held on January 15, 2007 or any adjournment thereto to consider the approval of the special resolution to approve this Agreement and the Amalgamation;

“Newco Shares” means common shares in the share capital of Newco;

“Redemption Date” means the day on which Amalco redeems the Amalco Redeemable Preferred Shares;

“Registered Shareholder” means an Ashton Shareholder whose Ashton Shares are represented by one or more share certificate(s) registered in the name of such Ashton Shareholder;

“Securities Act” means the Securities Act (British Columbia) and the rules and regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means the securities commissions and other similar securities regulatory authorities in the provinces of Canada;

“Securities Laws” means the Securities Act and all other applicable Canadian provincial and territorial securities laws, rules and regulations thereunder;

“Share Consideration” has the meaning set forth in Section 9(b);

“Share Consideration Election” means an election by a Shareholder to receive, in exchange for an Ashton Share, one Stornoway Share and one Amalco Redeemable Preferred Share;

“Share Election Amalco Redeemable Preferred Shares” means the Amalco Redeemable Preferred Shares to be issued to Shareholders pursuant to Sections 9(b) and 11(c);

“Stornoway Financial Statements” has the meaning ascribed thereto in Section 16;

“Stornoway Public Disclosure Record” means all documents filed by Stornoway on the System for Electronic Document Analysis and Retrieval (SEDAR) after April 30, 2005;

“Stornoway Shares” means common shares in the capital of Stornoway;

“Takeover Bid” means the offer of Stornoway for all of the Ashton Shares that was initiated on August 10, 2006 and expired on October 16, 2006; and

“Validly Electing Qualified Registered Shareholder” has the meaning set forth in Section 11.

Words and phrases used but not defined in this Agreement and defined in the CBCA shall have the same meaning in this Agreement as in the CBCA unless the context or subject matter otherwise requires.

2.             Agreement to Amalgamate

The Amalgamating Corporations hereby agree to amalgamate and to continue as one corporation under the applicable provisions of the CBCA as of the Effective Date, on the terms and conditions set out in this Agreement.

3.             Name

The name of Amalco shall be: “Ashton Mining of Canada Inc. / Les Mines du Canada inc.”.

4.             Registered Office

The registered office of Amalco shall be located at Suite 860 – 625 Howe St., Vancouver, British Columbia, Canada, V6C 2T6.

5.             Authorized Share Capital

The authorized share capital of Amalco shall consist of an unlimited number of Amalco Common Shares and an unlimited number of Amalco Redeemable Preferred Shares. The rights, privileges, restrictions and conditions attaching to each class of shares of Amalco shall be those described in Schedule A hereto, which forms an integral part hereof.

6.             Number of Directors

The Articles of Amalgamation of Amalco shall provide, until otherwise changed in accordance with the CBCA, that the number of directors of Amalco shall be not less than three (3) and not greater than ten (10).  The Articles of Amalgamation of Amalco shall provide that, pursuant to section 106 of the CBCA, the directors may appoint one (1) or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but that the total number of directors so appointed shall not exceed one third (⅓) of the number of directors elected at the expiration of the previous annual meeting of the shareholders.

7.             Initial Directors

The first directors of Amalco shall be the persons whose names and addresses are set out below:

NAME	ADDRESS	CANADIAN RESIDENT
Eira Thomas	Suite 860 – 625 Howe St. Vancouver, BC, Canada, V6C 2T6	Yes

Bruce McLeod	Suite 860 – 625 Howe St. Vancouver, BC, Canada, V6C 2T6	Yes

Catherine McLeod-Seltzer	Suite 860 – 625 Howe St. Vancouver, BC, Canada, V6C 2T6	Yes

Each director shall hold office until the next annual meeting of shareholders of Amalco or until his or her respective successor is elected or appointed.

8.             Bylaws

The bylaws of Amalco, until repealed, amended or altered, shall be the bylaws of Ashton.

9.             Treatment of Issued Share Capital, Assets and Liabilities of Ashton and Newco

On the Effective Date:

(a)                                  each issued and outstanding Ashton Share held by a Registered Shareholder (other than Newco or a Dissenting Shareholder) who validly makes the Cash Consideration Election (each such Registered Shareholder hereinafter a “Validly Electing Qualified Registered Shareholder”) shall be converted into 125 Amalco Redeemable Preferred Shares, each of which is redeemable for cash at a price of $0.01, (the “Cash Consideration”) subject to pro ration of the Maximum Number of Cash Election Amalco Redeemable Preferred Shares in accordance with Section 11 in the event that the number of Cash Election Amalco Redeemable Preferred Shares that would otherwise be issued to Validly Electing Qualified Registered Shareholders is greater than the Maximum Number of Cash Election Amalco Redeemable Preferred Shares;

(b)                                 each issued and outstanding Ashton Share held by an Ashton Shareholder (other than Newco or a Dissenting Shareholder) who makes the Share Consideration Election or who does not validly make the Cash Consideration Election shall be exchanged for one Stornoway Share and one Amalco Redeemable Preferred Share, which is redeemable at a price of $0.01 (collectively, the “Share Consideration”);

(c)                                  each issued and outstanding Ashton Share held by Newco shall be cancelled without any repayment of capital in respect thereof;

(d)                                 each issued and outstanding Newco Share shall be converted into one Amalco Common Share;

(e)                                  each Dissenting Shareholder shall cease to have any rights as an Ashton Shareholder other than the right to be paid the fair value in respect of Ashton Shares held by such Dissenting Shareholder in accordance with the CBCA;

(f)                                    the property of each of Ashton and Newco (other than Ashton Shares held by Newco) shall become the property of Amalco; and

(g)                                 Amalco shall become liable for the obligations of each of Ashton and Newco.

No fractional Amalco Redeemable Preferred Shares or Stornoway Shares will be issued or delivered in connection with the Amalgamation.  If at the completion of the Amalgamation, the aggregate number of Amalco Redeemable Preferred Shares or Stornoway Shares to be issued or delivered to a Shareholder would result in a fraction of a share issuable or deliverable, the number of Amalco Preferred Shares or Stornoway Shares, as the case may be, to be issued or delivered will be rounded up to the nearest whole number.

10.          Cash Consideration Election

A Registered Shareholder who wishes to elect to receive the Cash Consideration in exchange for Ashton Shares under the Amalgamation pursuant to Section 9(a) (the “Cash Consideration Election”) must return to the Depositary, not later than 5:00 p.m. (Eastern Time) on the date which is two Business Days before the date of the Meeting, a duly and validly completed Consideration Election and Transmittal Form electing the Cash Consideration, together with the certificate(s) representing the Ashton Shares for which such Registered Shareholder is making the Cash Consideration Election.

11.          Allocation of Maximum Cash Consideration

Each Validly Electing Qualified Registered Shareholder will receive consideration that will be determined in accordance with the following:

(a)                                  the aggregate number of Amalco Redeemable Preferred Shares that Amalco will issue under Section 9(a) shall not exceed the Maximum Number of Cash Election Amalco Redeemable Preferred Shares;

(b)                                 if the aggregate number of Amalco Redeemable Preferred Shares that would otherwise be issuable under Section 9(a) exceeds the Maximum Number of Cash Election Amalco Redeemable Preferred Shares, the number of Amalco Redeemable Preferred Shares issued to Validly Electing Qualified Registered Shareholders will be allocated proportionately among such Validly Electing Qualified Registered Shareholders according to the following formula:  each such Validly Electing Qualified Registered Shareholder will be issued the number of Amalco Redeemable Preferred Shares calculated by multiplying the number of Amalco Redeemable Preferred Shares requested by that Validly Electing Qualified Registered Shareholder by a fraction, the numerator of which shall be the Maximum Number of Cash Election Amalco Redeemable Preferred Shares and the denominator of which shall be the aggregate number of Amalco Redeemable Preferred Shares sought by all Validly Electing Qualified Registered Shareholders; and

(c)                                  for each 125 Amalco Redeemable Preferred Shares that the Validly Electing Qualified Registered Shareholder does not receive as a result of the allocation described in paragraph 11(b), such Validly Electing Qualified Registered Shareholder shall receive instead one Stornoway Share and one Amalco Redeemable Preferred Share.

For greater certainty, unless a Shareholder receives only Amalco Redeemable Preferred Shares in exchange for all of the Shareholder’s Ashton Shares, such Shareholder will be deemed to have received, for each of the Shareholder’s Ashton Shares, a blend of Amalco Redeemable Preferred Shares and Stornoway Shares in which the ratio between the two forms of consideration will be equal to the ratio between (i) the total number of Amalco Redeemable Preferred Shares received by the Shareholder divided by 125 and (ii) the number Stornoway Shares received by the Shareholder.

12.          Stated Capital Account

The aggregate stated capital in respect of all Amalco Redeemable Preferred Shares issued on the Amalgamation shall be $0.01 multiplied by the number of Amalco Redeemable Preferred Shares so issued and the aggregate stated capital of all Amalco Common Shares shall be the amount by which (i) the paid-up capital (as defined in the Income Tax Act (Canada)) of the Ashton Shares (other than those held by Newco  that are cancelled pursuant to the Amalgamation) exceeds (ii) the aggregate stated capital of the Amalco Redeemable Preferred Shares.

13.          Share Certificates and Prescription

(a)                                  No share certificates shall be issued in respect of the Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation.  From and after the Effective Date, the Amalco Redeemable Preferred Shares shall be evidenced by the share certificates representing the Ashton Shares for which the Amalco Redeemable Preferred Shares have been issued.

(b)                                 On the Effective Date, the name of each Ashton Shareholder shall be removed from the securities register of Ashton, and until validly surrendered, the share certificate(s) that, before the Effective Date, represented issued and outstanding Ashton Shares held by such Ashton Shareholder will represent only the right to receive upon the surrender thereof, without interest, the applicable consideration (without interest) provided for in Sections 9, 11 and 23 hereof or, in the case of a Dissenting Shareholder, the right to receive fair value for the Ashton Shares held.

(c)                                  Any share certificate that before the Effective Date represented issued and outstanding Ashton Shares and that has not been surrendered together with all other instruments required by the Consideration Election and Transmittal Form, on or before the sixth anniversary of the Effective Date will cease to represent, subject to applicable law with respect to unclaimed property, any claim against, or interest of any kind or nature in, Amalco, Stornoway or the depositary.

14.          Outstanding Ashton Options and Ashton Warrants

(a)                                  The parties undertake and agree to ensure, on a mutually cooperative basis, that each Ashton Option that has not been exercised as at the Effective Date is converted on a one-for-one basis into an option to acquire a Stornoway Share (a “Stornoway Replacement Option”).

(b)                                 Each Stornoway Replacement Option shall be subject to terms and conditions substantially similar to those that applied to the corresponding Ashton Option, including the exercise price, the date of vesting and the date of expiry.

(c)                                  Provided that the Option Holder has executed and returned to Stornoway the Stornoway Replacement Option Agreement (as defined below), each Stornoway Replacement Option shall be available for exercise immediately after the Effective Date or upon the applicable vesting date, whichever is later.

(d)                                 As soon as practicable but not later than five Business Days after the date of execution of this Agreement, Ashton shall provide to Stornoway a copy of each “written option agreement”, as defined in Section 10 of the Ashton Stock Option Plan, between Ashton and the holder of an Ashton Option that has not then been exercised (an “Option Holder”).

(e)                                  Not later than seven Business Days before the Effective Date, Ashton shall provide to Stornoway a list that sets out:

(i)                  the name and postal address (as known to Ashton) of each Option Holder who has not exercised all of his or her Ashton Options; and

(ii)               in each such case, the total number of Ashton Options not exercised.

(f)                                    Not later than five Business Days before the Effective Date, Stornoway shall deliver to each Option Holder identified in the list that Ashton provides pursuant to Section 14(d), by personal delivery or first class prepaid mail, duplicate copies of a written agreement (the “Stornoway Replacement Option Agreement”) governing the Stornoway Replacement Options to be granted to that Option Holder, which agreement shall embody terms and conditions substantially similar to the terms and conditions incorporated into the corresponding written option agreement or agreements, as the case may be, between Ashton and that Option Holder and shall include a provision that requires the Option Holder to acknowledge that his or her Ashton Options have been exchanged for Stornoway Replacement Options in accordance with this Section 14.

(g)                                 For purposes of this Section 14(g),

(i)                                     the “Stornoway Replacement Option In-the-Money Amount” is equal to the difference between the total value of the Stornoway Shares (determined immediately after the Effective Date) that the option holder is entitled to acquire pursuant to this Section 14 and the amount payable by the option holder to acquire those shares; and

(ii)                                  the “Ashton Option In-the-Money Amount” is equal to the difference between the total value of the Ashton Shares (determined immediately before the Effective Date) that the option holder was entitled to acquire and the amount payable to acquire those shares.

Notwithstanding Section 14(b), the Stornoway Replacement Option Agreement will provide for an exercise price that has been adjusted from the exercise price set out in the corresponding “written option agreement” referred to in Section 14(d) if an adjustment is necessary to ensure that the Stornoway Replacement Option In-the-Money Amount does not exceed the Ashton Option In-the-Money Amount.

(h)                                 The parties undertake and agree to ensure, on a mutually cooperative basis, that each Ashton Warrant that has not been exercised as at the Effective Date is converted on a one-for-one basis into a warrant to acquire a Stornoway Share (a “Stornoway Replacement Warrant”), and that such warrant to acquire a Stornoway Share shall be subject to terms and conditions substantially similar to those that applied to the corresponding Ashton Warrant including the exercise price and date of expiry.

15.          Representations and Warranties of Ashton

Ashton represents and warrants to Stornoway and Newco that:

(a)                                  Due Incorporation.  Ashton is duly continued under the CBCA and validly exists as a corporation under the laws of Canada and has the corporate power and authority to own its properties and assets and to carry on its business as it is being conducted;

(b)                                 Authorization.  The board of directors of Ashton has duly authorized the execution and delivery of this Agreement by Ashton;

(c)                                  Authority.  Ashton has the corporate power and authority to enter into this Agreement;

(d)                                 No Breach.  The execution of this Agreement does not, and the Amalgamation will not, result in a breach of or violate any term or provision of the articles or the bylaws of Ashton or of any material agreement to which Ashton is a party and by which it is bound;

(e)                                  Share Capital.  Ashton is authorized to issue an unlimited number of Ashton Shares and unlimited limited number of preferred shares, issuable in series, of which there are issued as of the date hereof 95,255,286 Ashton Shares and no preferred shares;

(f)                                    Rights to Acquire Ashton Shares.  Not more than 6,500,250 Ashton Shares are issuable in the aggregate upon the exercise of the Ashton Options and the Ashton Warrants.  Except for such Ashton Options and Ashton Warrants, there is no option, warrant or other right, shareholder rights plan, agreement or commitment of any character whatsoever requiring or which may require the issuance, sale or transfer by Ashton of any share in the capital of Ashton or any security convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any share in the capital of Ashton.

(g)                                 Ability to Pay Liabilities.  As of the date hereof, there are reasonable grounds for believing that (i) Ashton is and Amalco will be able to pay its liabilities as they become due, (ii) the realizable value of Ashton’s assets is not, and the realizable value of Amalco’s assets will not be, less than the aggregate of their respective liabilities and stated capital of all classes, and (iii) no creditor of Ashton will be prejudiced by the Amalgamation;

(h)                                 Reporting Issuer Status and Securities Laws Matters.  Ashton is a “reporting issuer” or equivalent under the Securities Laws of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Québec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland, and is not in material default of any material requirements of the applicable Securities Laws;

(i)                                     Reports.  As of their respective dates, Ashton’s audited financial statements as at and for the fiscal years ended December 31, 2005 and December 31, 2004 and unaudited interim financial statements at and for the period ended September 30, 2006 (including the notes thereto and related management’s discussion and analysis), (collectively, the “Ashton Financial Statements”) were prepared in accordance with GAAP consistently applied (except (A) as otherwise indicated in such financial statements and the notes thereto, (B) in the case of unaudited interim statements, are subject to normal year-end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements or (C) as items in such financial statements have been reclassified) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Ashton and its subsidiaries on a consolidated basis as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by GAAP consistently applied in respect of all material contingent liabilities, if any, of Ashton and its subsidiaries on a consolidated basis.  Except as described in the notes to the Ashton Financial Statements, there has been no change in Ashton’s accounting policies since December 31, 2005;

(j)                                     Public Disclosure Record.  Ashton’s Public Disclosure Record:  (A) when taken together does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (B) includes all documents required to be filed in accordance with the applicable Securities Laws with Securities Authorities and complies in all material respects with the applicable Securities Laws;

(k)                                  Absence of Undisclosed Liabilities.  Except as disclosed in the Ashton Public Disclosure Record or the Ashton Financial Statements, neither Ashton nor any of its subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than liabilities incurred since September 30, 2006 in the ordinary course of business;

(l)                                     No Material Adverse Effect.  Except as disclosed in the Ashton Public Disclosure Record or the Ashton Financial Statements, since December 31, 2005 there has not been any Material Adverse Effect on Ashton;

(m)                               Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from, or to the reimbursement of any of its expenses by, Ashton in connection with this Agreement or the transaction contemplated by this Agreement; and

(n)                                 Exchange Listing.  The Ashton Shares are listed on the Exchange and will continue to be so listed at all times up to and on the Effective Date.

16.          Representations and Warranties of Newco and Stornoway

Each of Newco and Stornoway represents and warrants to Ashton that:

(a)                                  Due Incorporation.  Each of Stornoway and Newco is duly incorporated and validly exists as a corporation in the case of Stornoway, under the laws of British Columbia, and in the case of Newco, under the laws of Canada;

(b)                                 Status of Newco.  Except as contemplated in this Agreement, Newco has not carried on any business up to and including the date of this Agreement;

(c)                                  Authorization.  The board of directors of Newco and Stornoway have duly authorized the execution and delivery of this Agreement by Newco and Stornoway, respectively;

(d)                                 Authority.  Each of Newco and Stornoway has the corporate power and authority to enter into this Agreement;

(e)                                  No Breach.  The execution of this Agreement does not, and the Amalgamation will not, result in a breach of or violate any term or provision of the Notice of Articles, Articles or bylaws of Newco or Stornoway, as applicable, or of any material agreement to which Newco or Stornoway is a party and by which it is bound;

(f)                                    Share Capital.  Newco is authorized to issue an unlimited number of Newco Shares of which there are issued as of the date hereof 10 Newco Shares.  Stornoway is authorized to issue an unlimited number of Stornoway Shares of which there are issued as at the date hereof 154,889,974 Stornoway Shares;

(g)                                 Reporting Issuer Status and Securities Laws Matters.  Stornoway is a “reporting issuer” or equivalent under the Securities Laws of each Province of Canada and is not in material default of any material requirements of the applicable Securities Laws;

(h)                                 Reports.  As of their respective dates, Stornoway’s audited financial statements as at and for the fiscal years ended April 30, 2006 and April 30, 2005 and unaudited interim financial statements at and for the period ended October 31, 2006 (including the notes thereto and related management’s discussion and analysis), (collectively, the “Stornoway Financial Statements”) were prepared in accordance with GAAP consistently applied (except (A) as otherwise indicated in such financial statements and the notes thereto, (B) in the case of unaudited interim statements, are subject to normal year-end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements or (C) as items in such financial statements have been reclassified) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Stornoway and its subsidiaries on a consolidated basis as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by GAAP consistently applied in respect of all material contingent liabilities, if any, of Stornoway and its subsidiaries on a consolidated basis.  Except as disclosed in the notes to the Stornoway Financial Statements, there has been no change in Stornoway’s accounting policies since April 30, 2006;

(i)                                     Public Disclosure Record.  Stornoway’s Public Disclosure Record:  (A) when taken together does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (B) includes all documents required to be filed in accordance with applicable Securities Laws with Securities Authorities and complies in all material respects with applicable Securities Laws;

(j)                                     Absence of Undisclosed Liabilities.  Except as disclosed in the Stornoway Public Disclosure Record or the Stornoway Financial Statements, neither Stornoway nor any of its subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than liabilities incurred since October 31, 2006 in the ordinary course of business or in connection with the Takeover Bid or its takeover bid for Contact Diamond Corporation;

(k)                                  No Material Adverse Effect.  Except as disclosed in Stornoway Public Disclosure Record or Stornoway Financial Statements, since April 30, 2006 there has not been any Material Adverse Effect on Stornoway;

(l)                                     Sufficient Funds for Redemption of Amalco Redeemable Preferred Shares. Newco will have, as of the Effective Date and as of the Redemption Date, sufficient funds to pay all redemption amounts to holders of Amalco Redeemable Preferred Shares which may become payable by Amalco;

(m)                               Stornoway Shares to be Validly Issued.  The Stornoway Shares to be issued under Section 9(b) and 11(c) of this Agreement will be duly and validly issued as fully paid and non-assessable shares in the capital of Stornoway;

(n)                                 Stornoway Options and Stornoway Warrants to be Validly Issued.  The Stornoway Replacement Options and Stornoway Replacement Warrants to be issued pursuant to Section 14 of this Agreement will be duly and validly authorized and issued and the Stornoway Shares issuable upon the exercise of the Stornoway Replacement Options and Stornoway Replacement Warrants will be duly and validly authorized and reserved for allotment and issuance upon such exercise and the Stornoway Shares issuable upon exercise of the Stornoway Replacement Options and Stornoway Replacement Warrants will upon such exercise be issued as fully paid and non-assessable shares in the capital of Stornoway.  Without limiting any of the foregoing, Stornoway shall take all corporate actions and secure all regulatory approvals that may be necessary or desirable in connection therewith;

(o)                                 Delivery of Stornoway Shares.  Stornoway will on the Effective Date issue and deliver to the Depositary sufficient Stornoway Common Shares to be delivered to Ashton Shareholders under Section 9(b) and 11(c) of this Agreement;

(p)                                 Ability to Pay Liabilities.  As of the date hereof, there are reasonable grounds for believing that (i) Newco is and Amalco will be able to pay its liabilities as they become due, (ii) the realizable value of Newco’s assets is not, and the realizable value of Amalco’s assets will not be, less than the aggregate of their liabilities and stated capital of all classes, and (iii) no creditor of Newco will be prejudiced by the Amalgamation; and

(q)                                 Newco Paid-Up Capital.  The aggregate paid-up capital for purposes of the Income Tax Act (Canada) of the issued Newco Shares immediately before giving effect to the Amalgamation shall be no less than number determined by multiplying the total number of Amalco Redeemable Shares to be issued under the Amalgamation by $0.01.

17.          Circular Documents – Obligations of Ashton

Ashton shall prepare and mail a management information circular (the “Information Circular”), a form of proxy and Consideration Election and Transmittal Form for the Meeting in compliance with all applicable Laws.  Ashton shall give Stornoway and its counsel reasonable opportunity to review and comment on the Information Circular before Ashton mails it to the Ashton Shareholders.  Ashton shall ensure that the Information Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Information Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, other than with respect to any information relating to and provided by Newco or Stornoway.

18.          Information Circular – Obligations of Newco and Stornoway

Each of Newco and Stornoway shall provide Ashton which any information that Ashton reasonably requires to prepare the Information Circular, including disclosure by Stornoway and Newco.  Each of Newco and Stornoway shall ensure that the information supplied by it for inclusion in the Information Circular or for incorporation by reference will not as at the date of the Information Circular contain, with respect to Newco or Stornoway, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

19.          Mutual Conditions Precedent

The respective obligations of the Amalgamating Corporations to consummate the Amalgamation are subject to the satisfaction, on or before the Effective Date, of the following conditions any of which the Amalgamating Corporations may waive by mutual consent without prejudice to their right to rely on any other condition:

(a)                                  this Agreement and the transactions contemplated hereby, including in particular the Amalgamation, shall have been approved by the shareholders of each of the Amalgamating Corporations in accordance with the provisions of the CBCA and any other applicable regulatory requirements;

(b)                                 the Amalgamation shall have received “minority approval” in accordance with Rule 61-501 of the Ontario Securities Commission;

(c)                                  all necessary governmental or regulatory approvals, orders, rulings, exemptions and consents in respect of the Amalgamation shall have been obtained on terms satisfactory to the Amalgamating Corporations or any applicable governmental or regulatory waiting period shall have expired or been terminated; and

(d)                                 the Amalgamating Corporations shall be satisfied that there are reasonable grounds for believing that at the Redemption Date and after payment of the consideration on redemption of the Amalco Redeemable Preferred Shares (i) Amalco will be able to pay its liabilities as they become due; and (ii) the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities and stated capital of all classes.

20.          Conditions Precedent – Ashton

The obligation of Ashton to consummate the Amalgamation is subject to the satisfaction, on or before the Effective Date, of the following conditions any of which Ashton may waive without prejudice to its right to rely on any other condition:

(a)                                  there shall have been no Material Adverse Effect with respect to Newco and Stornoway, taken together, on or after the date of this Agreement;

(b)                                 all representations and warranties of Newco and Stornoway in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall not, if not true and correct, have a Material Adverse Effect on Newco and Stornoway, taken together, as of the date of this Agreement as if made on and as of such date (except to the extent that such representations and warranties are stated as of an earlier date which representations and warranties shall remain true and correct in all material respects or in all respects, as appropriate, as of that date);

(c)                                  immediately available funds required for the redemption of the Amalco Redeemable Preferred Shares by Amalco shall have been provided to the Depositary; and

(d)                                 certificate(s) representing the Stornoway Shares required for the exchange required under Sections 9(b) and 11(c) shall have been provided to the Depositary.

21.          Conditions Precedent – Newco and Stornoway

The respective obligations of Newco and Stornoway to consummate the Amalgamation are subject to the satisfaction, on or before the Effective Date, of the following conditions any of which may be waived by the mutual consent of Newco and Stornoway without prejudice to their right to rely on any other condition:

(a)                                  the number of Ashton Shares held and dissented in connection with the Amalgamation by Dissenting Shareholders shall not be greater than 5% of the total number of issued and outstanding Ashton Shares as at the date of the Meeting;

(b)                                 there shall have been no Material Adverse Effect with respect to Ashton on or after the date of this Agreement; and

(c)                                  all representations and warranties of Ashton in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall not, if not true and correct, have a Material Adverse Effect on Ashton, in each case as of the date of this Agreement as if made on and as of such date (except to the extent that such representations and warranties are stated as of an earlier date which representations and warranties shall remain true and correct in all material respects or in all respects, as appropriate, as of that date).

22.          Termination

(a)                                  The board of directors of Newco may, before the issuance of a certificate of amalgamation, terminate this Agreement notwithstanding the approval thereof by the shareholders of Newco if any condition for the benefit of Newco stated in Section 19 or 21 has not been satisfied or waived.

(b)                                 This Board of Directors of Ashton may, before the issuance of a certificate of amalgamation, terminate this Agreement notwithstanding the approval thereof by the shareholders of Ashton if any condition for the benefit of Ashton stated in Section 19 or 20 has not been satisfied or waived.

23.          Dissenting Shareholders

Ashton Shares that are held by a Dissenting Shareholder shall not be converted or exchanged as provided in Section 11.  However, if a person’s rights as an Ashton Shareholder have been reinstated as a result of such person’s failure to properly exercise the dissent rights in accordance with the CBCA, each Ashton Share held by that person shall thereupon be deemed to have been exchanged as of the Effective Date for the consideration set forth in Section 9(b).

24.          Filing of Documents

Upon the shareholders of each of the Amalgamating Corporations approving this Agreement and the Amalgamation in accordance with the CBCA and applicable regulatory requirements, and subject to the other provisions of this Agreement, the Amalgamating Corporations shall jointly file with the Director under the CBCA Articles of Amalgamation and such other documents as may be required.

25.          Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and each of the parties to this Agreement hereby attorns to the jurisdiction of the courts in British Columbia.

26.          Execution and Counterparts

This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

27.          Amendment

This Agreement may at any time and from time to time be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation:

(a)                                  change the time for performance of any of the obligations or acts of the parties hereto;

(b)                                 waive compliance with or modify any of the covenants contained herein and waive or modify performance of any of the obligations of the parties hereto; or

(c)                                  waive compliance with or modify any other conditions precedent contained herein;

provided that no such amendment shall change the provisions hereof regarding the consideration to be received by the shareholders of Ashton and Newco for their Ashton Shares or Newco Shares, as the case may be, without approval of such shareholders, given in the same manner as required for the approval of the Amalgamation.

28.          Covenant of Newco and Ashton

Newco and Ashton agree to conduct their business such that (i) at the Effective Date there are reasonable grounds to believe that Amalco will be able to pay its liabilities as they become due and the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities and stated capital of all classes; and (ii) at the Redemption Date there are reasonable grounds to believe Amalco will be able to pay its liabilities as they become due and the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities.

29.          Directors’ and Officers’ Insurance

Stornoway covenants that:

(a)                                  Commencing on the Effective Date, Stornoway undertakes and agrees that Stornoway will cause Amalco or any successor to Amalco to maintain, for the benefit of all of the directors and officers of Ashton and its subsidiaries who hold such office as at the date hereof, until a date not earlier than the sixth anniversary of the Effective Date, the directors’ and officers’ liability insurance coverage that Stornoway provides to Ashton as of the date hereof (the “Existing D&O Coverage”), or a policy or policies reasonably equivalent to the Existing D&O Coverage, provided that in either case the terms and conditions of the coverage shall be no less advantageous to the directors and officers of Ashton than those contained in the policy or policies that provide the Existing D&O Coverage (the “Replacement D&O Coverage”); provided, however, that if the cost to obtain the Replacement D&O Coverage is more than three times the annual cost incurred by Stornoway for the Existing D&O Coverage, Stornoway shall only be required to maintain such coverage as is available for three times the cost of the Existing D&O Coverage.  The Replacement D&O coverage shall respond to claims made before or at any time up to and including the aforementioned sixth anniversary of the Effective Date.

(b)                                 Alternatively, Stornoway shall be entitled to cause Amalco to purchase as an extension to the Existing D&O Coverage prepaid non-cancellable run-off directors’ and officers’ liability insurance providing such coverage for such persons on terms comparable to those contained in the Existing D&O Coverage.

(c)                                  The obligations of Stornoway to provide the Replacement D&O coverage pursuant to paragraph (a) above or the prepaid non-cancellable run-off directors’ and officers’ liability insurance coverage pursuant to paragraph (b) above shall apply only to the extent that Ashton has not secured on its own accord, before the Effective Date, substantially equivalent insurance coverage.

(d)                                 From and after the Effective Date, Stornoway shall, and shall cause Amalco (and any successor to Amalco), to, indemnify, the directors and officers of Ashton and its subsidiaries who hold office as at the date hereof to the fullest extent to which Stornoway and Amalco are permitted to indemnify such officers and directors under their respective charters, by-laws and existing contracts of indemnity and in accordance with applicable law.

30.          Reimbursement of Costs and Expenses

If the Amalgamation is not completed for any reason, Stornoway shall reimburse Ashton for all third party costs and expenses incurred by Ashton as a result of or in relation to the Meeting or the Amalgamation.

31.          Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the agreement to preserve each party’s anticipated benefits under this Agreement.

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32.          Entire Agreement

This Agreement constitutes the entire agreement among the parties to this Agreement relating to the Amalgamation and supersedes all prior agreements and understandings, oral and written, between such parties with respect to the subject matter hereof.

IN WITNESS WHEREOF the parties have executed this Agreement as at the date first written above.

ASHTON MINING OF CANADA INC.		4370937 CANADA INC.

By:	(Signed) “David De Witt”	By:	(Signed) “D. Bruce McLeod”
	David De Witt, Director		D. Bruce McLeod, President and Director

By:	(Signed) “Marcel de Groot”
Marcel de Groot, Director

STORNOWAY DIAMOND CORPORATION

By:	(Signed) “Eira M. Thomas”
Eira M. Thomas, President, CEO and Director

SCHEDULE A

pertaining to the share capital of
the corporation resulting from the amalgamation of
Ashton Mining of Canada Inc and 4370937 Canada Inc.
(the “Corporation”)

The authorized share capital of the Corporation shall consist of an unlimited number of Common Shares and an unlimited number of Class A Redeemable Preferred Shares. The rights, privileges, restrictions and conditions attaching to each class of shares of the Corporation shall be as follows:

Class A Redeemable Preferred Shares

1.             Redemption

Subject to the requirements of the Canada Business Corporations Act (the “CBCA”), the Corporation shall, as of 5:00 p.m. (Eastern Time) on the day of the amalgamation forming the Corporation and at the instance and in the discretion of the Corporation from time to time thereafter (the “Time of Redemption”), redeem all of the Class A Redeemable Preferred Shares in accordance with the following provisions of this section 1. Except as hereinafter provided or as otherwise determined by the Corporation, no notice of redemption or other act or formality on the part of the Corporation shall be required to call the Class A Redeemable Preferred Shares for redemption.

Class A Redeemable Preferred Shares, other than those redeemed as of 5:00 p.m. (Eastern Time) on the day of the amalgamation forming the Corporation, may be redeemed at any time and from time to time by one or more resolutions (a “Redemption Resolution”) of the board of directors of the Corporation, whether made before or after the issuance or creation of the Class A Redeemable Preferred Shares to be redeemed, stating that the Class A Redeemable Preferred Shares set out in the Redemption Resolution shall be redeemed, and shall be deemed to have been redeemed for the Redemption Amount (as defined below) in the manner and at the time specified herein and in the Redemption Resolution.

At or before each Time of Redemption, the Corporation shall deliver or cause to be delivered to Computershare Investor Services Inc. (the “Depositary”), at its principal office in the City of Vancouver, Province of British Columbia, $0.01 cash (the “Redemption Amount”) in respect of each Class A Redeemable Preferred Share to be redeemed. Delivery of the aggregate Redemption Amount in such a manner, shall be a full and complete discharge of the Corporation’s obligation to deliver the aggregate Redemption Amount to the holders of Class A Redeemable Preferred Shares.

From and after the Time of Redemption, (i) the Depositary shall pay and deliver or cause to be paid and delivered to the order of the respective holders of the Class A Redeemable Preferred Shares, by way of cheque, on presentation and surrender at the principal office of the Depositary in the City of Vancouver, Province of British Columbia, of the certificate representing the common shares in the share capital of the Corporation’s predecessor, Ashton Mining of Canada Inc., which were converted into Class A Redeemable Preferred Shares upon the amalgamation or such other documents as the Depositary may, in its discretion, consider acceptable, the total Redemption Amount payable and deliverable to such holders, respectively, and (ii) the former holders of Class A Redeemable Preferred Shares shall not be entitled to exercise any of the rights of shareholders in respect thereof except to receive the Redemption Amount therefor, provided that if satisfaction of the Redemption Amount for any Class A Redeemable Preferred Share is not duly made by or on behalf of the Corporation in accordance with the provisions hereof, then the rights of such holders shall remain unaffected. Under no circumstances will interest on the Redemption Amount be paid by the Corporation whether as a result of any delay in paying the Redemption Amount or otherwise.

From the Time of Redemption, each Class A Redeemable Preferred Share in respect of which deposit of the Redemption Amount is made shall be deemed to be redeemed and cancelled, the Corporation shall be fully and completely discharged from its obligations with respect to the payment of the Redemption Amount to such holders of Class A Redeemable Preferred Shares, and the rights of such holders shall be limited to receiving the Redemption Amount payable to them on presentation and surrender of the said certificates held by them or other documents respectively as specified above. Subject to the requirements of applicable law with respect to unclaimed property, if the Redemption Amount has not been claimed in accordance with the provisions hereof within six years of the Time of Redemption, the Redemption Amount shall be forfeited to the Corporation.

2.             Priority

The Common Shares shall rank junior to the Class A Redeemable Preferred Shares and shall be subject in all respects to the rights, privileges, restrictions and conditions attaching to the Class A Redeemable Preferred Shares.

3.             Dividends

The holders of the Class A Redeemable Preferred Shares shall be entitled to receive, as and when declared, a fixed non-cumulative dividend of 5% of the Redemption Amount thereof.

4.             Voting Rights

Except as otherwise provided in the CBCA, the holders of the Class A Redeemable Preferred Shares shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

5.             Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding-up its affairs, and subject to the extinguishment of the rights of holders of Class A Redeemable Preferred Shares upon satisfaction of the Redemption Amount in respect of each Class A Redeemable Preferred Share, the holders of Class A Redeemable Preferred Shares shall be entitled to receive and the Corporation shall pay to such holders, before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of Common Shares or any other class of shares ranking junior to the Class A Redeemable Preferred Shares as to such entitlement, an amount equal to the Redemption Amount for each Class A Redeemable Preferred Share held by them respectively and no more. After payment to the holders of the Class A Redeemable Preferred Shares of the amounts so payable to them as hereinbefore provided, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.

Common Shares

6.             Dividends

The holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly available for the payment of dividends of such amounts and payable in such manner as the board of directors may from time to time determine.

7.             Voting Rights

The holders of the Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to one vote in respect of each Common Share held at such meetings, except a meeting of holders of a particular class or series of shares other than the Common Shares who are entitled to vote separately as a class or series at such meeting.

8.             Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the property or assets of the Corporation upon such distribution in priority to or ratably with the holders of the Common Shares, be entitled to receive the remaining property and assets of the Corporation.

APPENDIX “C”

SUMMARY OF PROCEDURE TO EXERCISE DISSENT RIGHT

A Shareholder who wishes to dissent in respect of the Amalgamation Resolution must send to Ashton in care of Michael J. Hardin, General Counsel and Secretary Corporate, Ashton Mining of Canada Inc., Unit #116-980 West 1st Street, North Vancouver, B.C. V7P 3N4, to be received not later than the termination of the Meeting or any adjournment thereof, a written notice of objection to the Amalgamation Resolution (a “Dissent Notice”).  A Dissenting Shareholder must not vote in favour of the approval of the Amalgamation Resolution.

While the filing of a Dissent Notice does not deprive a Shareholder of the right to vote against the Amalgamation Resolution, the CBCA does not provide, and Ashton will not assume, that a vote against the Amalgamation Resolution or an abstention by a Shareholder to vote in respect of the Amalgamation Resolution at the Meeting constitutes a Dissent Notice.  However, a Shareholder need not vote his or her Common Shares against the Amalgamation Resolution in order to dissent.

The CBCA does not provide for a right of partial dissent.  As a result, a Dissenting Shareholder may only dissent with respect to all of the Common Shares that he or she holds as a Registered Shareholder.  If the Amalgamation Resolution is adopted, Ashton is required to give written notice of the adoption within 10 days to each Shareholder who has filed a Dissent Notice.  However, Ashton is not required to give such notice to any Shareholder who is in favour of the approval of the Amalgamation Resolution or who has withdrawn his or her Dissent Notice.

Not later than 20 days after receipt of notice that the Amalgamation Resolution has been adopted or, if he or she does not receive such notice, not later than 20 days after he or she learns that such resolution has been adopted, a Dissenting Shareholder must deliver written notice to Ashton setting out his or her name and address, the number of Common Shares in respect of which he or she has dissented and a demand for payment of the fair value of such Common Shares (a “Payment Demand”).

In addition, not later than 30 days after sending a Payment Demand, the Dissenting Shareholder must send to Ashton or its transfer agent the certificates representing the Common Shares in respect of which he or she has dissented.  If a Dissenting Shareholder fails to send to Ashton or its transfer agent the certificates representing the Common Shares in respect of which he or she has dissented, the Dissenting Shareholder forfeits his or her right to make a claim in accordance with Section 190 of the CBCA.  Ashton or its transfer agent will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

On sending a Payment Demand to Ashton, a Dissenting Shareholder ceases to have any rights as a shareholder of Ashton, other than the right to be paid the fair value of his or her Common Shares as determined pursuant to Section 190 of the CBCA, except where:

(a)                                  the Dissenting Shareholder withdraws his or her Payment Demand before Ashton makes an offer to him or her pursuant to the CBCA;

(b)                                 Ashton fails to make an offer as hereinafter described and the Dissenting Shareholder withdraws his or her Payment Demand; or

(c)                                  the Amalgamation does not proceed;

in any of which cases the rights of the Dissenting Shareholder as a shareholder of Ashton are reinstated as of the date he or she sent the Payment Demand to Ashton.

Ashton is required, not later than seven days after the later of the day on the Effective Date or the date on which Ashton received the Payment Demand of a Dissenting Shareholder, to send to each such shareholder who has sent a Payment Demand a written offer to pay (“Offer to Pay”) for his or her Common Shares an amount considered by the Board of Directors to be the fair value thereof, on the close of business on the day before the Amalgamation

C-2

Resolution is adopted, accompanied by a statement showing the manner in which the fair value was determined.  Every Offer to Pay must be on the same terms.  Ashton must pay for the Common Shares of a Dissenting Shareholder not later than 10 days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such Offer to Pay lapses if Ashton does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

If Ashton fails to make an Offer to Pay for a Dissenting Shareholder’s Common Shares, or if a Dissenting Shareholder fails to accept an Offer to Pay which has been made, Ashton may, not later than 50 days after the Effective Date or within such further period as a court may allow, apply to a court having jurisdiction in the place where Ashton has its registered office or in the province where such Dissenting Shareholder resides if Ashton carries on business in that province, to fix a fair value for the Common Shares of Dissenting Shareholders.  If Ashton fails to apply to a court within such period, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow.  A Dissenting Shareholder is not required to give security for costs in such an application.

Upon an application to a court, all Dissenting Shareholders whose Common Shares have not been purchased by Ashton will be joined as parties and bound by the decision of the court, and Ashton will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel.  Upon any such application to a court, the court may determine whether any other Dissenting Shareholder should be joined as a party, and the court will then fix a fair value for the Common Shares of all Dissenting Shareholders who have not accepted an Offer to Pay.  The final order of a court will be rendered against Ashton in favour of each such Dissenting Shareholder and for the amount of the fair value of his or her Common Shares as fixed by the court.  The court may, in its discretion, allow interest to apply at a reasonable rate to the amount payable to each such Dissenting Shareholder from the Effective Date until the date of payment.

The above is only a summary of the dissenting shareholder provisions of the CBCA, which are detailed and complex.  Any Shareholder who wishes to utilize the dissent rights provided by the CBCA should seek individual legal advice, given that the failure to comply strictly with the provisions of the CBCA may prejudice the right of dissent.

APPENDIX “D”

SECTION 190 OF THE CBCA

190.                           (1)           Right to dissent – Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a)                                  amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)                                 amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)                                  amalgamate otherwise than under section 184;

(d)                                 be continued under section 188;

(e)                                  sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)                                    carry out a going-private transaction or a squeeze-out transaction.

(2)           Further right – A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(2.1)        If one class of shares – The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3)           Payment for shares – In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4)           No partial dissent – A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)           Objection – A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

(6)           Notice of resolution – The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

(7)           Demand for payment – A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)                                  the shareholder’s name and address;

(b)                                 the number and class of shares in respect of which the shareholder dissents; and

(c)                                  a demand for payment of the fair value of such shares.

(8)           Share certificate – A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(9)           Forfeiture – A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

(10)         Endorsing certificate – A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11)         Suspension of rights – On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)                                  the shareholder withdraws that notice before the corporation makes an offer under subsection (12);

(b)                                 the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)                                  the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

(12)         Offer to pay – A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)                                  a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)                                 if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13)         Same terms – Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14)         Payment – Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15)         Corporation may apply to court – Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16)         Shareholder application to court – If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17)         Venue – An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18)         No security for costs – A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19)         Parties- On an application to a court under subsection (15) or (16),

(a)                                  all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)                                 the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

(20)         Powers of court – On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21)         Appraisers – A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22)         Final order – The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23)         Interest – A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24)         Notice that subsection (26) applies – If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25)         Effect where subsection (26) applies – If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)                                  withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)                                 retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26)         Limitation – A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)                                  the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)                                 the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

APPENDIX “E”

COMPARISON OF CBCA AND BCBCA

Ashton is governed by the CBCA and Stornoway is governed by the BCBCA. In general terms, the BCBCA provides to the Shareholders substantially the same rights as are available to the Shareholders under the CBCA, including rights of dissent and appraisal and rights to bring derivative actions and oppression actions, and is consistent with corporate legislation in most other Canadian jurisdictions.  There are, however, important differences concerning the qualifications of directors and certain remedies.  The following is a summary comparison of certain provisions of the BCBCA and the CBCA which pertain to the Shareholders’ rights.  This summary is not intended to be exhaustive and the Shareholders should consult their legal advisers regarding all of the implications of the Amalgamation.

Charter Documents

Under the BCBCA, the charter documents will consist of a Notice of Articles, which will set forth the name of a company and the amount and type of shares in the authorized share structure, and indicate if there are any rights and restrictions attached to the shares, and Articles, which will govern the management of the company.  The Notice of Articles is filed with the British Columbia Registrar of Companies, and the Articles are filed only with the company’s records office.

Similarly, under the CBCA, a corporation has Articles of Incorporation, which set forth the name of the corporation and the amount and type of authorized capital, and Bylaws, which govern the management of the corporation (to the extent not covered by the CBCA).  The Articles of Incorporation are filed with Corporations Directorate, Industry Canada, and the Bylaws are filed only with the corporation’s registered office.

Amendments to Charter Documents and Other Fundamental Changes

Any substantive change to the corporate charter of a company under the BCBCA, such as an alteration of the restrictions, if any, on the business carried on by the company, a change in the name of the company, an increase or reduction in the maximum number of shares the company may issue, or an alteration of the special rights and restrictions attached to shares requires a resolution passed by the majority of votes specified by the Articles of the company or, if the Articles do not contain such a provision, a special resolution passed by two-thirds of the votes cast on the resolution.  Other fundamental changes, such as a proposed continuation of a company out of the jurisdiction requires a special resolution passed by two-thirds of the votes cast on the resolution by holders of all of the shares of each class entitled to vote at a general meeting of the company.  A proposed amalgamation requires a resolution passed by two-thirds of the votes cast on the resolution by all the holders of shares in the company.

Under the CBCA, such alterations require a special resolution passed by not less than two-thirds of the votes cast by the shareholders voting on the resolution authorizing the alteration and, where certain specified rights of the holders of a class or series of shares are affected differently by the alteration than the rights of the holders of other classes of shares, or in the case of holders of a series of shares, in a manner different from other shares of the same class, a special resolution passed by not less than two-thirds of the votes cast by the holders of shares of each class or series, as the case may be, whether or not they are otherwise entitled to vote.

Sale of Undertaking

Under the BCBCA, a company may, subject to certain exceptions, sell, lease or otherwise dispose of all or substantially all of the undertaking of the company if it does so in the ordinary course of its business or if it has been authorized to do so by a special resolution passed by the majority of votes that the Articles of the company specify is required (being at least two-thirds and not more than three-quarters of the votes cast on the resolution) or, if the Articles do not contain such a provision, a special resolution passed by at least two-thirds of the votes cast on the resolution.  The exceptions to the requirement of a special resolution for a disposition of all of the company’s undertaking, which are contained in the BCBCA, but not in the CBCA, include dispositions by way of security interests, certain kinds of leases and dispositions to related companies or entities.

The CBCA requires approval of the holders of shares of a corporation represented by not less than two-thirds of the votes cast for a sale, lease or exchange of all or substantially all of the property (as opposed to the “undertaking”) of the corporation, other than in the ordinary course of business of the corporation.  Each share of the corporation carries the right to vote, whether or not it otherwise carries the right to vote.  Holders of shares of a class or series can vote separately only if that class or series is affected by the sale, lease or exchange in a manner different from the shares of another class or series.

Rights of Dissent and Appraisal

The BCBCA provides that shareholders who object to certain actions being taken by a company may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares.  The dissent right is applicable in respect of:

(a)           a resolution to alter restrictions on the powers of the company or on the business it is permitted to carry on;

(b)           a resolution to adopt an amalgamation agreement;

(c)           a resolution to approve an amalgamation into a foreign jurisdiction;

(d)           a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e)                                a resolution to authorize the sale, lease or other disposition of all or substantially all of the undertaking of the company;

(f)            a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g)           any other resolution, if dissent is authorized by the resolution; or

(h)           any court order that permits dissent.

The BCBCA also provides that beneficial shareholders wishing to dissent with respect to their shares must dissent with respect to all of the shares beneficially owned by them, whether or not registered in their names.

Under the CBCA, a registered shareholder must, if dissenting, dissent with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Under the BCBCA and the CBCA, there is no right of dissent in respect of an amalgamation between a corporation and its wholly-owned subsidiaries, or between wholly-owned subsidiaries of the same corporation.  The CBCA contains a dissent remedy where a corporation resolves to amend its Articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of a class.  The CBCA also contains a dissent remedy where a corporation resolves to carry out a going-private transaction or a squeeze-out transaction.

Oppression Remedies

Under the BCBCA, a shareholder and beneficial shareholder of a company and any other person whom a court considers to be an appropriate person to make such an application, has the right to apply to the court on the grounds that:

(a)                                the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant; or

(b)                               some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

On such an application, the court may make any interim or final order it considers appropriate including an order to prohibit any act proposed by the company.

The CBCA contains rights that are substantially broader in that they are available to a larger class of complainants.  Under the CBCA, a shareholder or beneficial owner of a share, former shareholder or former beneficial owner of a share, director, former director, officer or former officer of a corporation or any of its affiliates, or any other person who, in the discretion of the court, is a proper person to seek an oppression remedy, may apply to the court for an order to rectify the matters complained of where, in respect of a corporation or any of its affiliates, any act or omission of the corporation or any of its affiliates effects a result, the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner, or the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner, that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any security holder, creditor, director or officer.

Derivative Actions

Under the CBCA, shareholders and others may, with judicial leave, bring an action in the name of the corporation or any of its subsidiaries or may intervene in an action to which a corporation or any of its subsidiaries is a party.  The following parties may commence or defend such actions: shareholders (whether registered or beneficial), former shareholders (whether registered or beneficial); directors, former directors, officers or former officers of the corporation or any of its affiliates; creditors; or any other person who, in the discretion of a court, is a proper person to make such an application.  Under the CBCA, any of these parties may bring, prosecute, defend or discontinue an action on behalf of the corporation so long as it appears to be in the interests of the corporation to do so.

Under the BCBCA, similar rights to bring derivative actions are extended to directors and shareholders (which, under the BCBCA, includes beneficial shareholders and any other person whom the court considers to be an appropriate person to make such an application).  The BCBCA provides that these parties may, on behalf of the company, enforce a right, duty or obligation owed to the company.  Furthermore, these parties also may, on behalf of the company, obtain damages or defend a legal proceeding brought against the company.

Requisition of Meetings

The BCBCA and the CBCA both permit the holders of not less than 5% of the issued shares that carry the right to vote at a meeting sought to be held to require the directors to call and hold a meeting of shareholders of a company/corporation for the purposes stated in the requisition.  If the directors do not call a meeting within 21 days on receiving the requisition, any shareholder who signed the requisition may call the meeting.

Place of Meetings

The BCBCA provides that meetings of shareholders may be held at the place outside of British Columbia if so provided by the Articles, or approved in writing by the British Columbia Registrar of Companies before any such meeting is held, or approved by an ordinary resolution (provided such a location outside of British Columbia is not restricted as a location for meetings under the Articles).  If the Articles of the company or a shareholders’ resolution so provide, the directors of the company may also set the meeting of shareholders to be held at a place outside of British Columbia.

The CBCA provides that meetings of shareholders may be held outside of Canada, at the place provided by the Articles, if all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place.

Directors

Both the BCBCA and CBCA provide that a public corporation must have a minimum of three directors.  While the BCBCA does not have any Canadian or provincial residency requirements for directors, the CBCA requires that at least 25% of directors of a corporation must be Canadian residents.

The CBCA provides that the shareholders of a corporation have the power to remove any director from office by ordinary resolution passed by a majority equal to more than half of the votes cast by voting shareholders.  The BCBCA also permits shareholders to remove a director but requires that this be done by a special resolution or a resolution of the shareholders with a majority less than that required for a special resolution if the Articles so provide.

Compulsory Acquisition

The CBCA and BCBCA have compulsory acquisition procedures, which provide that when a person offers to purchase the shares of a company and receives acceptances for more than 90% of the shares (other than shares held by or on behalf of the offeror or an affiliate or associate of the offeror) within 120 days of the offer being made, then the offeror can force the holders of the remaining 10% of the shares to sell their shares.  The CBCA limits the application of compulsory acquisition provisions to distributing corporations.  The BCBCA does not limit the application of the compulsory acquisition provisions to certain companies.  The CBCA, in defining “share”, includes convertible securities and options and rights to acquire shares or convertible securities.  The BCBCA does not extend the definition of a share in this matter.

The CBCA provides both the offeror and any holdout shareholder the opportunity to apply to court to fix the fair value of the shares of the holdout shareholder.  The BCBCA limits the opportunity to apply to court to set the price and terms of payment to the holdout shareholder.  The CBCA deems the holdout shareholder to have accepted the terms of the offer if no court application is made.  There is no equivalent provision in the BCBCA.  Under the CBCA, an offeror who receives more than 90% of the shares may send notice to each non-accepting offeree that the offeree must elect:

(i)                                     to transfer their shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid; or

(ii)           to demand payment of the fair value of the shares.

If the offeror fails to send out the required notice to the holdout shareholder, the shareholder may, within a specified time period, require the offeror to acquire the shares held by the shareholder.  The BCBCA requires an offeror who has failed to send the required notice to send out an alternate notice to each holdout shareholder informing the shareholder of the shareholder’s right to require the offeror to purchase the shares of the shareholder that were involved in the original offer.

The general provisions in the CBCA with respect to the mechanics of an application to court to fix the fair value of shares of a holdout shareholder are considerably more specific and detailed than the BCBCA.

Definition of Insolvency

A company must not be insolvent or rendered insolvent if it intends to acquire its own shares, redeem its own shares, reduce its capital or pay dividends.

The CBCA provides that a corporation is insolvent where it is unable to pay its liabilities as they become due plus varying tests based on the realizable value of the assets of the corporation being less than the aggregate of its liabilities and stated capital of all classes of shares and, in certain circumstances, the amount that would be required to pay the holders of shares that have a right to be paid on a redemption or in a liquidation.

The BCBCA provides that a company is insolvent only where it is unable to pay its debts as they become due in the ordinary course of its business.  That is, the BCBCA does not incorporate a balance sheet test.

Unanimous Shareholder Agreements

The CBCA specifically recognizes unanimous shareholder agreements.  The CBCA provides that an otherwise lawful written agreement among all the shareholders of a corporation, or among all the shareholders and one or more persons who are not shareholders, which restricts, in whole or in part, the powers of the directors to manage, or supervise the management of, the business and affairs of the corporation, is valid.  Such restricted powers are transferred to the parties set out in the unanimous shareholders agreement.  The BCBCA provides that the Articles of a company may transfer, in whole or in part, the powers of the directors to manage or supervise the management of the business and affairs of the company to one or more other persons.

APPENDIX “F”

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF STORNOWAY

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS

31 October 2006

Canadian Funds

Prepared by Management

COMPILATION REPORT ON PRO FORMA FINANCIAL STATEMENTS

To the Directors of Ashton Mining of Canada Inc. (“Ashton” or the “Company”)

We have read the accompanying unaudited pro forma consolidated balance sheet of Stornoway Diamond Corporation (“Stornoway”) as at 31 October 2006, the unaudited pro forma consolidated statement of operations for the 12 month period ended 30 April 2006 and the unaudited pro forma consolidated statement of operations for the 6 month period 31 October 2006, and have performed the following procedures:

1.                  Compared the figures in the columns captioned “Stornoway” to the audited consolidated financial statements of the Company as at 30 April 2006 and to the unaudited interim consolidated financial statements of the Company as at 31 October 2006 and found them to be in agreement.

2.                  Compared the figures in the column captioned “Ashton Adjusted 12 months” to the audit consolidated financial statements of the Ashton as at 31 December 2005 and to the unaudited interim consolidated financial statement of Ashton as at 31 March 2006 and 2005 for each of the three months then ended and found them to be in agreement.  Compared the figures in the column captioned “Adjusted Ashton six months” to the unaudited interim consolidated financial statement of Ashton at 31 March 2006 for the three months then ended and to the unaudited interim consolidated financial statements of Ashton at 30 September 2006 for the nine months then ended and found them to be in agreement.

3.               Compared the figures in the column captioned “Contact Adjusted 12 months” to the audit consolidated financial statements of the Contact Diamond Corporation (“Contact”) as at 31 December 2005 and to the unaudited interim consolidated financial statement of Contact as at 31 March 2006 and 2005 for each of the three months then ended and found them to be in agreement.  Compared the figures in the column captioned “Adjusted Contact six months” to the unaudited interim consolidated financial statement of Contact at 31 March 2006 for the three months then ended and to the unaudited interim consolidated financial statements of Contact at 30 September 2006 for the nine months then ended and found them to be in agreement.

4.                  Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a)            the basis for determination of the pro forma adjustments; and

(b)           whether the pro forma consolidated financial statement complies as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

The officials:

(a)            described to us the basis for determination of the pro forma adjustments; and

(b)           stated that the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

5.               Read the notes to the pro forma consolidated financial statement, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

6.               Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Pro forma Consolidated” as at 31 October 2006 and as at 30 April 2006, “Adjusted 12 month period ended 31 March 2006” for each of Ashton and Contact and “Six months ended 30 September 2006” for each of Ashton and Contact, and found the amounts to be arithmetically correct.

A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(Signed) “PricewaterhouseCoopers LLP”
Chartered Accountants
Vancouver, British Columbia
15 December 2006

Stornoway Diamond Corporation (A Development Stage Company)	Statement 1
Pro Forma Consolidated Balance Sheet
Canadian Funds
Unaudited - See Compilation Report
Expressed in thousands of Canadian dollars

	Stornoway October 31, 2006	Pro forma adjustments and eliminating entries (Notes 3 and 4)						Pro forma Consolidated October 31, 2006
ASSETS
Current
Cash and short term deposits	$19,067				$3	(b)	$(1,475)	$17,592
Restricted cash	2,983							2,983
Accounts receivables	3,280							3,280
Prepaid expenses	446							446
Deferred financing costs	3,481							3,481

	29,257							27,782

Restricted cash	1,429				3	(e)	3,925	5,354

Investments	160							160

Prepaid fuel	555							555

Property, plant and equipment	5,072							5,072

Resource property costs	174,210	4	(d)	2,667	3	(d)	28,642	205,519
Investment in Ashton Mining of Canada Inc.	-	3	(a)	28,755	(3	b)	595	-
		3	(c)	1,955	3	(d)	(31,305)
Investment in Contact Diamond Corporation	-	4	(a)	1,325	3	(b)	105	-
		4	(d)	(1,663)	4	(c)	238

	$210,683							$244,442

LIABILITIES
Current
Trade accounts payable and accrued liabilities	$13,066			$			$	$13,066
Due to related parties	3,708							3,708
BMO bridge loan facility	14,941	3	(a)	13,625				28,566

	32,715							45,340

Future income taxes	23,973	4	(d)	847	3	(d)	8,080	32,900

Asset retirement obligations	600							600

Non-controlling interest in Ashton	10,743				3	(d)	(10,743)	-

Non-controlling interest in Contact	(152)	4	(d)	152				-

Shareholders’ Equity

Share Capital (Note 5)	164,814	3	(a)	15,130	3	(e)	3,925	185,194
		4	(a)	1,325
Contributed Surplus (Note 5)	3,515	3	(c)	1,955	4	(c)	238	5,708

Deficit	(24,525)				3	(b)	(775)	(25,300)

	143,804							165,602
	$210,683							$244,442

- See Accompanying Notes -

Stornoway Diamond Corporation (A Development Stage Company)	Statement 2
Pro Forma Consolidated Statement of Operations
Year Ended April 30, 2006
Canadian Funds
Unaudited - See Compilation Report
Expressed in thousands of Canadian dollars, except per share amounts

	Stornoway 12 months ended April 30 2006	Ashton adjusted 12 months ended March 31 2006 (Note 6(a))	Contact adjusted 12 months ended March 31 2006 (Note 7(a))	Pro Forma adjustments and eliminating entries (Note 4)		Pro forma consolidated
Administrative Expenses
Exploration costs	$-	$-	$3,881	4(b)	$(3,881)	$-
Investor relations, shareholder reporting and regulatory compliance	345	453	249			1,047
Legal and audit	179	114	173			466
Office and administration	327	344	168			839
Salary and benefits and directors’ fees	408	984	417			1,809
Stock based compensation	518	619	79			1,216

	1,777	2,514	4,967			5,377

Write off of resource property costs	3,919	9,322	-			13,241

Write down of investments	6	-	214			220

Loss (gain) on sale of equipment	-	(4)	-			(4)

Interest income	(652)	(362)	(94)			(1,108)

Property management fees	(145)	-	-			(145

Gain on sale of investments	(269)	-	-			(269)

	4,636	11,470	5,087			17,312
Future income tax expense (recovery)	(2,865)	(1,648)	(776)			(5,289)

Loss for the period	$1,771	$9,822	$4,311			$12,023

Pro Forma Weighted Number of Common Shares Outstanding						165,039,016

Pro Forma Loss per Common Share – Basic and Diluted						$0.07

- See Accompanying Notes -

Stornoway Diamond Corporation (A Development Stage Company)	Statement 3
Pro Forma Consolidated Statement of Operations
Six Months Interim Period Ended October 31, 2006
Canadian Funds
Unaudited - See Compilation Report
Expressed in thousands of Canadian dollars, except per share amounts

	Stornoway six months ended October 31 2006	Ashton adjusted six months ended September 30 2006 (Note 6(b))	Contact adjusted six months ended September 30 2006 (Note 7(b))	Pro Forma adjustments and eliminating entries (Notes 3 and 4)		Pro forma consolidated
Administrative Expenses
Exploration costs	$-	$-	$1,736	4(b)	$(1,736)	$-
Legal and audit	158	1,255	468			1,881
Office and administration	212	347	105			664
Public company costs	198	712	123			1,033
Salary and benefits	352	698	255			1,305
Stock based compensation	617	354	106			1,077

	1,537	3,366	2,793			5,960

Write off of resource property costs	7,126	2,285	-			9,411

Loss (gain) on sale of equipment	-	1	-			1

Interest income	(571)	(478)	(63)			(1,112)

Property management fees	(57)	-	-			(57)

Loss on sale of investments	124	-	-			124

	8,159	5,174	2,730			14,327

Non-controlling interest in Ashton	(345)	-	-	3(d)	345	-

Non-controlling interest in Contact	(20)	-	-	4(d)	20	-

Loss for the period	$7,794	$5,174	$2,730			$14,327

Pro Forma Weighted Number of Common Shares Outstanding						168,376,002

Pro Forma Loss per Common Share – Basic and Diluted						$0.09

-   See Accompanying Notes   -

Stornoway Diamond Corporation

(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements

Canadian Funds

Unaudited – See Compilation Report

1.                 Basis of Presentation

These unaudited pro forma consolidated financial statements of Stornoway Diamond Corporation (“Stornoway”) have been prepared in accordance with Canadian generally accepted accounting principles.  They should be read in conjunction with the most recent annual and interim consolidated financial statements of Stornoway, Ashton Mining of Canada Inc. (“Ashton”) and Contact Diamond Corporation (“Contact”).

The unaudited pro forma consolidated balance sheet has been prepared as if Ashton’s amalgamation with Stornoway (Note 2a) and Stornoway’s acquisition of the common shares of Contact that it does not already own (Note 2b) occurred effective October 31, 2006. Stornoway’s unaudited consolidated balance sheet as at October 31, 2006 already reflects the consolidation of Stornoway’s 75.6% and 93.1% respective interests in Ashton and Contact on that date. Stornoway has accounted for the acquisition of Ashton and Contact as a purchase of net assets.

The unaudited pro forma consolidated statement of operations for the 12 months ended April 30, 2006 has been prepared as if the Ashton’s amalgamation with Stornoway (Note 2a) and Stornoway’s acquisition of the common shares of Contact that it does not already own (Note 2b) occurred effective May 1, 2005 using the audited consolidated statement of operations of Stornoway for the year ended April 30, 2006 and the unaudited adjusted consolidated statement of operations of Ashton and Contact for the 12 month period ended March 31, 2006 (Note 6(a) and Note 7(a)).

The unaudited pro forma consolidated statement of operations for the six months ended October 31, 2006 has been prepared as if the Ashton’s amalgamation with Stornoway (Note 2a) and Stornoway’s acquisition of the common shares of Contact that it does not already own (Note 2b) occurred effective May 1, 2005 using the unaudited consolidated statement of operations of Stornoway for the six months ended October 31, 2006 and the unaudited adjusted consolidated statement of operations of Ashton and Contact for the six month period ended September 30, 2006 (Note 6(b) and Note 7(b)).

The unaudited pro forma consolidated financial statements are not intended to reflect the financial position which would have resulted had the transactions actually been effected on October 31, 2006 or the results of operations had the transactions been effected on May 1, 2005.  Further, the pro forma results of operations may not be indicative of future results.

Certain elements of Stornoway’s, Ashton’s and Contact’s financial statements have been reclassified to provide a consistent classification format.

Stornoway Diamond Corporation

(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements

Canadian Funds

Unaudited – See Compilation Report

2.              Business Acquisition

a)              Ashton

Stornoway has acquired 75.6% of the issued and outstanding shares of Ashton, a public company listed on the Toronto Stock Exchange (“TSX”) under the terms of an offer that expired on October 16, 2006 (the “Ashton Takeover bid”). Stornoway intends to proceed with a transaction to amalgamate Ashton and a wholly owned subsidiary of Stornoway (the “Amalgamation”). Under the terms of the Amalgamation each Ashton shareholder will be entitled to receive (i) $1.25 in cash for each Ashton share (the “Cash Alternative”) or (ii) one Stornoway share plus $0.01 in cash per Ashton share (the “Share Alternative”).  The maximum cash consideration payable under the Cash Alternative was estimated at approximately $13.6 million based on the ratio of 23.3 million Ashton’s issued and outstanding shares not held by Stornoway as at October 31, 2006 over the aggregate of Ashton’s fully diluted shares (101.8 million), multiplied by $59.5 million.  Those funds will be paid on a pro-rata basis to all shareholders who choose this alternative.

The Amalgamation is subject to a number of conditions, including the absence of adverse material change, and the receipt of all necessary regulatory approvals.

Stornoway intends to fund the cash portion of the Amalgamation using existing cash resources and the balance of a $32,500,000 bridge loan facility underwritten by a leading Canadian chartered bank.

The bridge loan facility bears interest at either the bank’s Prime Rate + 4.5% per annum or Bankers Acceptances + 5.5% per annum, at the option of Stornoway.  The loan will mature and be repayable on March 20, 2007.  Any equity financing done by Stornoway will be first applied against outstanding balances owed to the bank.  As at October 31, 2006, under the terms of the BMO bridge loan facility Stornoway has paid a commitment fee of $1,000,000 and a drawdown fee of $2,000,000 and has accrued a further $1,500,000 which will become payable should there be any amounts still owing on the loan facility on December 20, 2006.

In connection with the Amalgamation, Ashton entered into an agreement with Sprott Securities Inc. (“Sprott”) for financial advisory services.  Under the terms of this agreement, Ashton will pay fees totalling $450,000 upon completion of Sprott’s services.

b)             Contact

Stornoway has acquired 93.1% of the issued and outstanding shares of Contact, a public company listed on the Toronto Stock Exchange (“TSX”) exchange under the terms of an offer that expired on October 30, 2006 (the “Contact Takeover Bid”). Stornoway intends to exercise its statutory right to acquire the remaining Contact common shares that it does not already own. Under the terms of this transaction, each Contact shareholder other than Stornoway will be entitled to receive 0.36 of a Stornoway share per Contact share.

Stornoway Diamond Corporation

(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements

Canadian Funds

Unaudited – See Compilation Report

2.                 Business Acquisition - Continued

In connection with the Ashton and Contact acquisitions, Stornoway entered into an agreement with BMO for financial advisory services.  As at October 31, 2006, under the terms of this agreement, Stornoway has paid BMO Nesbitt Burns Inc. (“BMO”) fees totalling $550,000 and has a balance of $750,000 payable.

In connection with the Ashton and Contact acquisitions, Stornoway entered into a fiscal advisory agreement with Canaccord Capital Corporation (“Canaccord”).  As at October 31, 2006, under the terms of this agreement, Stornoway has paid Canaccord a $250,000 fee and has a balance payable of $750,000.

In connection with Stornoway’s acquisition of Contact, Contact entered into financial and fiscal advisory agreements with Orion Securities Inc. and CIBC World Markets.  As at October 31, 2006, under the terms of these agreements, Contact has a balance payable of $1,150,000.

3.                 Pro Forma Assumptions and Adjustments – Acquisition of Ashton

The following pro forma adjustments reflect the Amalgamation between Stornoway’s wholly-owned subsidiary and Ashton.  Ashton’s assets and liabilities are measured at their individual fair values on the date of the Amalgamation and the difference between these fair values and the price paid for the Ashton shares is recorded to resource property costs.

a)              Assuming that the full amount of the Cash Alternative is elected, to record the issuance of 12.4 million Stornoway’s shares and the payment of cash consideration of $13.6 million for the acquisition of the remaining 23.3 million Ashton’s issued and outstanding shares not held by Stornoway as at October 31, 2006.  Using a $1.22 share price for Stornoway’s shares, the combined value of the consideration paid to Ashton’s shareholders totals $28.8 million.

b)             To record the balance of the estimated transactions costs estimated at $1,475,000 which consist primarily of financial advisory, legal and accounting costs. This includes Ashton’s $450,000 fees payable to Sprott for financial advisory services as well as management’s estimates of the direct costs of the transaction to Stornoway and Ashton. The estimated transactions costs of Stornoway ($700,000) include Contact’s estimated transaction costs and have been accounted for as part of the acquisition cost of Ashton.

c)              To record the value of Ashton’s 4.1 million options and 2.5 million warrants currently issued and outstanding as part of the acquisition costs of Ashton. For the purpose of this pro-forma, it has been assumed that all of the options and warrants will be converted into an equal number of options and warrants of Stornoway with the same exercise price and remaining term to maturity. The $2 million value for the options and warrants was estimated using the Black-Scholes pricing model and assuming $NIL dividends, a risk-free interest rate between 3.93% and 4.18% and a volatility factor between 59% and 66%.

Stornoway Diamond Corporation

(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements

Canadian Funds

Unaudited – See Compilation Report

3.                 Pro Forma Assumptions and Adjustments – Acquisition of Ashton - Continued

d)             To record the elimination of the non-controlling interest in Ashton upon completion of the Amalgamation. The purchase price discrepancy between the total consideration paid in the Amalgamation and the book value of the non-controlling interest in Ashton has been allocated to resource property costs.  The purchase price discrepancy is the excess of the consideration that is given up to acquire Ashton over the book value of the non-controlling interest in Ashton recorded by Stornoway.

e)              To record the issuance of 3,340,000 common shares of Stornoway at a price of $1.25 per share under a private placement financing that closed subsequent to October 31, 2006, net of offering costs estimated at six percent.

4.                 Pro Forma Assumptions and Adjustments – Acquisition of Contact

The following pro forma adjustments reflect Stornoway’s acquisition of the remaining Contact common shares that it does not already own.  Contact’s assets and liabilities are measured at their individual fair values on the date of acquisition and the difference between these fair values and the price paid for the Contact shares is recorded to resource property costs.

a)                To record the acquisition of the remaining three million issued and outstanding shares of Contact not held by Stornoway as at October 31, 2006 through the issuance of 1.1 million common shares of Stornoway.  Using a $1.22 share price for Stornoway’s shares, the value of the consideration paid to Contact’s shareholders totals $1.3 million.

b)             Contact’s accounting policy with respect to resource property costs is to charge the expenditures to income in the year in which they are incurred. Stornoway capitalizes its resource property costs as incurred. This entry harmonizes the accounting treatment of Contact’s resource property costs for the year ended April 30, 2006 and the six-month period ended October 31, 2006 to reflect Stornoway’s accounting policy.

c)              To record the value of Contact’s 3.8 million options currently issued and outstanding as part of the acquisition costs of Contact. For the purpose of this pro-forma, it has been assumed that the number and exercise price of the Contact options will be converted into options of Stornoway with the same remaining term to maturity using a ratio of one to 0.36. The $238,000 value for the options was estimated using the Black-Scholes pricing model and assuming $NIL dividends, a 3.93% risk-free interest rate and a 60% volatility factor.

d)          To record the elimination of the non-controlling interest in Contact upon completion of Stornoway’s acquisition of the remaining Contact common shares that it does not already own under its statutory right. The purchase price discrepancy between the total consideration paid and the book value of the non-controlling interest in Contact has been allocated to resource property costs.  The purchase price discrepancy is the excess of the consideration that is given up to acquire the remaining shares of Contact over the book value of the non-controlling interest in Contact recorded by Stornoway.

Stornoway Diamond Corporation

(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements

Canadian Funds

Unaudited – See Compilation Report

5.                 Pro Forma Share Capital and Contributed Surplus

Details are as follows (expressed in thousands of Canadian dollars):

	Number of Shares Issued and Outstanding	Amount
Stornoway’s balance at October 31, 2006	151,548,974	$164,814
Shares issued on Amalgamation with Ashton (Note 3a)	12,401,321	15,130
Shares issued on acquisition of Contact (Note 4a)	1,085,707	1,325
Shares issued under private placement financing (Note 3e)	3,340,000	3,925
Pro forma balance at October 31, 2006	168,376,002	$185,194

6.               Adjusted Statement of Operations of Ashton

a)                 12 month period ended March 31, 2006

In order to present pro forma statements of operations for the 12-month period ended March 31, 2006, management has used the Ashton’s statement of operations for the year ended December 31, 2005, subtracted the activity for the three months ended March 31, 2005 and added the activity for the three months ended March 31, 2006 as shown below:

(Expressed in thousands of dollars)	Year ended December 31, 2005	Three months ended March 31, 2005	Three months ended March 31, 2006	Adjusted 12 month period ended March 31, 2006

Administrative Expenses
Legal and audit	$112	$28	$30	$114
Office and administration	345	91	90	344
Public company costs	460	180	173	453
Salary and benefits	975	251	260	984
Stock based compensation	624	102	97	619
	2,516	652	650	2,514

Write off of resource property costs	9,181	41	182	9,322

Loss (gain) on sale of equipment	1	5	-	(4)

Interest expense (income)	(332)	(98)	(128)	(362)

	11,366	600	704	11,470

Future income tax expense (recovery)	(1,100)	(1,100)	(1,648)	(1,648)

Loss (income) for the period	$10,266	$(500)	$(944)	$9,822

Stornoway Diamond Corporation

(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements

Canadian Funds

Unaudited – See Compilation Report

b)             Six month period ended September 30, 2006

In order to present pro forma statements of operations for the six-month period ended September 30, 2006, management has used the Ashton’s statement of operations for the nine months period ended September 30, 2006 and subtracted the activity for the three months ended March 31, 2006 as shown below:

(Expressed in thousands of dollars)	Nine months ended September 30, 2006	Three months ended March 31, 2006	Six months ended September 30, 2006

Administrative Expenses
Legal and audit	$1,285	$30	$1,255
Office and administration	437	90	347
Public company costs	885	173	712
Salary and benefits	958	260	698
Stock based compensation	451	97	354
	4,016	650	3,366

Write off of resource property costs	2,467	182	2,285

Loss (gain) on sale of equipment	1	-	1

Interest expense (income)	(606)	(128)	(478)

	5,878	704	5,174

Future income tax expense (recovery)	(1,648)	(1,648)	-

Loss (income) for the period	$4,230	$(944)	$5,174

7.                 Adjusted Statement of Operations of Contact

a)              12 month period ended March 31, 2006

In order to present pro forma statements of operations for the 12-month period ended March 31, 2006, management has used the Contact’s statement of operations for the year ended December 31, 2005, subtracted the activity for the three months ended March 31, 2005 and added the activity for the three months ended March 31, 2006 as shown below:

Stornoway Diamond Corporation

(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements

Canadian Funds

Unaudited – See Compilation Report

(Expressed in thousands of dollars)	Year ended December 31, 2005	Three months ended March 31, 2005	Three months ended March 31, 2006	Adjusted 12 month period ended March 31, 2006

Administrative Expenses
Exploration costs	$5,818	$2,113	$176	$3,881
Legal and audit	186	53	40	173
Office and administration	81	11	98	168
Public company costs	208	72	113	249
Salary and benefits	330	22	109	417
Stock based compensation	66	-	13	79
	6,689	2,271	549	4,967
Write down of investments	-	-	214	214

Interest expense (income)	(106)	(30)	(18)	(94)

	6,583	2,241	745	5,087

Future income tax expense (recovery)	(1,791)	(1,791)	(776)	(776)

Loss (income) for the period	$4,792	$450	$(31)	$4,311

b)             Six month period ended September 30, 2006

In order to present pro forma statements of operations for the six-month period ended September 30, 2006, management has used the Contact’s statement of operations for the nine months period ended September 30, 2006 and subtracted the activity for the three months ended March 31, 2006 as shown below:

(Expressed in thousands of dollars)	Nine months ended September 30, 2006	Three months ended March 31, 2006	Six months ended September 30, 2006

Administrative Expenses
Exploration costs	$1,912	$176	$1,736
Legal and audit	508	40	468
Office and administration	203	98	105
Public company costs	236	113	123
Salary and benefits	364	109	255
Stock based compensation	119	13	106
	3,342	549	2,793

Write down of investments	214	214	-

Interest expense (income)	(81)	(18)	(63)

	3,475	745	2,730

Future income tax expense (recovery)	(776)	(776)	-

Loss (income) for the period	$2,699	$(31)	$2,730

APPENDIX “G”

VALUATION AND FAIRNESS OPINION

Royal Bank Plaza	Phone:	(416) 362-7485	Participating Organization:
South Tower, Suite 2800	Fax:	(416) 943-6499	Montreal Exchange, Toronto
P.O. Box 63 Toronto, ON M5J 2J2	Toll Free:	(800) 461-2275	Stock Exchange, TSX Venture Exchange

December 18, 2006

The Board of Directors and the Independent Review Committee of
the Board of Directors of Ashton Mining of Canada Inc.

Unit 116 - 980 West 1st Street

North Vancouver, British Columbia

Canada

V7P 3N4

To the Board of Directors and the Independent Review Committee of
Ashton Mining of Canada Inc.

Sprott Securities Inc. (“Sprott Securities”) understands that Stornoway Diamond Corporation (“Stornoway”) has requisitioned a special meeting of the shareholders of Ashton Mining of Canada Inc. (“Ashton”) for the purpose of considering an amalgamation transaction involving Ashton and 4370937 Canada Inc., (“Stornoway Subco”) a wholly-owned subsidiary of Stornoway (the “Amalgamation”).  We understand that Stornoway currently owns approximately 75.6% of the outstanding common shares of Ashton (“Ashton Shares”) as a result of the take-over bid for the Ashton Shares initiated by Stornoway on August 10, 2006 and completed on October 16, 2006 (the “Take-over Bid”).  Pursuant to the terms of the amalgamation agreement dated December 18, 2006 (the “Amalgamation Agreement”) among Ashton, Stornoway and Stornoway Subco relating to the Amalgamation, the holders of Ashton Shares (the “Ashton Shareholders”) will have the right to receive, at their discretion, either (i) $1.25 in cash per Ashton Share (the “Cash Alternative”), or (ii) one common share of Stornoway plus $0.01 in cash per Ashton Share (the “Share Alternative”), subject to a maximum cash consideration (“Maximum Cash Amount”) of $13.6 million (the “Proposed Consideration”).

Sprott Securities also understands that an independent review committee (the “Committee”) of the board of directors (the “Board of Directors”) of Ashton has been constituted to consider the Amalgamation and make recommendations thereon to the Board of Directors.

The terms and conditions of, and other matters relating to, the Amalgamation will be more fully described in the management information circular (the “Circular”) of Ashton, which will be mailed to all Ashton Shareholders.

SPROTT SECURITIES’ ENGAGEMENT

Sprott Securities was initially contacted by the Committee with respect to acting as its financial advisor in connection with the Amalgamation on November 10, 2006 and was retained by the Board of Directors and the Committee pursuant to a letter agreement dated November 24, 2006 (the “Engagement Letter”), whereby Sprott Securities agreed to provide advice and assistance to the Committee and the Board of Directors in evaluating the Amalgamation, including preparing a formal valuation of the Ashton Shares (the “Ashton Valuation”) and, if determined appropriate by the Committee and Sprott Securities, a formal valuation of the Proposed Consideration (the “Valuation of the Consideration” and together with the Ashton Valuation the “Valuation”) and an opinion (the “Fairness Opinion” and together with the Valuation, the “Valuation and Fairness Opinion”)as to the fairness, from a financial point of view, of the Proposed Consideration to holders of Ashton Shares, other than Stornoway and its associates and affiliates, (collectively the “Minority Shareholders”).  The terms of the Engagement Letter provide that Sprott Securities is to be paid a fee of $450,000 in connection with the delivery of the Valuation and Fairness

Opinion.  In addition, Sprott Securities is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Ashton in certain circumstances.

Sprott Securities consents to the inclusion of the Valuation and Fairness Opinion in its entirety in the Circular and to the filing thereof, as necessary, by Ashton with the securities commissions or similar regulatory authorities in Canada.

INDEPENDENCE OF SPROTT SECURITIES

Neither Sprott Securities nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Ashton or Stornoway or any of their respective associates or affiliates (collectively the “Interested Parties”).  Sprott Securities is not acting as an advisor to Ashton or Stornoway, or any other Interested Party, in connection with any matter, other than acting as financial advisor to the Board of Directors and the Committee under the Engagement Letter.

Sprott Securities acts as a trader and dealer, both as principal and agent, in all major financial markets in Canada and, as such, may have had, may have, and may in the future have, positions in the securities of Ashton or Stornoway and, from time to time, may have executed or may execute transactions on behalf of such entities or other clients for which it may have received or may receive compensation.  As an investment dealer, Sprott Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Amalgamation, Ashton, Stornoway or other Interested Parties.

There are no understandings, agreements or commitments between Sprott Securities and Ashton, Stornoway or any other Interested Party with respect to any future business dealings.  Sprott Securities may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services to Ashton, Stornoway or any other Interested Party.

CREDENTIALS OF SPROTT SECURITIES

Sprott Securities is a licensed and registered Canadian investment dealer providing investment research, equity sales and trading and investment banking services to a broad range of institutions and corporations.  Sprott Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions.

The form and content of this Valuation and Fairness Opinion have been approved for release by the Executive Committee of Sprott Securities, the members of which are experienced in merger, acquisition, divestiture, valuation, fairness opinion and other capital markets matters.

SCOPE OF REVIEW

In connection with this Valuation and Fairness Opinion, Sprott Securities has reviewed and relied upon (without verifying or attempting to verify independently the completeness or accuracy thereof) or carried out, among other things, the following:

(a)                                  reviewed the Amalgamation Agreement;

(b)                                 reviewed confidential information made available by Ashton;

(c)                                  reviewed certain financial and technical information prepared for Ashton and provided to us by the management of Ashton concerning the properties in which Ashton holds an interest;

(d)                                 reviewed certain financial and technical information prepared for Stornoway and provided to us by the management of Stornoway concerning the properties in which Stornoway holds an interest;

(e)                                  reviewed certain internal information prepared and provided to us by the management of Stornoway concerning the business, operations, assets, liabilities and prospects of Stornoway;

(f)                                    reviewed public information (including that prepared by industry research analysts) related to the business, operations, financial performance and trading history of Ashton, Stornoway and other selected mining companies, as we considered relevant;

(g)                                 reviewed data with respect to precedent transactions of a comparable nature which we considered relevant;

(h)                                 reviewed historical diamond prices and exchange rates and considered the impact of various pricing assumptions on the respective businesses, prospects and financial forecasts of Ashton and Stornoway;

(i)                                     participated in discussions with senior executives of Ashton concerning the past and current operations and financial condition and the prospects of Ashton;

(j)                                     participated in discussions with senior executives of Stornoway concerning the past and current operations and financial condition and the prospects of Stornoway;

(k)                                  participated in due diligence meetings with the in-house legal counsel of Ashton;

(l)                                     participated in meetings and discussions with the Board of Directors and the legal counsel of Ashton;

(m)                               received a certificate dated the date hereof as to certain factual matters and the completeness and accuracy of the information upon which this Valuation and Fairness Opinion is based, addressed to us and provided by senior officers of Ashton;

(n)                                 received a certificate dated the date hereof as to certain factual matters and the completeness and accuracy of the information upon which this Valuation and Fairness Opinion is based, addressed to us and provided by senior officers of Stornoway; and

(o)                                 reviewed such other information, made such other investigations, prepared such other analyses and had such other discussions as we considered appropriate in the circumstances.

Sprott Securities has not, to the best of its knowledge, been denied access by Ashton or Stornoway to any information requested by Sprott Securities.

ASSUMPTIONS AND LIMITATIONS

With the approval of the Committee and as is provided for in the Engagement Letter, Sprott Securities has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions and representations obtained by it from publicly-available sources, the Committee and from the officers and directors of Ashton and the directors and officers of Stornoway (collectively the “Information”).  This Valuation and Fairness Opinion is conditional upon the completeness, accuracy and fair presentation of the Information.  Without limiting the foregoing, we have assumed the accuracy of the representations and warranties of Ashton and Stornoway in the Amalgamation Agreement.  Subject to the exercise of professional judgment and except as expressly described herein, Sprott Securities has not attempted to independently verify or investigate the completeness, accuracy or fair presentation of any of the Information.  In addition, Sprott Securities has assumed that the Amalgamation will be consummated in accordance with the terms and conditions set forth in the Amalgamation Agreement without any waiver, amendment or delay of any terms or conditions.

With respect to budgets, financial forecasts, projections or estimates provided to Sprott Securities and used in our analyses, we have noted that projecting future results of any company is inherently subject to uncertainty. We have assumed, however, that such budgets, financial forecasts, projections and estimates were reasonably prepared consistent with industry practice on a basis reflecting the best currently available assumptions, estimates and judgments of the management of Ashton and Stornoway and are (or were at the time and continue to be) reasonable in the circumstances.

Ashton has represented to Sprott Securities in a certificate provided by senior officers of Ashton and delivered as of the date of this Valuation and Fairness Opinion, among other things, that:

(a)                                  to the best of their knowledge, after due inquiry, the information, data and other material (financial and otherwise, but not including any forecast, projection or budget as referenced in paragraph (e) below) (collectively the “Ashton Information”) provided orally by, or in the presence of, an officer of Ashton or in writing by Ashton or any of its subsidiaries (as such term is defined in the Securities Act (Ontario)) or their respective agents to Sprott Securities relating to Ashton or any of its subsidiaries or the Amalgamation for the purpose of preparing this Valuation and Fairness Opinion was, at the date the Ashton Information was provided to Sprott Securities, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Ashton, its subsidiaries or the Amalgamation and did not and does not omit to state a material fact in respect of Ashton, its subsidiaries or the Amalgamation necessary to make the Ashton Information not misleading in light of the circumstances under which the Ashton Information was made or provided (except to the extent that any such Ashton Information has been superceded by Ashton Information subsequently delivered to Sprott Securities);

(b)                                 since the dates on which the Ashton Information was provided to Sprott Securities, except as disclosed in writing to Sprott Securities or in a public filing with securities regulatory authorities, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Ashton or any of its subsidiaries and no material change has occurred in the Ashton Information or any part thereof which would have or which would reasonably be expected to have a material effect on this Valuation and Fairness Opinion;

(c)                                  to the best of their knowledge, information and belief after due inquiry, there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to Ashton or any of its subsidiaries or any of their respective material assets or liabilities which have been prepared as of a date within the two years preceding the date of the certificate and which have not been provided to Sprott Securities;

(d)                                 since the dates on which the Ashton Information was provided to Sprott Securities, no material transaction has been entered into by Ashton or any of its subsidiaries or contemplated by Ashton or any of its affiliates except for transactions that have been disclosed to Sprott Securities or generally disclosed;

(e)                                  the assumptions contained in any forecasts, projections or budgets prepared and provided by Ashton to Sprott Securities were reasonable as of the date thereof; and

(f)                                    except as disclosed to Sprott Securities, there are no actions, suits, proceedings or inquiries pending or threatened against or affecting Ashton or its affiliates, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially affect Ashton or the value of any of its securities.

Stornoway has represented to Sprott Securities in a certificate provided by senior officers of Stornoway and delivered as of the date of this Valuation and Fairness Opinion, among other things, that:

(a)                                  the information, data and other material (financial and otherwise, but not including any forecast, projection or budget as referenced in paragraph (e) below) (collectively the “Stornoway Information”) provided orally by, or in the presence of, an officer of Stornoway or in writing by Stornoway or any of its subsidiaries (as such term is defined in the Securities Act (Ontario)) or their respective agents to Sprott Securities relating to Stornoway or any of its subsidiaries or the Amalgamation for the purpose of preparing this Valuation and Fairness Opinion was, at the date the Stornoway Information was provided to Sprott Securities, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Stornoway, its subsidiaries or the Amalgamation and did not and does not omit to state a material fact in respect of Stornoway, its subsidiaries or the Amalgamation necessary to make the Stornoway Information not misleading in light of the circumstances under which the Stornoway Information was made or provided (except to the extent that any such Stornoway Information has been superceded by Stornoway Information subsequently delivered to Sprott Securities);

(b)                                 since the dates on which the Stornoway Information was provided to Sprott Securities, except as disclosed in writing to Sprott Securities or in a public filing with securities regulatory authorities, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Stornoway or any of its subsidiaries and no material change has occurred in the Stornoway Information or any part thereof which would have or which would reasonably be expected to have a material effect on this Valuation and Fairness Opinion;

(c)                                  to the best of their knowledge, information and belief after due inquiry, there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to Stornoway or any of its subsidiaries or any of their respective material assets or liabilities which have been prepared as of a date within the two years preceding the date of the certificate and which have not been provided to Sprott Securities;

(d)                                 since the dates on which the Stornoway Information was provided to Sprott Securities, no material transaction has been entered into by Stornoway or any of its subsidiaries or contemplated by Stornoway or any of its affiliates except for transactions that have been disclosed to Sprott Securities or generally disclosed;

(e)                                  the assumptions contained in any forecasts, projections or budgets prepared and provided by Stornoway to Sprott Securities were reasonable as of the date thereof; and

(f)                                    except as disclosed to Sprott Securities, there are no actions, suits, proceedings or inquiries pending or threatened against or affecting Stornoway or its affiliates, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially affect Stornoway or the value of any of its securities.

This Valuation and Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at December 16, 2006 and the condition and prospects, financial and otherwise, of Ashton and Stornoway and their respective subsidiaries, as they were reflected in the Information and as they have been represented to Sprott Securities in discussions with the managements of Ashton and Stornoway.  In its analyses and in preparing this Valuation and Fairness Opinion, Sprott Securities has made numerous assumptions with respect to expected industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sprott Securities or any party involved in the Amalgamation.  Sprott Securities believes these assumptions are reasonable under the current circumstances; however, actual future results may demonstrate that certain assumptions were incorrect.

Sprott Securities is an investment dealer and financial advisor only and has relied upon, without independent verification or investigation, the assessments of Ashton and Stornoway with respect to legal, tax, regulatory and actuarial matters.  Sprott Securities has not made any independent valuation or appraisal of any specific assets or liabilities of Ashton or Stornoway.

In preparing this Valuation and Fairness Opinion, Sprott Securities has made several assumptions including that all final versions of documents will conform in all material respects to the drafts provided to Sprott Securities, conditions precedent to the completion of the Amalgamation can be satisfied in due course, all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse condition or qualification, the procedures being followed to implement the Amalgamation are valid and effective, the Circular will be distributed to the Ashton Shareholders in accordance with all applicable laws, and the disclosure in the Circular will be accurate in all material respects and will comply, in all material respects, with the requirements of all applicable laws.

Certain conclusions reached by Sprott Securities in this Valuation and Fairness Opinion are based on information regarding Ashton which the management of Ashton considered to be of a competitive or commercially sensitive nature and the disclosure of which may be detrimental to Ashton.  Sprott Securities sought the decision of the Committee in respect of the disclosure of such information and the Committee concluded that the perceived detriment to Ashton if such information is disclosed outweighs the benefit of disclosure of such information in this Valuation and Fairness Opinion.  Accordingly, Sprott Securities complied with the decision of the Committee and did not disclose such information in this Valuation and Fairness Opinion.

This Valuation and Fairness Opinion has been provided for the exclusive use of the Committee and the Board of Directors in connection with the Amalgamation.  This Valuation and Fairness Opinion may not be used by any person or relied upon by any person other than the Committee and the Board of Directors and may not be used or relied upon by the Committee or the Board of Directors for any purpose other than the purpose hereinbefore stated, without the express prior written consent of Sprott Securities.  Except as contemplated herein, this Valuation and Fairness Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

The Fairness Opinion is limited to the fairness, from a financial point of view, to the Ashton Shareholders, other than Stornoway and its associates, and affiliates and Sprott Securities expresses no opinion as to, or with respect to, any alternative transaction.  Sprott Securities expresses no opinion as to the fairness of the consideration under the Amalgamation relative to the consideration, which may or could be offered under any alternative transaction.  This Valuation and Fairness Opinion does not constitute a recommendation to the Board of Directors or any Ashton Shareholder as to whether the Ashton Shareholders should vote in favour of the Amalgamation or any other matter that may come to a vote of the Ashton Shareholders at the meeting of the Ashton Shareholders called to consider the Amalgamation.  In addition, pursuant to the Engagement Letter, Sprott Securities has not been asked to address, and this Valuation and Fairness Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, any creditors or any other constituencies of Ashton, other than the Ashton Shareholders.

Sprott Securities believes that this Valuation and Fairness Opinion must be considered and reviewed as a whole and that selecting portions of the stated analyses or factors considered by Sprott Securities, without considering all the stated analyses and factors together, could create a misleading view of the process underlying or the scope of this Valuation and Fairness Opinion.  The preparation of a valuation and a fairness opinion of this nature is a complex process and is not necessarily amenable to partial analysis or summary description.  Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

This Valuation and Fairness Opinion is given as of December 16, 2006, 2006, and Sprott Securities disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Valuation and Fairness Opinion which may come or be brought to Sprott Securities’ attention after the date hereof.  Without limiting the foregoing, in the event that there is any material change (as defined in the Securities Act (Ontario)) in Ashton or Stornoway or any change in any material fact (as defined in the Securities Act (Ontario)) affecting this Valuation and Fairness Opinion after the date hereof, Sprott Securities reserves the right to change, modify or withdraw this Valuation and Fairness Opinion.

This Valuation and Fairness Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Dealers Association of Canada (“IDA”), but the IDA has not been involved in the preparation or review of this Valuation and Fairness Opinion.

OVERVIEW OF ASHTON

Ashton is a diamond exploration company with interests in a number of prospective properties throughout Canada. Ashton’s primary business objective is to acquire, through a discovery or a transaction, a diamond exploration project capable of rapid advancement to the feasibility stage and a production decision.  At present, Ashton’s efforts are focused on the regions of Canada considered most prospective for the discovery of bedrock-hosted diamond deposits.

Ashton’s principal properties are located in Québec, with other earlier stage exploration projects located in other areas of North America, including Nunavut, the Northwest Territories and Alberta.

Québec (50% Interest)

Ashton’s Québec project consists principally of the Foxtrot, Tichegami, Caniapiscau and Monts Otish properties located within the northern half of the province of Québec, Canada. The Foxtrot property, which is the focus of exploration activities, is located approximately 820 kilometres north of the City of Montreal.

Since 1996, Ashton and its 50:50 joint venture partner, SOQUEM INC. (“SOQUEM”), have evaluated an area of more than 400,000 square kilometres of the eastern Archean Superior craton. The two parties have contributed equally to the expenditures of approximately $40 million that have been incurred to explore the Foxtrot property. Exploration conducted by the joint venture has resulted in the discovery of a new field of kimberlitic intrusions on the Foxtrot property, notably the Renard cluster of kimberlitic bodies. Ashton and SOQUEM are currently engaged in a $29 million 10,000 tonne bulk sample from Renard 2, 3 and 4, three highly diamondiferous bodies within the Renard cluster of kimberlite with the aim of establishing a mineable resource at the project, ahead of a prefeasibility study to be completed in 2007. The sample is being collected by surface trenching and underground mining methods.

The joint venture collected approximately 2,400 tonnes of kimberlite material during the summer field season by trenching at an exposed outcrop at the northern end of Renard 4. As reported in Ashton’s news release dated October 5, 2005, a cumulative 9.16 tonnes of outcrop material from the outcrop returned an estimated diamond content of 173 carats per hundred tonnes (“cpht”) after processing by dense media separation (“DMS”).

A cumulative sample of at least 4,000 tonnes will be collected by underground mining methods at each of Renard 2 and 3. Mining crews have now completed approximately 510 metres of the total 750 metres of excavation required to collect 4,000 tonnes of kimberlite material from each of Renard 2 and 3 kimberlites. The decline toward Renard 3 has now reached the kimberlite body and a cross-cut is proceeding toward Renard 2.  The estimated diamond content of samples processed thus far from Renard 2 and 3 is 92 and 124 cpht, respectively.

Early in 2006, the joint venture engaged Hatch Ltd., a global engineering consulting firm, to provide the procurement and construction management services required to establish a modular 10 tonne per hour DMS test facility on the Foxtrot property.  Construction of the main components of the DMS facility and related infrastructure began in August and construction was completed in October 2006.  The electrical system and other peripheral components have been installed and inspected, and the necessary regulatory approvals have been received.  As a result, commissioning of the facility has now commenced and will be immediately followed by the processing of approximately 2,400 tonnes of kimberlite collected from the surface exposure of Renard 4.  Half of each sample collected from Renard 2 and 3 will be processed in 2007 after processing of the Renard 4 sample has been completed.

The concentrates produced at the Foxtrot property will be shipped in batches to Ashton’s laboratory in North Vancouver, British Columbia.  Final diamond recovery will take advantage of the laboratory’s recently upgraded x-ray sortex circuit.  Ashton expects to announce diamond results from Renard 4 in three or four installments starting in the first quarter of 2007 followed by results from Renard 2 and 3.  Complete diamond results from the 6,000 tonnes to be processed are expected in the second quarter of 2007.

Kimberlite indicator mineral trains with no explained source occur within the Foxtrot property in at least eight locations. Exploration work completed in 2006 included indicator mineral sample collection, ground geophysical surveys, trenching and drilling. Drills tested targets along the Lynx and Hibou dyke systems as well as anomalies outside the Renard, Lynx and Hibou areas. The Lynx dyke system is a 3.7 kilometre long series of continuous or semi-continuous kimberlitic dykes divided into three zones: Lynx, Lynx North and Lynx South. Further drilling is required along the trend to better determine the degree of continuity, dip and thickness of the dyke system. A total of 31.8 tonnes of material collected by trenching at Lynx have been processed by DMS for diamond recovery. This material has returned a diamond content of 116 cpht. The Hibou dyke, discovered in 2005 approximately 1.3 kilometres west of the Renard cluster, has a strike length of at least 850 metres and an average thickness of two metres.  The dyke at the North Anomaly, also discovered by drilling in 2005, has an average thickness of 1.2 metres and a minimum known strike length of 225 metres.  A total of 18.4 tonnes of material collected by trenching at the North Anomaly dyke have been processed by DMS for diamond recovery.  This material has returned a diamond content of 91 cpht.  Further exploration is planned on the three dyke systems.

Other Exploration Activities

In addition to activities in Québec, Ashton conducts other initiatives in Alberta, Nunavut and the Northwest Territories is an attempt to identify new exploration opportunities to ensure that new programs and projects are generated as others are completed or terminated. This work includes grassroots reconnaissance exploration and consideration of joint venture and acquisition opportunities. This approach enhances Ashton’s ability to maximize its exposure to potential success by maintaining a balanced portfolio of exploration initiatives.

Historical Financial Results

The following tables summarize Ashton’s financial results for the periods indicated:

Table 1: Ashton — Historical Income Statement Information

	9 Months	9 Months	Year	Year	Year
	ended	ended	ended	ended	ended
	Sep. 30	Sep. 30	Dec. 31	Dec. 31	Dec. 31
	2006	2005	2005	2004	2003
	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)

$ thousands except per share amounts
Expenses	($6,483)	($6,967)	($11,697)	($7,920)	($6,174)
Other Income	$605	$258	$331	$370	$369
Future Income Tax Recovery	$1,648	$1,100	$1,100	-	-
Net Loss	($4,230)	($5,609)	($10,266)	($7,550)	($5,805)
Basic and Diluted Loss per Share	($0.05)	($0.07)	($0.13)	($0.11)	($0.10)

Table 2: Ashton — Historical Balance Sheet Information

	Sep. 30	Sep. 30	Dec. 31	Dec. 31	Dec. 31
	2006	2005	2005	2004	2003
	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)

$ thousands except per share amounts

Assets
Cash and Short-Term Deposits	$17,536	$9,830	$16,118	$16,733	$21,550
Receivables from Joint Venture Partners	$2,329	$511	$470	$581	$625
Other Receivables and Prepaid Expenses	$609	$512	$395	$436	$591
Due from Related Party	-	-	-	-	$18
Equipment and Leasehold Improvements	$4,116	$1,629	$1,838	$1,856	$1,577
Resource Properties	$25,347	$20,880	$18,501	$18,672	$13,119
Total Assets	$49,937	$33,362	$37,322	$38,278	$37,480

Liabilities and Shareholder’s Equity
Accounts Payable and Accrued Liabilities	$4,227	$1,835	$1,170	$803	$1,070
Advances from Joint Venture Partners	$41	$242	$145	$106	$477
Asset Retirement Obligations	$600	-	$200	-	-
Share Capital	$120,790	$98,871	$107,721	$99,639	$91,186
Contributed Surplus	$1,882	$1,130	$1,459	$837	$304
Deficit	($77,603)	($68,716)	($73,373)	($63,107)	($55,557)
Total Liabilities and Shareholder’s Equity	$49,937	$33,362	$37,322	$38,278	$37,480

Ashton Shares Trading Information

The Ashton Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol ACA.  The following table sets forth, for the periods indicated, the high and low closing prices quoted and the volume traded on the TSX:

Table 3: Ashton – Shares Trading Information

	Closing Prices (C$)			Volume
Month	High	Low	Close

December 1-15, 2006	1.13	1.04	1.07	32,371
November, 2006	1.10	1.00	1.05	37,050
October, 2006	1.20	1.03	1.03	43,504
September, 2006	1.20	1.02	1.05	148,270
August, 2006	1.25	1.09	1.17	64,972
July, 2006	1.23	1.05	1.23	94,815
June, 2006	1.21	1.00	1.10	30,822
May, 2006	1.43	1.10	1.16	41,400
April, 2006	1.43	1.28	1.39	112,373
March, 2006	1.60	1.25	1.39	104,752
February, 2006	1.37	1.22	1.26	44,990
January, 2006	1.45	1.16	1.25	71,047
December, 2005	1.45	1.06	1.30	85,685

The closing price of the Ashton Shares on the TSX on December 15, 2006 was $1.04.

OVERVIEW OF STORNOWAY

Stornoway is a diamond exploration company that holds varying interests, directly or through joint ventures, in 40 properties representing about 18 million acres in Nunavut, Alberta, Manitoba, Ontario, Quebec, the Northwest Territories and Botswana.

Stornoway also holds indirect interests in the diamond properties of Ashton and Contact Diamond Corporation (“Contact”) through its ownership of controlling interests in each of Ashton and Contact. Through the acquisition of Contact, Stornoway acquired ownership of the Timiskaming project in northern Ontario.

Stornoway’s material properties are the Aviat properties on the Melville Peninsula, the Churchill Diamond Project and the Churchill West Diamond Project, and the Qilalugaq property. These three advanced diamond exploration projects are all located in the eastern Arctic, within 50 kilometres of tidewater. The other material property of Stornoway is the Timiskaming project in northern Ontario.

Aviat Properties, Nunavut (74% Interest)

The Aviat properties lie on the Melville Peninsula and are being explored under two separate joint ventures. Stornoway acquired its interest in the Aviat One Property under an option agreement with Hunter Exploration Group (“Hunter”) and work at the property is now being carried out under a joint venture agreement with BHP Billiton Diamonds Inc. (“BHP Billiton”) and Hunter under which the Stornoway holds a 74% interest in the property and is the operator.

The AV-1 kimberlite, which is located approximately 50 kilometres west of Igloolik on the Melville Peninsula, was discovered during a regional reconnaissance sampling and prospecting program in 2002. To date, it is the largest and most developed kimberlite body on the Aviat property. In 2004, a mini-bulk sample was completed on the body returning a grade of 83 cpht over 0.85 mm based on a 10.4 dry-tonne sample. Delineation drilling in 2003 and 2004 outlined a complex, pipe like body, approximately 240 metres long and 50 metres wide. A total of 10 distinct, but likely related kimberlite bodies have been identified on the Aviat property since 2002, nine of which have so far been tested and proven significantly diamondiferous with comparable early stage diamond counts to AV-1.

During the summer of 2006, Stornoway drilled a total of 1,833 metres in 22 holes, resulting in kimberlite intercepts up to 5.25 metres true thickness. In the eastern part of the Tremblay Corridor, eight separate kimberlites intersected over an area measuring about 1.5 by 3.5 kilometres comprise shallowly dipping (8 to 20 degrees), macrocrystic hypabyssal kimberlite sheets with associated zones of kimberlite breccia. These kimberlites are thought to be part of a sequence of layered, horizontally stacked sheets separated by vertical distances of 10 to 30 metres. Prospecting and till sampling results indicate that additional kimberlite sources occur within the same area which and will be the subject of future drilling.

Stornoway is investigating the hypothesis, supported by 62 drill holes completed in the area to date, that the eight eastern kimberlites represent occurrences of a single system of stacked kimberlite sheets underlying the entire 1.5 by 3.5 kilometre area. One such sheet alone would represent a substantial potential tonnage of diamondiferous material.

In addition to the drill program, work completed this summer included prospecting traverses over about 775 kilometres that successfully identified 122 new kimberlite boulder occurrences, and the collection of approximately 2,100 till samples to better define 15 unsourced indicator mineral trains with promising diamond inclusion chemistry. This work has confirmed the likelihood of further discoveries in the prolific Aviat kimberlite district.

Churchill Project, Nunavut (36.1% Interest)

The Churchill Project is a joint venture of Shear Minerals Ltd. (52.6%), Stornoway (36.1%) and BHP Billiton (14%). In April, 2006, Shear, as operator of the Churchill joint venture, announced that BHP Billiton had chosen not to participate for its share of the 2006 exploration budget and that its ownership interest would be diluted from 14% to its current level. Shear Minerals and Stornoway each elected to fund the proposed program and as a result their ownership interests increased to their current levels from 51% and 35%, respectively.

Extensive exploration efforts over the last four years have allowed the landholdings, situated near the community of Rankin Inlet, to be reduced to about 1.4 million acres. The nearby Churchill West Property (48.7 % International Samuel Exploration Corp, 26.8% Shear Minerals Ltd., 18.4% Stornoway and 6.1% BHP Billiton) is comprised of an additional 418,000 acres.

To date, 46 kimberlites have been discovered on the Churchill Project. The four most recent kimberlite discoveries (PST003, Notch, Jigsaw and Kahuna) are thought to represent subvertical to steeply dipping dyke-like bodies with widths from approximately 0.7 to 4.0 metres. All of these bodies have subsequently proven to be diamondiferous and have returned some of the best early stage microdiamond counts in the eastern Arctic and Canada to date. Approximately 20 tonnes of material total has been collected from the four kimberlites (PST003, Notch, Jigsaw and Kahuna) for an analysis of macrodiamond content. This material is currently being crushed and concentrated, with results due in early 2007.

Qilalugaq Property, Nunavut (50% Interest)

The Qilalugaq Property was originally acquired and explored by BHP Billiton beginning in 2002 and has undergone several phases of exploration using airborne geophysics, property wide till sampling, drilling and limited minibulk sampling. Eleven kimberlites were discovered as a result of this work, ten of which were analyzed and proved diamondiferous. The largest kimberlite identified by BHP Billiton is approximately 14 hectare complex made up of the Qilalugaq 1, 2, 3, and 4 pipes and represents the largest kimberlite discovered in the eastern Arctic to date.

During a three-week reconnaissance exploration program operated by Stornoway, weathered, in situ, hypabyssal kimberlite was found along two separate parallel linear structures. These new kimberlite occurrences, Naujaat 1 and Naujaat 2, have been traced at surface over strike lengths of approximately 3,000 metres and 600metres, and average 4.5 metres and 2.3 metres in width, respectively. The average width of the first structure, where bounded by outcrop, is estimated at 4.5 metres. The true width/nature/continuity of the Naujaat 1 kimberlite is unknown, although it is believed to be dyke-like in character extending over a strike length of 3,000 metres. About 200 kilograms of kimberlite has been collected for microdiamond determination by caustic fusion analysis and a further 950 kilograms of material for macrodiamond extraction by DMS. Naujaat 1 is situated within 800 metres of a known kimberlite pipe, and was discovered while prospecting in the vicinity of an anomalous, unsourced, indicator mineral train. Prospecting also discovered a second new kimberlite occurrence (Naujaat 2) along a parallel structure some 500 metres south of the first discovery. Discontinuous exposures of kimberlite float/subcrop were found over a 600 metres strike length within a 2.3 metres wide host structure. Kimberlite from Naujaat 2 has also been collected for caustic fusion. Numerous other unsourced mineral trains remain on the property and will be investigated during 2007.

Elsewhere on the Qilalugaq Property, Stornoway has extracted in excess of 4,200 kilograms (wet) of material from the previously drilled A28 kimberlite from two test pits; collected 240 kilograms of kimberlite for caustic fusion and indicator mineral analyses; completed ground geophysics on seven targets, including some of the known kimberlites that had not previously been evaluated by ground geophysical techniques; collected 469 till samples, including detailed samples designed to follow-up five known anomalous areas with promising mineral chemistry; and identified kimberlite float boulders in proximity to known kimberlites.

Timiskaming, Ontario (100% Interest)

Timiskaming comprises over 113,000 hectares of 100% owned staked claims as well as several optioned mining patents in the Cobalt-New Liskeard-Elk Lake region of northeastern Ontario and northwestern Quebec.

To date, 22 kimberlites have been discovered in the Timiskaming region, including eight by Stornoway. One of Stornoway’s pipes, 95-2, has been shown in a 2003-2004 mini-bulk sample program to have a commercially attractive diamond population at near economic grades.

Since 2004, four new kimberlites have been discovered, including three by Stornoway and one, Tres-Or and Arctic Star’s Lapointe pipe, which is the largest kimberlite ever discovered in Ontario. Stornoway enjoys the largest land position and best database in Timiskaming and remains committed to finding a viable diamond resource in the region.

Historical Financial Results

The following tables summarize Stornoway’s financial results for the periods indicated:

Table 4: Stornoway – Historical Income Statement Information

	6 Months	6 Months	Year	Year	16 Months
	ended	ended	ended	ended	ended
	Oct. 31	Oct. 31	Apr. 30	Apr. 30	Apr. 30
	2006	2005	2006	2005	2004
	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)
$ thousands except per share amounts
Expenses	($1,599)	($910)	($1,809)	($2,487)	($2,865)
Other Income	($6,560)	$374	($2,827)	($1,690)	($1,877)
Future Income Tax Recovery	-		$2,865	-	-
Minority Interest	$365		-	-	-
Net Loss	($7,794)	($536)	($1,771)	($4,177)	($4,742)
Basic and Diluted Loss per Share	($0.08)	($0.01)	($0.02)	($0.06)	($0.08)

Table 5: Stornoway – Historical Balance Sheet Information

	Oct. 31	Oct. 31	Apr. 30	Apr. 30	Apr. 30
	2006	2005	2006	2005	2004
	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)
$ thousands except per share amounts

Assets

Cash and Short-Term Deposits	$19,067	$25,323	$23,039	$30,424	$23,292
Restricted Cash	$4,412	-	-	-	-
Deferred Financing Costs	$3,481	-	-	-	-
Accounts Receivable	$3,280	$2,023	$687	$482	$360
Prepaid Expenses	$446	$33	$41	$66	-
Investments	$160	$2,723	$1,887	$68	$365
Prepaid Cash Calls	-	-	-	-	$39
Prepaid Fuel	$555	$909	$906	$570	$87
Resource Property Costs	$174,210	$39,495	$37,557	$29,654	$15,507
Property, Plant and Equipment	$5,072	$552	$658	$514	$105
Total Assets	$210,683	$71,058	$64,775	$61,778	$39,754

Liabilities and Shareholder’s Equity
Accounts Payable - Trade	$13,066	$3,750	$1,330	$2,695	$1,803
Accounts Payable - Due to Related Parties	$3,708	$89	$51	$195	$67
Short Term Bank Loan	$14,941	-	-	-	-
Asset Retirement Obligations	$600	-	-	-	-
Future Income Tax Liabilities	$23,973	-	-	-	-
Minority Interest	$10,591	-	-	-	-
Share Capital	$164,814	$80,091	$77,225	$71,461	$48,664
Contributed Surplus	$3,515	$2,624	$2,900	$2,387	$3
Deficit	($24,525)	($15,496)	($16,731)	($14,960)	($10,783)
Total Liabilities and Shareholder’s Equity	$210,683	$71,058	$64,775	$61,778	$39,754

Stornoway Shares Trading Information

The common shares of Stornoway are listed on the TSX under the symbol “SWY”. The following table sets forth, for the periods indicated, the high and low closing prices quoted and the volume traded on the TSX:

Table 6: Stornoway – Share Trading Information

	Closing Prices (C$)			Volume
Month	High	Low	Close

December 1-15, 2006	1.10	0.91	1.01	288,650
November, 2006	0.97	0.87	0.92	133,110
October, 2006	1.10	0.90	0.97	162,633
September, 2006	1.09	0.88	1.00	143,079
August, 2006	1.26	1.06	1.16	83,783
July, 2006	1.30	1.19	1.23	52,630
June, 2006	1.35	1.07	1.23	42,996
May, 2006	1.75	1.32	1.48	292,608
April, 2006	1.29	0.96	1.13	677,846
March, 2006	1.18	0.96	1.04	244,742
February, 2006	1.35	1.17	1.24	143,710
January, 2006	1.33	1.05	1.20	192,304
December, 2005	1.07	0.74	0.89	342,571

The closing price of the common shares of Stornoway on the TSX on December 15, 2006, was $0.97.

DEFINITION OF FAIR MARKET VALUE

Sprott Securities determined the fair market value of the Ashton Shares as part of the Ashton Valuation and of the Proposed Consideration for the Valuation of the Consideration. For purposes of the Valuation, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act. In accordance with Rule 61-501 – Insider Bids, Issuer Bids, Business Combination and Related Party Transactions of the Ontario Securities Commission and Regulation Q-27 – Respecting Protection of Minority Shareholders in the Course of Certain Transactions of the Autorité des marchés financiers (Québec) (collectively the “Policies”), Sprott Securities has made no downward adjustment to the fair market value of the Ashton Shares to reflect the illiquidity of the Ashton Shares or the fact that Ashton Shares held by individual holders (other than Stornoway) do not form part of a controlling interest.

APPROACH TO VALUE

The Valuation is based upon techniques and assumptions that Sprott Securities considers appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market values of the Ashton Shares and the range of fair market values of the Proposed Consideration. Under the Proposed Consideration, an Ashton shareholder electing either the Cash Alternative (as a result of the Maximum Cash Amount) or the Share Alternative will receive a significant portion of their consideration in common shares of Stornoway. The Policies require that a formal valuation include a valuation of any non-cash consideration being offered as part of a transaction subject to the Policies, except in certain circumstances outlined in the Policies. Sprott Securities has therefore included the Valuation of the Consideration as part of the Valuation.

Upon completion of the Amalgamation, former Ashton shareholders are expected to own a minimum of approximately 30% of the then outstanding common shares of Stornoway. The common shares of Stornoway received by Ashton shareholders as part of the Proposed Consideration will be common shares of Stornoway but will effectively represent an interest in a combined Stornoway, Ashton and Contact (referred to herein as the “Combined Company”), as a result of the Amalgamation and the acquisition of Contact by Stornoway. For purposes of determining the Valuation of the Consideration, Sprott Securities believes that it is appropriate in the circumstances to first determine the value of the common shares of Stornoway following the completion of the Amalgamation. This anticipated settled trading value of the common shares of Stornoway is then utilized to determine the Value of the Consideration. Assuming all Ashton shareholders elect the Cash Alternative, the Maximum Cash Amount will be exceeded, resulting in a pro-ration of the Maximum Cash Amount across all Ashton shareholders. Under this scenario, Ashton shareholders would receive $0.59 in cash, plus 0.53 of a common share of Stornoway (the “Cash Consideration”). As there are no restrictions on the Share Alternative, an Ashton shareholder electing the Share Alternative will receive one common share of Stornoway plus $0.01 (the “Share Consideration”). For purposes of the Valuation of the Consideration, Sprott Securities has presented the value of both the Cash Consideration and the Share Consideration.

VALUATION METHODOLOGIES

Sprott Securities placed greatest emphasis on the NAV analysis. This approach involves attributing values to each of Ashton and the assets and liabilities of the Combined Company, as applicable, using assumptions and methodologies appropriate in each case and which reflect the different risks, growth prospects and profitability of each major asset. As a result, the NAV analysis is the fundamental method used to value development and exploration assets and their associated liabilities, which are, by their nature, each subject to a variety of unique factors.

The second valuation methodology considered was the NAV multiple analysis. Precious metals and diamond mining companies are generally valued based on a price-to-NAV (“P/NAV”) multiple which represents the ratio of a company’s value to its NAV. Once the NAV of a mining company has been calculated, it can be adjusted to estimate value by applying an appropriate P/NAV multiple range. The appropriate P/NAV multiple range was selected based on market trading prices of comparable companies and estimated NAVs derived from third party published research.

The third valuation methodology considered was precedent transactions. Sprott Securities has reviewed five transactions in the diamond sector over the past six years (see appendix A attached hereto) and determined that the most appropriate metric on which these transactions can be compared is a multiple of enterprise value paid per carat (“EV/Ct”). Given the limited number of transactions, the time period over which such transactions occurred and the view of Sprott Securities that the transactions involved companies at much more advanced stages of development that were, as a result, not directly comparable to a company at the development stage such as either Ashton or Stornoway, Sprott Securities did not rely on this methodology in estimating the value of either the Ashton Shares or the Proposed Consideration. Sprott Securities did, however, utilize EV/Ct multiples determined from precedent transactions as one methodology under its NAV approach.

The fourth valuation methodology considered was the market trading multiples analysis. Sprott Securities identified 21 publicly traded diamond companies (see appendix A attached hereto) and determined that the most appropriate metric on which these companies can be compared is a EV/Ct multiple. Based on a review of the implied values under this methodology, Sprott Securities concluded that the market trading multiples analysis implied values that were generally below the values determined by the NAV and P/NAV methodologies. Given the foregoing, Sprott Securities did not rely on this methodology in estimating the value of either the Ashton Shares or the Proposed Consideration. Sprott Securities did, however, utilize EV/Ct multiples determined from the market trading multiples analysis as one methodology under its NAV approach.

NAV Analysis

The NAV analysis approach involves separately considering each development project, exploration property, financial or other assets and liabilities, and the value of corporate expenses, whose individual values are estimated through the application of the methodologies viewed as most appropriate in the circumstances. The NAV analysis approach explicitly addresses the unique characteristics of each major asset and liability. The sum of total assets less total liabilities yields the NAV.

Sprott Securities attributed values to each of the assets and liabilities of Ashton and of the Combined Company utilizing various methodologies, as applicable, including discounted cash flow (the “DCF” method) analysis, market trading multiples, exploration expenditures, proxy company valuation, and direct precedent transactions to determine the value of certain assets of Ashton and of the Combined Company. Sprott Securities applied weightings to the values determined by the above methodologies based on our judgment as to the degree to which such methodology should be relied upon.

DCF Method

For projects at a sufficiently advanced stage, Sprott Securities analyzed the cash flows of the project, including capital expenditures and taxes, on a DCF basis. Under the DCF methodology, the estimated cash flows attributed to a project, over the projected life of the project, are discounted to the present at a prescribed discount rate.

The DCF approach requires that certain assumptions be made regarding, among other things, diamond grade, capital expenditures, operating costs, carat values and exchange rates to estimate the future unlevered free cash flows of the asset. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates used to discount the unlevered free cash flows to present values on a real, constant dollar basis.

Proxy Company Method

In cases where Sprott Securities was able to identify public companies that have exposure to the same assets (i.e. joint venture partners) as those subject to the Valuation, we analyzed the weighted enterprise valuation of such other companies as a proxy to the project value.

Precedent Transaction Multiples Method

As discussed above, Sprott Securities reviewed five transactions in the diamond sector over the past six years and determined the EV/Ct multiples implied by these transactions. The range of EV/Ct multiples implied by the precedent transactions is between $2.30 per Ct and $21.60 per Ct.

Market Trading Multiples Method

As discussed above, Sprott Securities determined the range of EV/Ct multiples implied by the current market trading prices of 21 publicly traded companies in the diamond industry. EV/Ct multiples derived from the market trading multiples method range from $0.64 for early stage exploration projects to $44.64 for diamond producers. A review of the market trading multiples indicates that early stage companies tend to trade toward the lower end of the range determined above, while more advanced stage companies garner higher valuations.

In Situ Method

Where appropriate, Sprott Securities used the in situ method. The in situ method is a broad metric of project value, which uses an estimate of carats contained in the project and an estimate of carat value, factored to account for extracted value. The factor is applied to provide a risk adjusted expectation of value and also adjusts for value recovered and capital expenditures, operating costs and income tax expenses. Typically a 5% factor is applied.

Exploration Expenditures Method

Sprott Securities used the exploration expenditures method for very early stage projects. The exploration expenditures method estimates the potential value creation arising from a project or property based on the accumulated past and near-term future exploration expenditures relating to a specific asset or property. A subjective factor, ranging between 0% and 150%, is applied to the accumulated exploration expenditures to reflect the effectiveness of past expenditures and future exploration potential.

Earn-in Method

Sprott Securities utilized the earn-in method where appropriate. The earn-in method provides an estimate of the value that an informed purchaser would pay for an interest in a project based on the terms of an existing earn-in agreement. The cash contribution or exploration expenditures required in return for a predetermined interest in the project is used to generate an estimate of the value of the project as a whole.

Exchange Rates

Future exchange rates are very difficult to predict and different views can have a very significant impact on resulting values. Sprott Securities has used $1.15 CAD per $1.00 USD for the currency exchange rate for the conversion of carat prices from US dollars into Canadian dollars. Sensitivity analysis was conducted over a range of $1.11 CAD per $1.00 USD, which is Sprott Securities long-term view, to $1.20 CAD per $1.00 USD. The CAD/USD exchange rate as at December 15, 2006, was $1.16.

Benefits to a Purchaser of Acquiring 100% of the Ashton Shares

Sprott Securities reviewed and considered whether any distinctive material value would accrue to Stornoway or any other purchaser through the acquisition of all of the outstanding Ashton Shares. Sprott Securities concluded that there would be minimal synergies available to Stornoway or to any other mining industry participant which acquired 100% of the outstanding Ashton Shares in order to complete a business combination with Ashton, and that such synergies would be limited to the savings of direct costs resulting from being a publicly listed entity. Sprott Securities also concluded that there would be one-time costs related to realizing these synergies. Given the minimal synergies and the one-time costs an acquirer would be required to expend in order to achieve them, Sprott Securities concluded that any acquirer would not be willing to pay a material amount for such synergies and has therefore not reflected these synergies in the Valuation.

ASHTON VALUATION

NAV Analysis

Renard Project (50%)

To value the Renard development project or the Foxtrot property, Sprott Securities relied primarily on the DCF analysis and applied a 70% weighting to this method. In developing its estimate of cash flows attributed to the Renard project, Sprott Securities developed an operating and financial forecast of the Renard project based on selected technical information provided to Sprott Securities by Ashton. Sprott Securities developed two scenarios based on assumptions regarding the average carat values at the Renard project. The “Likely Case” uses a range of carat value centered on the median of US$88/Ct and ranging between US$84/Ct and US$92/Ct. The “90% Case” was based on a median diamond value of US$88/Ct with a 90% confidence interval between US$76/Ct and US$104/Ct as determined by WWW International Diamond Consultants in April 2005. The 90% Case resulted in an extremely broad range between the low and high values for the Renard project, with the difference between the low and high end points of the range representing approximately 100% of the value for the Renard project. In the judgment of Sprott Securities, the range of values resulting from the 90% Case was potentially too broad to be useful to Ashton shareholders in considering whether to approve the Amalgamation. Based on professional judgment and our view of the stage of development of the Renard project, Sprott Securities selected a base discount rate of 10% for our DCF analysis of the Renard project.

Sprott Securities also relied on the market trading multiples and the in situ methods in estimating the value of the Renard project. Sprott Securities applied a 20% weighting to the market trading multiples method. Based on comparable public companies, Sprott Securities determined the appropriate range of EV/Ct multiples to be applied to Ashton’s attributable 10 million carats (50% of total carats) at the Renard project to be $7/Ct to $12/Ct.

Sprott Securities applied a 10% weighting to the in situ method in estimating the value of Renard. Under the in situ method, Sprott Securities applied its Likely Case and 90% Case carat value ranges to Ashton’s attributable 10 million carats and applied a 5% factor.

Lynx/Hibou Project (50%)

Given the early stage of Lynx/Hibou project, Sprott Securities relied on the market trading multiples and the exploration expenditure methods to determine a value for the Lynx/Hibou project. Based on drilling and sampling completed on the Lynx/Hibou project to date, Sprott Securities calculated a contained carat estimate for the Lynx dyke system, based on imputed system geometry, of 7.2 million carats.

Sprott Securities utilized the market trading multiples method in estimating the value of the Lynx/Hibou project and applied a 60% weighting to this method. Based on comparable public companies, Sprott Securities determined the appropriate range of EV/Ct multiples to be applied to Ashton’s attributable 3.6 million (50% of total carats) at the Lynx/Hibou project to be $5/Ct to $7/Ct.

Sprott Securities utilized the exploration expenditures method in estimating the value of the Lynx/Hibou project and applied a 40% weighting to this method. Under this methodology, Sprott Securities utilized Ashton’s share of the accumulated exploration expenditure at the Lynx/Hibou project of approximately $7 million. Given that there have been substantial expenditures at the Lynx/Hibou project, and given the success of these results, we have applied a factor of between 100% and 125% to the accumulated exploration expenses.

Buffalo Hills (46.5%)

Given the stage of development of the Buffalo Hills project, Sprott Securities relied on the exploration expenditures and the earn-in methods as primary methodologies, and the in situ and the market trading multiples methods as secondary methodologies, in estimating the value of the Buffalo Hills project.

Sprott Securities utilized the exploration expenditures method in estimating the value of the Buffalo Hills project and applied a 40% weighting to this method. Under this methodology, Sprott Securities utilized Ashton’s share of the accumulated exploration expenditure at the Buffalo Hills project of appropriately $17 million. Given that there have been substantial expenditures at the Buffalo Hills project, and given the success of these results, we have applied a factor of between 100% and 125% to the accumulated exploration expenses.

Sprott Securities utilized the earn-in method in estimating the value of the Buffalo Hills project and applied a 40% weighting to this method. Under this methodology, Sprott Securities estimated the value of the Buffalo Hills project based on the earn-in agreement under which Ashton has agreed to increase its interest in the Buffalo Hills project to 72.5% through the expenditure of $15 million.

Sprott Securities also utilized the in situ method in estimating the value of the Buffalo Hills project and applied a 10% weighting to this method. Sprott Securities estimates that there is potential tonnage of 30 million tonnes, with a grade of 11 cpht for a total of approximately 1.5 million carats attributable to Ashton (based on 46.5%) at the Buffalo Hills project. Sprott Securities applied a carat value range of U.S.$40/Ct. to U.S. $62/Ct. to Ashton’s attributable 1.5 million carats at the Buffalo Hills project and applied a 5% factor.

Sprott Securities utilized the market trading multiples method in estimating the value of the Buffalo Hills project and applied a 10% weighting to this method. Based on comparable public companies, Sprott Securities determined the appropriate range of EV/Ct multiples to be applied to Ashton’s attributable 1.5 million (46.5% of total carats) at the Buffalo Hills project to be $7/Ct to $12/Ct.

Other Ashton Assets

Sprott Securities relied on the exploration expenditures and the earn-in methods to value Ashton’s remaining assets.

Financial Assets and Liabilities

Sprott Securities utilized Ashton’s cash and debt balances as of October 31, 2006 and Ashton’s working capital as of September 30, 2006.

Corporate Costs

Sprott Securities estimated the value of Ashton’s ongoing corporate expenses (unallocated to any specific project or asset above) using the DCF method. Sprott Securities utilized Ashton’s current annual corporate expenses of $1.8 million and assumed these expenses would continue for six years to determine the low end of the range and 10 years to determine the high end of the range. Sprott Securities utilized a discount rate of 5%, reflecting the relatively low risk to the expenditure of these amounts.

Table 7 Ashton Net Asset Value Summary Table

All Values in C$MM unless otherwise noted

		Likely Case		90% Case
Property	Interest	Low	High	Low	High
Renard	50%	$34.4	$68.3	$15.0	$96.5
Lynx/Hibou	50%	$13.7	$18.7	$13.7	$18.7
Buffalo Hills	47%	$17.0	$19.6	$17.0	$19.6
Other		$17.0	$27.7	$17.0	$27.7
Total		$82.1	$134.3	$62.6	$162.6

Cash (1)		$14.6	$14.6	$14.6	$14.6
Debt (1)		$0.0	$0.0	$0.0	$0.0
Working Capital (2)		($1.3)	($1.3)	($1.3)	($1.3)
Cash from Options		$1.0	$1.0	$1.0	$1.0
Corporate Costs (3)		($9.1)	($13.9)	($13.9)	($13.9)
NAV Range		$87.2	$134.7	$67.8	$162.9
NAV / Share (C$/Share) (4)		$0.91	$1.40	$0.70	$1.69

(1) Cash and debt as at October 31, 2006

(2) Working Capital as at September 30, 2006

(3) Corporate Costs based on a low estimate of $1.8MM per year for 6 years, a high estimate of $1.8MM per year for 10 years, and discount rate of 5%

(4) Based on 97.4MM fully diluted shares outstanding

Results of the NAV Approach

Sprott Securities determined a range of values per Ashton Share using the NAV approach of $0.91 to $1.40 per Ashton Share under the Likely Case and $0.70 to $1.69 per Ashton Share under the 90% Case.

NAV Multiple Analysis

Given the limited availability of NAV estimates from third party equity research analysts, Sprott Securities was able to calculate implied P/NAV multiples for only three companies of the 21 publicly traded diamond companies set out in appendix A attached hereto. Based on the three companies for which NAV estimates were available, Sprott Securities determined the appropriate range of P/NAV multiples for the Ashton Shares to be between 0.8 times and 1.1 times NAV. Sprott Securities applied this range of P/NAV multiples to the mid-point of the NAV range determined under our NAV methodology, both under the Likely Case and the 90% Case, resulting in a range of values per Ashton Share under the Likely Case of $0.92 to $1.27, and a range of values per Ashton Share under the 90% Case of $0.96 to $1.32.

Valuation Summary

The following is a summary of the range of values of the Ashton Shares resulting from the NAV analysis and the NAV multiples analysis under both the Likely Case and the 90% Case:

Table 8 Ashton Value Summary

	Fair Market Value per Ashton Share
Methodology	Low	High
Likely Case NAV Multiple	$0.92	$1.27
Likely Case Net Asset Value	$0.91	$1.40

90% Case NAV Multiple	$0.96	$1.32
90% Case Net Asset Value	$0.70	$1.69

In determining the fair market value of the Ashton Shares, Sprott Securities placed greater emphasis on the NAV analysis than on the NAV multiple analysis.

Value Conclusion

Based upon and subject to the foregoing, Sprott Securities is of the opinion that, as of December 15, 2005, the fair market value of the Ashton Shares is in the range of $0.91 to $1.35 per Ashton Share under the Likely Case and in the range of $0.81 to $1.54 per Ashton Share under the 90% Case.

VALUATION OF THE CONSIDERATION

NAV Analysis

Aviat Project (74%)

Given the early stage of this project, Sprott Securities relied on the earn-in, the market trading multiples and the exploration expenditure methods to determine a value for the Aviat project.

Sprott Securities considered the earn-in method in estimating the value of the Aviat project and applied a 40% weighting to this method.  BHP Billiton agreed in May 2003 to fund $7.2 million of exploration expenditures to earn a 20% interest in the Aviat project.

Sprott Securities considered the market trading multiples method in estimating the value of the Aviat project and applied a 30% weighting to this method.  Based on public information, Sprott Securities estimates that there is potential for 50 million tonnes, with a grade of 86 cpht, for a total of approximately 32 million carats attributable to Stornoway (based on 74%) at the Aviat project.  Sprott Securities determined the appropriate range of EV/Ct multiples to be applied to be $2/Ct to $5/Ct given the conceptual nature of this carat estimate.

Sprott Securities considered the exploration expenditures method and applied a 30% weighting to this method.  Stornoway’s exploration expenditures total $18 million and Sprott Securities have applied a factor range between 100% and 150% of exploration expenditures.

Churchill Project (36.1%)

Given the early stage of the Churchill project, Sprott Securities relied on the Proxy Company and the exploration expenditure methods to determine a value for the Churchill project.

To value the Churchill project, Sprott Securities relied on the Proxy Company method, and applied a 50% weighting to this method.  Shear Minerals Ltd. has a 52.6% interest in the Churchill project, and Sprott Securities estimates that 50% to 60% of the enterprise value of Shear Minerals Ltd. is attributable to the Churchill project.

Sprott Securities considered the exploration expenditures method and applied a 50% weighting to this method.  Stornoway’s exploration expenditures total $8.3 million and Sprott Securities applied a factor range between 125% and 150% of exploration expenditures.

Churchill West Project (18.4%)

Given the early stage of the Churchill West project, Sprott Securities relied on the Proxy Company, the earn-in and the exploration expenditure methods to determine a value for the Churchill West project.

To value the Churchill West project, Sprott Securities relied on the Proxy Company method, and applied a 50% weighting to this method.  Shear Minerals Ltd. has a 26.8% interest in the Churchill West project, and Sprott Securities estimates that 30% to 40% of the enterprise value of Shear Minerals Ltd. is attributable to the Churchill West project.

Sprott Securities considered the earn-in method and applied a 30% weighting to this method.  BHP Billiton agreed to fund $3 million of exploration expenditures to earn a 14% interest in the Churchill West project.

Sprott Securities considered the exploration expenditures method and applied a 20% weighting to this method.  Stornoway’s exploration expenditures total $200,000 and Sprott Securities applied a factor range between 125% and 150% of exploration expenditures.

Qilalugaq Project (50%)

Given the early stage of the Qilalugaq project, Sprott Securities relied on the Proxy Company, the earn-in and the exploration expenditure methods to determine a value for the Qilalugaq project.

Sprott Securities considered the earn-in method and applied a 70% weighting to this method.  Stornoway has agreed to fund $9 million of exploration expenditures to earn a 50% interest in the Qilalugaq project.

Sprott Securities considered the exploration expenditures method and applied a 30% weighting to this method.  Exploration expenditures have totaled $11.9 million and Sprott Securities applied a factor range between 125% and 150% of exploration expenditures.

Timiskaming Project (100%)

Stornoway and Contact have completed a substantial amount of work on the Timiskaming project.  Given the stage of this project, Sprott Securities relied upon the in situ and the exploration expenditure methods to determine a value for the Timiskaming project.

Sprott Securities considered the in situ method and applied a 50% weighting to this method.  The majority of exploration efforts on the Timiskaming project have focused on the 95-2 pipe.  Stornoway completed an internal scoping study for the 95-2 pipe.  Pipe 95-2 is estimated to contain between 1.9 and 2.4 million carats with a valuation range between $52/Ct and $98/Ct. In addition, a third party engineering firm completed a study which estimated the value of the contained ore to between $17 and $19/tonne for the 15 million tonnes defined by drilling.  Both of these studies were weighed equally and a 5% factor was applied to determine the in situ value.

Sprott Securities considered the exploration expenditures method and applied a 50% weighting to this method.  Exploration expenditures have totaled $13.4 million and Sprott Securities applied a factor range between 75% and 100% of exploration expenditures.

Other Stornoway Assets

Sprott Securities relied on the exploration expenditures and the earn-in methods to value Stornoway’s remaining assets.

Financial Assets and Liabilities

Sprott Securities utilized Stornoway’s cash, debt and working capital balances as of October 31, 2006.

Corporate Costs

Sprott Securities estimated the value of Stornoway’s ongoing corporate expenses (unallocated to any specific project or asset above) following completion of the Amalgamation using the DCF method. Sprott Securities estimated Stornoway’s annual corporate expenses following the Amalgamation to be $2.5 million. Sprott Securities assumed these expenses would continue for six years to determine the low end of the range and 10 years to determine the high end of the range. Sprott Securities utilized a discount rate of 5%, reflecting the relatively low risk to the expenditure of these amounts.

Table 9  Pro Forma Stornoway Net Asset Value Summary (Cash Consideration)

All Values in C$MM unless otherwise noted

		Likely Case		90% Case
Property	Interest	Low	High	Low	High
Ashton	100%	$82.1	$134.3	$62.6	$162.6
Aviat	74%	$35.2	$66.6	$35.2	$66.6
Churchill	36%	$12.5	$13.8	$12.5	$13.8
Churchill West	18%	$5.0	$6.3	$5.0	$6.3
Qilalugaq	50%	$8.5	$9.0	$8.5	$9.0
Timiskaming	100%	$9.6	$13.7	$9.6	$13.7
Other		$20.9	$29.8	$20.9	$29.8
Total		$173.9	$273.5	$154.5	$301.7

Cash (1)		$26.8	$26.8	$26.8	$26.8
Debt (1)		($14.9)	($14.9)	($14.9)	($14.9)
Working Capital (2)		($14.4)	($14.4)	($14.4)	($14.4)
Cash (Options)		$1.5	$1.5	$1.5	$1.5
Corporate Costs (3)		($12.7)	($19.3)	($12.7)	($19.3)
NAV Range		$160.3	$253.2	$140.8	$281.4
NAV / Share (C$/Share) (4)		$0.95	$1.51	$0.84	$1.67

(1)	Cash and debt as at September 30, 2006, adjusted for completion of the Transaction
(2)	Working Capital as at September 30, 2006
(3)	Corporate Costs based on a low estimate of $2.5MM per year for 6 years, a high estimate of $2.5MM per year for 10 years, and discount rate of 5%
(4)	Based on 169.3MM fully diluted shares outstanding post transaction

Results of the NAV Approach

Based on the NAV approach, Sprott Securities determined the range of values of a common share of Stornoway under the Likely Case, following completion of the Amalgamation, to be $0.95 to $1.51 per common share of Stornoway assuming all Ashton shareholders receive Cash Consideration and $0.97 to $1.48 per common share of Stornoway assuming all Ashton shareholders receive Share Consideration. Under the 90% Case, Sprott determined the range of values of a common share of Stornoway, following completion of the Amalgamation, to be $0.84 to $1.67 per common share of Stornoway assuming all Ashton shareholders receive Cash Consideration and $0.86 to $1.64 per common share of Stornoway assuming all Ashton shareholders receive Share Consideration

NAV Multiple Analysis

Given the limited availability of NAV estimates from third party equity research analysts, Sprott Securities was able to calculate implied P/NAV multiples for only three companies of the 21 publicly traded diamond companies set out in appendix A attached hereto.  Based on the three companies for which NAV estimates were available, Sprott Securities determined the appropriate range of P/NAV multiples for the Ashton Shares to be between 0.8 times and 1.1 times NAV.  Sprott Securities applied this range of P/NAV multiples to the mid-point of the NAV range determined under our NAV methodology, both under the Likely Case and the 90% Case.

Under the Likely Case, Sprott Securities determined the value of a common share of Stornoway, following completion of the Amalgamation, to be $0.98 to $1.35 per common share of Stornoway under both the Cash Consideration and the Share Consideration

Under the 90% Case, Sprott Securities determined the value of a common share of Stornoway, following completion of the Amalgamation, to be $1.00 to $1.38 per common share of Stornoway under both the Cash Consideration and the Share Consideration

Valuation Summary – Stornoway Common Shares

The following is a summary of the range of values of the common shares of Stornoway, following completion of the Amalgamation, resulting from the NAV analysis and the NAV multiples analysis under both the Likely Case and the 90% Case:

Table 10  Stornoway Value Summary

	Cash Consideration		Share Consideration
	Value per Stornoway Common Share		Value per Stornoway Common Share
Methodology	Low	High	Low	High
Likely Case NAV Multiple	$0.98	$1.35	$0.98	$1.35
Likely Case Net Asset Value	$0.95	$1.51	$0.97	$1.48

90% Case NAV Multiple	$1.00	$1.38	$1.00	$1.38
90% Case Net Asset Value	$0.84	$1.67	$0.86	$1.64

In determining the fair market value of the Stornoway common shares, Sprott Securities placed greater emphasis on the NAV analysis than on the NAV multiple analysis.

Value Conclusion – Stornoway Common Shares

Based upon and subject to the foregoing, Sprott Securities is of the opinion that, as of December 15, 2006, the value of the common shares of Stornoway under the Likely Case, following completion of the Amalgamation, be $0.97 to $1.44 assuming all Ashton shareholders receive Cash Consideration and $0.97 to $1.43 per common share of Stornoway assuming all Ashton shareholders receive Share Consideration.

Based upon and subject to the foregoing, Sprott Securities is of the opinion that, as of December 15, 2006, the value of the common shares of Stornoway under the 90% Case, following completion of the Amalgamation, be $0.90 to $1.56 assuming all Ashton shareholders receive Cash Consideration and $0.92 to $1.54 per common share of Stornoway assuming all Ashton shareholders receive Share Consideration.

Value Conclusion - Consideration

Using the values for the common shares of Stornoway under the Likely Case as determined in the forgoing analysis, Sprott Securities determined the value of the Cash Consideration to be in the range of $1.10 to $1.36 per Ashton Share, and the value of the Share Consideration is in the range of $0.98 to $1.44 per Ashton Share.

Using the values for the common shares of Stornoway under the 90% Case as determined in the forgoing analysis, Sprott Securities determined the value of the Cash Consideration to be in the range of $1.07 to $1.41 per Ashton Share, and the value of the Share Consideration is in the range of $0.93 to $1.55 per Ashton Share.

Sensitivity Analysis

To illustrate the effect of variations in key assumptions, Sprott Securities also conducted a sensitivity analysis on the impact of changes in the Canadian to US dollar exchange rate and changes in the discount rate used for the Renard project on the fair market value of Ashton Shares and the Proposed Consideration.

Table 11  Sensitivity Analysis

C$/Share			Impact on Fai	r Market Value per Ashton Share
			Likely Case		90% Case
	Variable	Sensitivity	Low	High	Low	High
Ashton	Discount Rate	+ 2%	$(0.06)	$(0.12)	$(0.08)	$(0.14)
Share Consideration			$(0.03)	$(0.04)	$(0.02)	$(0.04)
Cash Consideration			$(0.05)	$(0.06)	$(0.04)	$(0.07)

Ashton	Discount Rate	-2%	$0.07	$0.14	$0.10	$0.16
Share Consideration			$0.03	$0.04	$0.03	$0.05
Cash Consideration			$0.06	$0.07	$0.05	$0.09

Ashton	Exchange Rate	+ 2%	$0.02	$0.05	$0.04	$0.05
Share Consideration			$0.01	$0.01	$0.01	$0.02
Cash Consideration			$0.02	$0.03	$0.02	$0.03

Ashton	Exchange Rate	-2%	$(0.02)	$(0.05)	$(0.04)	$(0.05)
Share Consideration			$(0.01)	$(0.02)	$(0.01)	$(0.02)
Cash Consideration			$(0.02)	$(0.03)	$(0.02)	$(0.03)

FAIRNESS OPINION

Factors Considered

In reaching its opinion as to the fairness of the Proposed Consideration, from a financial point of view, to the Minority Shareholders, Sprott Securities principally considered the following:

a)                       a comparison of the range of values of the Cash Consideration and the Share Consideration to the range of fair market values of the Ashton Shares, each as determined under the Valuation; and

b)                      a comparison of the premiums implied by the market price of the Cash Alternative and the Share Alternative prior to the announcement of the Take-over Bid to the trading prices of the Ashton Shares prior to the announcement of the Take-over Bid to the premiums implied by selected precedent transactions involving companies involved in the diamond and gold mining industries

Comparison of the Fair Market Value of the Consideration to the Value of Ashton Shares

Sprott Securities believes that when comparing the value of the Proposed Consideration to the value of the Ashton Shares it is important to recognize that the Likely Case and the 90% Case scenarios with respect to the value of the Renard project represent a significant contribution to the development of the range of values for the Ashton Shares and the Proposed Consideration.  Any comparison of values should be completed on the basis of consistent scenarios with respect to the Renard project.  As such, it is appropriate to compare the range of values of the Ashton Shares under the Likely Case scenario with the range of values for the Cash Consideration and the Share Consideration under the Likely Case scenario.  Similarly, it is appropriate to compare the range of values of the Ashton Shares under the 90% Case scenario with the range of values for the Cash Consideration and the Share Consideration under the 90% Case scenario.

Under the Likely Case scenario, the fair market value of the Ashton Shares was determined to be in a range of $0.91 to $1.35 per Ashton Share. The value of the Cash Consideration and the Share Consideration under the Likely Case was determined to be in the range of $1.10 to $1.36 per Ashton Share and $0.98 to $1.44 per Ashton Share, respectively. Sprott Securities notes that the low endpoints of the value ranges for the Cash Consideration and the Share Consideration exceeded the low endpoint of the fair market value range of the Ashton Shares, and that the high endpoints of the value ranges for the Cash Consideration and the Share Consideration exceeded the high endpoint of the fair market value range of the Ashton Shares.

Under the 90% Case scenario, the fair market value of the Ashton Shares was determined to be in a range of $0.81 to $1.54 per Ashton Share. The value of the Cash Consideration and the Share Consideration under the Likely Case was determined to be in the range of $1.07 to $1.41 per Ashton Share and $0.93 to $1.55 per Ashton Share, respectively. Sprott Securities notes that the low endpoints of the value ranges for the Cash Consideration and the Share Consideration exceeded the low endpoint of the fair market value range of the Ashton Shares. The high endpoint of the value range for the Share Consideration exceeds the high endpoint of the fair market value range of the Ashton Shares, while the high endpoint of the value range for the Cash Consideration is less than the high endpoint of the fair market value range of the Ashton Share.

Sprott Securities notes that there is no maximum applied to the number of common shares of Stornoway to be issued under the Share Alternative pursuant to the Amalgamation. As a result, Ashton shareholders can elect the Share Alternative and be certain of receiving the Share Consideration. Therefore, under the 90% Case, an Ashton shareholder electing the Share Alternative is assured of receiving consideration for which the high endpoint of the value range exceeds the high endpoint of the fair market value range of the Ashton Shares.

Comparison of Premiums Implied by Market Values

Sprott Securities calculated the premiums implied by the market trading price of the Cash Alternative and the Share Alternative under the Amalgamation prior to the announcement of the Take-over Bid, to the market trading price of the Ashton Shares and compared such premiums to the premiums implied by selected precedent transactions involving diamond and gold mining companies. Sprott Securities calculated the premiums based on the closing price of the common shares of Stornoway on the day prior to the announcement of the Take-over Bid, multiplied by 0.53 plus $0.59 (being the pro-ration factor) in cash in the case of the Cash Alternative, and multiplied by 1.00 plus $0.01 in cash in the case of the Share Alternative.

Sprott Securities identified 14 precedent transactions involving Canadian public companies in the diamond and gold industries, including five transactions involving diamond companies and nine transactions involving gold mining companies (see appendix A attached hereto), and reviewed the market premiums implied by these precedent transactions. Of the 14 transactions, nine involved shares offered as full or partial consideration and five involved 100% cash consideration. The following is a summary of the premiums implied by the selected precedent transactions involving diamond and gold companies compared to the premiums implied by the market trading value of the Cash Alternative and the Share Alternative:

Table 12: Precedent Transactions - Premium Analysis

	Low	High	Average	Median
Transaction Type	Premium	Premium	Premium	Premium
Diamond Companies	10.8%	108.3%	41.5%	23.2%
Gold Companies	3.4%	36.8%	22.7%	25.0%
Cash Transactions	3.4%	108.3%	36.2%	23.2%
Share Transactions	7.1%	45.4%	25.6%	27.1%
Overall	3.4%	108.3%	31.5%	24.1%
Stornoway/Ashton - Share Alternative (1)			11.0%
Stornoway/Ashton - Cash and Share Alternative (2)			12.5%

(1) Share Alternative based on 1 common share of Stornoway plus $0.01

(2) Cash Alternative based on 0.53 common share of Stornoway plus $0.59

Premium calculation based on target’s closing price one day before the acquisition was announced

Detailed analysis is provided in Appendix B

The range of premiums identified in the 14 transactions considered is very wide.  In addition, only five of the transactions represent diamond transactions and these transactions span a six year period back to 2000. Although each transaction has its own particular circumstances and Sprott Securities did not consider any specific transactions to be directly comparable to the Amalgamation, Sprott Securities believes that the transactions considered, in the aggregate, provide a useful comparison benchmark. Sprott Securities determined that while the premiums implied by the market trading price of the Cash Alternative and the Share Alternative are within the range of the premiums implied by the selected precedent transactions, the premiums implied by the market trading value of the Cash Alternative and the Share Alternative are below the average and median premiums implied by the selected precedent transactions.

Sprott Securities believes that the premium implied by the market trading price of the Cash Alternative and the Share Alternative and the market trading price of the Ashton Shares can be partially explained by the following factors:

(a)               In general, the precedent diamond transactions involve targets that had small market capitalizations relative to the market capitalization of the acquirers (many of whom are multinational companies) and as such are not comparable to a transaction involving two similarly sized companies such as Ashton and Stornoway.

(b)              Subsequent to the announcement of the Take-over Bid, Stornoway completed the acquisition of Contact, and the premiums based on the market trading price of the common shares of Stornoway at the time of the Takeover Bid do not reflect the impact of the acquisition of Contact on the common shares of Stornoway.

(c)               Ashton shareholders are receiving, in whole (under the Share Alternative) or in part (under the Cash Alternative), common shares of Stornoway and therefore have the ability to participate in the future performance of the Combined Company and will share any incremental premium on any potential change of control transaction involving Stornoway in the future.

FAIRNESS CONCLUSION

Based upon and subject to the foregoing and such other matters we considered relevant, Sprott Securities is of the opinion that, as of December 15, 2006, the Proposed Consideration is fair, from a financial point of view, to the Minority Shareholders.

Yours very truly,

SPROTT SECURITIES INC.

Appendix A

Comparables Analysis

Trading Comparables

All values in $C unless otherwise specified

Company	Share Price	FD Market Cap ($MM)	TEV ($MM)	Carats (MM)	EV/Carats ($MM)	NAV ($/Share)	P/NAV
Producers
Tahera Diamond Corp.	$1.26	$197.4	$236.0	4.7	$50.03	$1.38	0.9x
Development Stage Companies
Shore Gold Inc.	$6.09	$1,086.4	$936.9	42.5	$22.05	$6.04	1.0x
Mountain Province Diamonds Inc.	$4.57	$255.1	$254.1	20.5	$12.39	$5.29	0.9x
SouthernEra Diamonds Inc.	$0.32	$52.2	$45.7	16.3	$2.81	n/a	n/a
Camphor Ventures Inc.	$1.55	$23.4	$23.0	1.8	$12.79	n/a	n/a
Average		$354.3	$314.9	20.3	$12.51	$5.67	0.9x
Median		$153.6	$149.9	18.4	$12.59	$5.67	0.9x

Share price as at December 16, 2006
Fully diluted shares outstanding calculated using the treasury method
Sources: Company financial statements, company website

Trading Comparables

All values in $C unless otherwise specified

	Share	FD Market	TEV	Carats	EV/Carats	NAV	P/NAV
Company	Price	Cap ($MM)	($MM)	(MM)	($MM)	($/Share)

Exploration Stage Companies

Pure Diamonds Exploration Inc.	$0.36	$97.3	$92.8	n/a	n/a	n/a	n/a
Dianor Resources Inc.	$0.66	$84.5	$77.5	n/a	n/a	n/a	n/a
Stornoway Diamond Corp.	$0.97	$78.6	$62.3	n/a	n/a	n/a	n/a
Peregrine Diamonds Ltd.	$1.37	$71.8	$35.9	18.9	$1.90	n/a	n/a
Pele Mountain Resources Inc.	$0.83	$54.7	$52.1	n/a	n/a	n/a	n/a
Diamondex Resources Ltd.	$0.34	$34.7	$24.4	n/a	n/a	n/a	n/a
Shear Minerals Ltd.	$0.65	$43.5	$40.3	n/a	n/a	n/a	n/a
Diamonds North Resources Ltd.	$0.74	$32.7	$28.3	n/a	n/a	n/a	n/a
Metalex Ventures Ltd.	$0.45	$30.9	$19.8	n/a	n/a	n/a	n/a
Arctic Star Diamond Corp.	$0.18	$15.7	$14.2	n/a	n/a	n/a	n/a
Strongbow Exploration Inc.	$0.45	$21.6	$20.8	n/a	n/a	n/a	n/a
Forest Gate Resources Inc.	$0.20	$15.4	$10.8	n/a	n/a	n/a	n/a
GGL Diamond Corp.	$0.14	$13.5	$8.9	n/a	n/a	n/a	n/a
Great Western Diamonds Corp.	$0.39	$12.3	$9.8	17.6	$0.56	n/a	n/a
Majescor Resources Inc.	$0.14	$10.4	$8.3	n/a	n/a	n/a	n/a
New Shoshoni Ventures Ltd.	$0.23	$6.0	$5.4	n/a	n/a	n/a	n/a
Tanqueray Resources Ltd.	$0.09	$5.3	$4.6	n/a	n/a	n/a	n/a
Average		$37.0	$30.4	18.2	$1.23	n/a	n/a
Median		$30.9	$20.8	18.2	$1.23	n/a	n/a

Share price as at December 16, 2006

Fully diluted shares outstanding calculated using the treasury method

Sources: Company financial statements, company website

Precedent Transactions

All values in $C

			Enterprise		Carats	EV/Carats
Date	Acquirer	Target	Value ($MM)	Consideration	(MM)	($)	Premium

Diamond Companies

24-Jul-06	Stornoway Diamond Corp.	Contact Diamond Corp.	$20.6	Stock	n/a	n/a	10.8%
15-Aug-05	Shore Gold Inc.	Kensington Resources	$319.5	Stock	14.8	$21.6	45.4%
2-Apr-01	BHP Billiton Ltd.	DiaMet Minerals Ltd.	$698.2	Cash	41.3	$16.9	23.2%
23-Jun-00	De Beers	Winspear Diamonds Inc.	$305.0	Cash	14.9	$20.5	108.3%
11-Jun-00	Rio Tinto Ltd.	Ashton Mining of Australia	$595.5	Cash	258.5	$2.3	19.8%

Average			$387.7		82.4	$15.3	41.5%
Median			$319.5		28.1	$18.7	23.2%

Gold Companies

16-Aug-06	Yamana Gold Inc.	Viceroy Exploration Ltd.	$651.1	Stock	n/a	n/a	24.9%
23-Feb-06	Glamis Gold Corp.	Western Silver	$1,273.8	Stock	n/a	n/a	32.5%
22-Feb-06	Yamana Gold Inc.	Desert Sun Mining Corp.	$665.2	Stock	n/a	n/a	19.0%
5-Dec-05	IAMGOLD Corp.	Gallery Gold Ltd.	$272.8	Stock	n/a	n/a	25.0%
21-Nov-05	Gold Fields Ltd.	Bolivar Gold Corp.	$430.1	Cash	n/a	n/a	26.5%
17-Oct-05	Crew Gold Corp.	Guinor Gold	$389.0	Cash	n/a	n/a	3.4%
27-Sep-05	Golden Star Resources Ltd.	St. Jude Resources	$150.7	Stock	n/a	n/a	29.2%
31-May-05	Eldorado Gold Corp.	Afcan Mining Corp.	$80.4	Stock	n/a	n/a	7.1%
30-Jun-04	Rio Narcea Gold Mines Ltd.	Defiance Mining Corp.	$55.6	Stock	n/a	n/a	36.8%

Average			$441.0		n/a	n/a	22.7%
Median			$389.0		n/a	n/a	25.0%

21-Jul-06	Stornoway Diamond Corp.	Ashton Mining of Canada Inc.	$119.1		10.0	$11.9	14.7%

Sources: SEDAR, company financial statements, company website